UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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STARBUCKS CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

A Starbucks barista presents an iced beverage.

© 2022 Starbucks Corporation.

To inspire and nurture the human spirit – one person, one cup and one neighborhood at a time.

With our partners, our coffee and our customers at our core, we live these values:

1	Creating a culture of warmth and belonging, where everyone is welcome.

2	Acting with courage, challenging the status quo and finding new ways to grow our company and each other.

3	Being present, connecting with transparency, dignity and respect.

4	Delivering our very best in all we do, holding ourselves accountable for results.

We are performance driven, through the lens of humanity.

Notice of Annual Meeting of Shareholders
When	Where	Record Date
March 16, 2022, Wednesday, at 10:00 a.m. (Pacific Time)	Via Webcast. www.virtualshareholdermeeting.com/SBUX2022	Shareholders as of January 6, 2022, are entitled to vote at the meeting

ITEMS OF BUSINESS

	BOARD VOTING	PAGE REFERENCE
PROPOSAL	RECOMMENDATION	(FOR MORE DETAIL)
Management Proposals
To elect the 11 directors named in this proxy statement	FOR each director nominee	25

To approve the amendment and restatement of our 2005 Long-Term Equity Incentive Plan	FOR	44

To approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”)	FOR	52

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022	FOR	88
Shareholder Proposal
To consider and act upon the shareholder proposal described in this proxy statement, if properly presented at the Annual Meeting (as defined below). The shareholder proposal requests:
● Annual reports regarding the prevention of harassment and discrimination in the workplace	AGAINST	90

Shareholders will also transact such other business as may properly come before the annual meeting of shareholders to be held on March 16, 2022 (the “Annual Meeting”), or any adjournment or postponement thereof.

Voting	Attending the Annual Meeting
Your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Shareholders may view and listen to a live webcast of the meeting. The webcast will start at 10:00 a.m. (Pacific Time). See our Investor Relations website at http://investor.starbucks.com.

You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the meeting.

We are committed to ensuring, to the extent possible, that shareholders will be afforded the ability to participate at the virtual meeting similarly to how they would participate at an in-person meeting. The question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your unique 16-digit control number (“Control Number”) found on your proxy card or voting instruction form (“VIF”). Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/SBUX2022.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the Annual Meeting begins at 10:00 a.m. (Pacific Time) on March 16, 2022. If you have difficulty accessing the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international). Technicians will be available to assist you.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend our Annual Meeting, please cast your vote as soon as possible. Make sure to have your proxy card or VIF in hand.

2022 PROXY STATEMENT    1

By internet go to www.proxyvote.com;	By toll-free telephone from the United States, U.S. territories, and Canada: call 1-800-690-6903;	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope; or	By scanning the QR code using your mobile device.

Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting as your proxy is revocable at your option. Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your Control Number to vote your shares. You can also vote in advance of or during the meeting. If you attend the Annual Meeting virtually, please follow the instructions at www.virtualshareholdermeeting.com/SBUX2022 to vote or submit questions during the meeting.

Jennifer L. Kraft senior vice president, deputy general counsel and secretary Starbucks Corporation 2401 Utah Avenue South Seattle, Washington 98134 January 28, 2022	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 16, 2022. Our proxy statement follows. Financial and other information concerning Starbucks is contained in our Annual Report on Form 10-K (the “Annual Report”). The Notice of Annual Meeting, proxy statement, and Annual Report are available on our Investor Relations website at http://investor.starbucks.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

2022 PROXY STATEMENT    3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words ‘”can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended October 3, 2021. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this proxy statement.

To Our Shareholders

The past two years of this global pandemic have stress-tested companies of all sizes and in all industries. The good news is that Starbucks was built for this moment.

Starbucks rose to the occasion as we adapted to the unknown. When society was confronted with forced disconnections, we stayed true to our Mission while continuing to serve communities around the globe. Our heartfelt appreciation goes out to our store partners (employees) who proudly wear the green apron and our loyal customers who craved our coffee and our connections.

As a company with a 50-year history built on bringing together people and communities, Starbucks is perfectly positioned to take advantage of the Great Human Reconnection that has already begun.

We are responding to these unprecedented times by investing in our people, caring for our planet, and staying committed to growth-at-scale. This people-positive, planet-positive, and profit-positive agenda worked in harmony prior to COVID-19; worked in harmony during the pandemic; and will work and thrive in a post-COVID world.

Enhancing the well-being of all we touch

Between our partners, customers, farmers, suppliers, and those who live in the communities we serve, Starbucks is expected to touch the lives of one billion people—one eighth of the world’s population—by 2030. We are excited by this awesome responsibility and believe success will be achieved by promoting opportunity, through supporting inclusion, and by strengthening every community we serve.

Our partners create the Starbucks Experience that uplifts our customers and drives their love for our brand. Whenever we invest in our people, it pays off.

For example, in our early years, we provided health insurance for hourly employees and granted them ownership in the form of stock (Bean Stock) to make the word “partner” ring true. We later created the Starbucks College Achievement Plan to help eligible U.S. partners earn a bachelor’s degree with 100% upfront tuition coverage through Arizona State University’s online degree program. More than 7,500 partners have since graduated and more than 20,000 are in college today.

Over the course of fiscal 2021 and by the end of the summer of 2022, Starbucks will have invested approximately $1 billion in annual wages and training—boosting the pay of tenured partners, baristas, and shift supervisors to drive the average pay for all U.S. hourly partners to $17/hour by the end of this summer. Our industry-leading workforce retention underscores the power of this investment. We are also supporting the individual career journeys of our people with more mentorship opportunities, on-site training, paid leave, and childcare benefits.

At Starbucks, inclusion and belonging must be everyday realities—on both sides of the counter and in our corporate support center as well. Since math has no opinion, we are tracking diversity goals with transparency and intentionality. By 2025, we want 30% of our corporate workforce and at least 40% of our retail and manufacturing jobs to be represented by those who are Black, Indigenous, and People of Color (“BIPOC”). This goal is supported by a new mentorship program connecting BIPOC partners to senior leaders; advanced tools that monitor internal talent advancement; and a clear focus on store accessibility for both partners and customers. Executive compensation is now tied to expected outcomes because our success or failure in these areas ultimately effects our bottom line.

We are proud Starbucks has achieved a perfect score on the Disability Equality Index (DEI) once again in 2021. Additionally, since 2018, our company has maintained 100 percent pay equity for women and men and people of all races performing similar work in the U.S. And we have not stopped there. Our efforts have continued around the world—reaching the same outcome in China in 2019. Similarly, our licensed partners in Singapore, the Philippines, and India achieved gender pay equity in 2020.

Being people positive also means strengthening the areas where we operate. The Starbucks Foundation, a 501(c)(3) charitable organization, provides Neighborhood Grants to groups nominated by our partners—those who know their communities best. The Starbucks Foundation also offers assistance to coffee- and tea-growing communities around the globe including grants and disaster relief.

We have opened over 20 of the 100 Community Stores that we have planned to boost the economies of underserved rural and urban areas across the U.S. We have also opened four community stores in Asia.

Our commitment to the planet

We are motivated by our 2020 pledge to give back more to the environment than we take from it. Our stated goals are to halve water use, carbon emissions, and waste from direct Starbucks operations by 2030. Our growing plant-based food and dairy alternatives enhance our menu and help our planet. We are collaborating with farmers to help refine and scale an approach to sustainable dairy. Additionally, we have plans to build or retrofit more than 10,000 stores globally within the Greener Stores Framework developed in partnership with the World Wildlife Fund.

All of these investments enhance our ability to generate profits which, in turn, allow us to invest in people and in the planet—a virtuous circle.

2022 PROXY STATEMENT    5

LETTER TO OUR SHAREHOLDERS

Continued growth at scale

Over the past four and a half years, Starbucks market capitalization has more than doubled. And still, the total global addressable coffee market is expected to eclipse $400 billion in the next three years. That represents an 8-9% compound annual growth rate. With our scale and vision, we can grow even faster.

By focusing on consumer behavior, we can innovate new beverage platforms, expand digital customer relationships, and create new store formats. We can introduce the Starbucks Experience to a growing number of customers and satisfy their shifting preferences.

Our opportunity ahead

“To inspire and nurture the human spirit, one person, one cup, and one neighborhood at a time,” has long been our Mission. This mission hasn’t changed in a pandemic; it’s only grown in importance. In every market around the world, we observe customers craving human connection with that familiar phrase: “Meet me at Starbucks.” Our partners, cafes, and great coffee are foundational to so many narratives—from first dates to job interviews to daily get-togethers. With nearly 34,000 stores and a presence in 84 markets worldwide, Starbucks is interwoven into the fabric of our lives.

People depend on Starbucks which is an awe-inspiring responsibility and ever-expanding opportunity. Together, in partnership with all of our stakeholders, we are up to the challenge.

With Respect and Gratitude,

Mellody Hobson independent chair of the board	Kevin R. Johnson president and ceo

Fiscal 2021 Business Highlights

Starbucks is the premier roaster, marketer, and retailer of specialty coffee globally, with a presence in 84 markets worldwide. Since 1971 we have been committed to ethically sourcing and roasting high-quality arabica coffee. Through over 33,800 specialty retail stores and a growing presence in consumer packaged goods, we bring the unique Starbucks Experience to life for every customer in every cup.

As Starbucks celebrated its 50th anniversary year, the Company delivered record results in fiscal 2021, while facing unprecedented operating complexities as a result of the COVID-19 pandemic. As markets reopened, Starbucks ability to meet customers where they are and foster authentic human connections drove a strong business recovery.

Through strength and resiliency—led by our green apron partners—Starbucks achieved record business results in fiscal 2021, far surpassing pre-COVID-19 levels.

2021 Business Highlights

Strategic Investments	Prioritizing Partners	Sales Strength and Recovery

●   Accelerated our store portfolio transition through our North America Trade Area Transformation, repositioning over 500 stores in the U.S. to optimal locations with favorable economics

●   Elevated the Starbucks Experience through strong operational improvements and innovation, including our more efficient Mastrena II espresso machine and investments in our artificial intelligence platform, Deep Brew, to personalize customer offers, and automate daily inventory management

●   Announced historic partner investments, committing to a $15/hour floor for our U.S. company-operated store partners. Continued COVID-19 benefits, including vaccine pay, increased backup child or adult care, extension of catastrophe pay, and food and beverage benefits

●   In China, invested meaningfully in our partners through unprecedented benefits, including healthcare for partners and their parents, rent assistance, and programs to offer career paths for young people in rural and remote provinces

●   Global comparable store sales increased 20%, inclusive of a 10% increase in average ticket

●   In the U.S., achieved 7% two-year comparable store sales(1) growth, reflecting strong demand for premium beverages and record food attach, and in China, 17% comparable store sales growth reflecting a strong recovery despite a volatile operating environment

(1) Two-year comparable store sales growth is calculated as ((1 + % change in comparable store sales in FY20) * (1 + % change in comparable store sales in FY21)) - 1. Two-year comparable store sales growth for the U.S. of 7% = ((1 + (-12%)) * (1 + 21%)) - 1.

Building the Brand

Global Reach	Elevating the Customer Experience	Relevant Beverage Innovation
● Increased digital reach with 90-day active Starbucks Rewards members reaching nearly 25 million members in the U.S. and nearly 18 million members in China

●   To attract and retain high-quality talent to elevate our customer experience, the Company provided a wage increase of at least 10% for baristas, shift supervisors, and café attendants hired on or before September 14, 2020, invested in forecasting capabilities to improve staffing, offered referral bonuses, and added recruiting specialists across U.S. markets

●   Increased our portfolio of drive-thrus and expanded accepted payment methods—including Bakkt app, PayPal, and reload capabilities with a range of cryptocurrency options—to meet customers where they are

●   Cold beverages resonated strongly with customers, representing 75% of total U.S. beverage sales in the final quarter of fiscal 2021

●   In the U.S., introduced new non-dairy iced shaken espresso beverages and rolled out oatmilk nationwide

●   In Japan, launched a 47 Jimoto Frappuccino® blended beverage series to celebrate Japan’s 47 different prefectures and Starbucks 25th anniversary in the market

2022 PROXY STATEMENT    7

FISCAL 2021 BUSINESS HIGHLIGHTS

FISCAL 2021 Results

Total Consolidated Revenues grew 21% year-over-year to	Expanded global retail store base 4% to	Total Consolidated EPS grew 348% year-over-year to	U.S. active Starbucks® Rewards members grew 28% year-over-year to

$29.1 Billion	33,833 stores	$3.54*	24.8 Million
		Total Consolidated non- GAAP EPS grew 177% year-over-year to	China active Starbucks® Rewards members grew 33% year-over-year to
		$3.24**	17.9 Million

* Includes a $0.56 gain on the divestiture of our South Korea joint venture and $0.10 related to the 53rd week in fiscal 2021.

** Includes $0.10 related to the 53rd week in fiscal 2021. Appendix A includes a reconciliation of non-GAAP EPS to diluted net earnings per share (“EPS”), the most directly comparable measure reported under accounting principles generally accepted in the United States (“GAAP”).

Shareholder Returns

With focus, discipline, and a growth mindset, Starbucks achieved strong fiscal 2021 results and is building on that momentum while making strategic investments to position itself well for future growth.

Starbucks returned $2.1 billion of capital to shareholders in fiscal 2021 through dividends. The Company temporarily suspended its share repurchase program in March 2020 to offset the impacts of COVID-19 and the suspension extended through fiscal 2021. Due to our business recovery and restoration of certain leverage metrics, we have resumed our share repurchase program in the first quarter of fiscal 2022.

Cumulative Total Shareholder Return as of October 3, 2021

1-year	5-year	10-year

+36%	+130%	+616%

Starbucks has returned a total of

$17.7 Billion

in capital to shareholders in the last three years

Proxy Summary

This summary highlights information contained in the proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting.

BOARD HIGHLIGHTS

Director Nominees

The following tables provide summary information about our director nominees. Directors are elected annually by a majority of votes cast. Your board of directors recommends that you vote “FOR” the election of each of the 11 nominees. Please see page 25 in this proxy statement for this proposal.

				Committee Memberships
Name & Principal Occupation	Age	Director Since	Independent	Audit and Compliance Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee
Richard E. Allison, Jr. Chief Executive Officer and Director of Domino’s Pizza, Inc.	54	2019
Andrew Campion Chief Operating Officer of NIKE, Inc.	50	2019
Mary N. Dillon Executive Chair and Retired Chief Executive Officer of Ulta Beauty, Inc.	60	2016
Isabel Ge Mahe Vice President and Managing Director of Greater China of Apple, Inc.	47	2019
Mellody Hobson Co-Chief Executive Officer, President, and Director of Ariel Investments, LLC	52	2005
Kevin R. Johnson president and chief executive officer of Starbucks Corporation	61	2009
Jørgen Vig Knudstorp Executive Chairman of LEGO Brand Group	53	2017
Satya Nadella Chief Executive Officer and Director of Microsoft Corporation	54	2017
Joshua Cooper Ramo Chairman and Chief Executive Officer of Sornay	53	2011
Clara Shih Chief Executive Officer & General Manager of Service Cloud of Salesforce.com, Inc.	40	2011
Javier G. Teruel Retired Vice Chairman of Colgate-Palmolive Company	71	2005

Member	Chair of the Board	Committee Chair	Audit Committee Financial Expert

2022 PROXY STATEMENT    9

PROXY SUMMARY

Board Nominees Snapshot

EXPERIENCE/QUALIFICATIONS/SKILLS/ATTRIBUTES

PROXY SUMMARY

BOARD INDEPENDENCE	BOARD AND COMMITTEE MEETINGS IN FISCAL 2021	DIRECTOR ELECTIONS
Independent Board Committees: All Independent Director Nominees 75 Mandatory Retirement Age	6 Independent Director-Only Sessions 9 Audit and Compliance (“ACC”) 6 Compensation and Management Development (“CMDC”) 5 Nominating and Corporate Governance (“NCGC”)	ANNUAL Frequency of Board Elections MAJORITY Voting Standard for Uncontested Elections

Independent Chair of the Board: Mellody Hobson	6 FULL BOARD MEETINGS	Proxy Access for Director Nominations 3 years Holding Period 3 % Ownership Threshold Nominees Greater of 2 or 20% of board Group Formation Up to 20 shareholders

2022 PROXY STATEMENT    11

PROXY SUMMARY

SHAREHOLDER ENGAGEMENT

Starbucks has a history of actively engaging with our shareholders. We believe that strong corporate governance should include year-round engagement with our shareholders.

We have a long-standing, robust shareholder outreach program through which we solicit feedback on our corporate governance, executive compensation program, disclosure practices, and environmental and social impact programs and goals. Investor feedback is shared with our board of directors as described below.

Corporate Governance Cycle

Publish Annual Report and proxy statement Conduct active outreach with top investors to discuss items to be considered at the Annual Meeting Annual Meeting Review vote results from our most recent Annual Meeting Share investor feedback with board of directors Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices Inform stakeholders, including investors, about recent developments relating to environmental, social, and corporate governance (“ESG”) topics through multi-media resources Conduct active outreach with top investors to understand their priorities, including with respect to executive compensation and ESG Share investor feedback with the board of directors

2021 Outreach

Engagement	Participants	Topics

As part of our regular shareholder outreach, we engaged with 13 of our top 20 shareholders in 2021, representing over 30% of our total shares outstanding. We also engaged with the proponent who submitted the shareholder proposal included in this proxy statement to more fully understand the proposal and why it was submitted.

Response to Shareholder Feedback

In response to our 2021 say-on-pay advisory vote outcome and the feedback we received from our shareholders about our executive compensation program, the Compensation Committee confirms that it does not intend to make future special awards to our continuing executive officers outside of our ongoing annual incentive programs except in connection with new hires and promotions. Among other changes, we have also provided enhanced disclosure around the achievement of the 2021 annual incentive awards in our Compensation Discussion and Analysis (“CD&A”). For additional information about the feedback we heard from shareholders and the actions we took in response, please see the Key Themes from Shareholder Engagement section in the CD&A on page 55 of this proxy statement.

Outreach was conducted by a cross-functional
team including:

●   Members of the Starbucks Board of Directors

●   Investor Relations

●   Partner Resources Organization, including Global Total Rewards

●   Law and Corporate Affairs

●   Inclusion and Diversity

●   Public Affairs

●   Global Social Impact

●   Global Environmental Sustainability

●   Global Public Policy

●   Global Coffee Tea and Cocoa

Additionally, our ceo and cfo engage in meaningful dialogue with our shareholders through our quarterly earnings calls and investor-related outreach events.

Key areas of discussion included:

●   Corporate Governance

●   Executive Compensation

●   Inclusion and Diversity

●   Human Capital Management

●   Sustainability Programs

●   Supply Chain

●   Human Rights

●   Company Policy

●   Brand/Public Affairs

●   Risk Management

●   Long-term Growth Strategy

●   Financial Performance

●   Animal Welfare

PROXY SUMMARY

EXECUTIVE COMPENSATION ADVISORY VOTE

Our board of directors recommends that shareholders vote to approve, on a nonbinding, advisory basis, the compensation paid to the Company’s named executive officers (“NEOs”), as described in this proxy statement, for the following reasons. Please see page 52 of this proxy statement for this proposal.

Pay Delivery Aligned with Performance

Based on effective program design and best practices, and consistent with our pay-for-performance philosophy, our executive compensation is aligned with Company performance. The vast majority of compensation value we deliver to our executives is in the form of compensation that is variable and “at-risk” based on performance.

CEO Compensation Mix

Other NEOs* Compensation Mix

*	Excludes Ms. Brewer and Mr. Grismer who ceased employment with the Company in February 2021 and May 2021, respectively.

Strong Governance Standards and Best Practices

The Compensation and Management Development Committee (“Compensation Committee”) of our board of directors is fully engaged to respond to the dynamic business environment in which we operate. As discussed in the CD&A section of this proxy statement, the Compensation Committee acts to:

●	Adapt our compensation program to match the needs of our business
●	Attract and retain top talent in a dynamic and challenging business environment
●	Foster long-term shareholder value creation and pay-for-performance alignment by creating meaningful equity incentives linked to rigorous financial objectives
●	Mitigate compensation-related risk to the organization
●	Conduct an annual say-on-pay advisory vote and regularly engage with shareholders on executive compensation

Effective Program Design

●	Competitive total rewards package benchmarked against comparable peers
●	Vast majority of executive pay based on performance, primarily in the form of stock-based compensation
●	Combination of absolute and relative performance metrics in incentive programs
●	Promotion of retention through multi-year vesting of stock awards
●	Stock ownership policy, including rigorous share ownership requirements
●	Clawback policy that covers cash and equity and is beyond what is required by the Sarbanes-Oxley Act of 2002
●	No fixed term or evergreen employment agreements; No severance agreements
●	Incorporation of ESG goals into our short-term and long-term incentive plans (including inclusion and diversity goals)
●	Double-trigger equity acceleration upon a change-in-control
●	No hedging, pledging, short sales, or derivative transactions in Starbucks stock
●	No tax gross-ups upon a change-in-control or on perquisites or benefits
●	No excessive executive perquisites
●	No executive pension plans or supplemental executive retirement plans

2022 PROXY STATEMENT    13

PROXY SUMMARY

GLOBAL ENVIRONMENTAL AND SOCIAL IMPACT

People, Planet, and Profit Positive

At Starbucks, we aspire to be people positive, planet positive, and profit positive, living our Mission and Values while working together as partners to build a different kind of company. In our next 50 years, we aspire to create change with lasting positive impact—giving more than we take from the planet, creating a sustainable future for coffee, positively impacting the communities we serve, and enhancing the well-being of all who connect with Starbucks.

Key to our success is investing in people, especially our partners, so they in turn can support people in the communities we serve. Our 400,000 green apron partners around the world are the heartbeat of Starbucks. When we care for our partners, they care for our customers, and all stakeholders benefit.

Building a great business that scales for good also requires intention, transparency, and accountability. In fiscal 2022, we remain committed to incorporating metrics focused on building inclusive and diverse teams, protecting our planet, and developing our executive compensation program. This is how we continue to build an enduring company, one that is committed to the ideal that doing good for one another—and for our planet—is good for business over the long-term.

While our society continues to face unprecedented challenges—a historic global pandemic, extreme weather events, and racial and social injustice —Starbucks partners and our communities have remained resilient, rising to the occasion in support of one another. Now, more than ever, our success relies on how we partner together.

People

At Starbucks, we put people at the center. From our partners to farmers around the world to our neighbors, we aspire to create environments where everyone is welcome and feels a sense of belonging. We have always believed that our success should be shared, and we remain committed to providing an elevated experience for our partners. And we know that our success can be built upon to help our partners achieve their biggest dreams and to help our communities thrive.

We are committed to being people positive—a bold effort to enhance the well-being of all who connect with Starbucks, through actions and programs rooted in opportunity, inclusion, and community.

PROXY SUMMARY

OPPORTUNITY
We believe in creating meaningful opportunities for our partners—investing in their well-being, building a culture where everyone is welcome, and supporting their aspirations at Starbucks and beyond.

Compensation & Benefits

We take great pride in knowing we have pioneered innovative benefits for full- and part-time partners around the world. In the U.S., Starbucks benefits package is available to eligible partners who work at least 20 hours a week. It includes comprehensive and affordable health insurance, 100% college tuition coverage, equity in the form of stock, paid parental leave, and reimbursement for certain uncovered fertility services, adoption, and surrogacy expenses. In addition, all partners are eligible for child and adult back-up care, 20 no-cost mental health sessions each year, free Headspace subscriptions, and more. We also offer coverage for transgender procedures, which we developed in partnership with the World Professional Association for Transgender Health.

The Starbucks College Achievement Plan (“SCAP”) is helping eligible U.S. partners complete their college education by receiving 100% upfront tuition coverage for a first-time bachelor’s degree through Arizona State University’s (“ASU’s”) online program. By the end of the first quarter of fiscal 2022, more than 7,500 partners will have graduated with degrees, and more than 20,000 partners are participating in over 100 of ASU’s online degree programs. Notably, 84% of company-operated Starbucks stores in the U.S. have at least one partner participating in SCAP, and 20% of partners participating are the first in their family to attend college. We are proud to continue to lead the way in providing opportunity for our partners.

Internationally, we customize our compensation and benefits packages to remain competitive and responsive to partners’ feedback. For example, for partners in our company-operated stores across China, we offer a critical-illness insurance plan for their parents. We also work closely with our licensed markets to ensure they offer benefits relevant to partner needs.

In fiscal 2021, Starbucks continued to invest in our partners, making one of the most substantial wage investments in the Company’s history. The investment increased pay rates, boosting the premium we already paid to exceed minimum wage in every market. This included:

● At least a 10% pay increase for baristas, shift supervisors, and café attendants hired on or before September 14, 2020.

● At least an 11% pay increase for tenured partners with three years of continued service.

● A continued investment in shift supervisor pay to recognize this critical leadership role and attract the best talent.

● At least a 5% increase to all starting pay rates to support store managers in continuing to attract and retain new talent.

In the first quarter of fiscal 2022, Starbucks accelerated its annual pay increase to October 4, 2021, such that all hourly partners hired on or before July 4, 2021, received at least a 5% pay increase. Starbucks also announced an additional series of investments in wages, rewarding tenured partners and boosting average pay for all U.S. hourly partners. With this additional investment, partners with two or more years of service may receive up to a 5% raise, while partners with five or more years of service may receive up to a 10% raise, effective late January 2022. Additionally, in Summer 2022, average pay for all U.S. hourly partners will near $17/hour with all U.S. partners earning at least $15/hour.

Once complete, this fiscal 2022 investment will reach approximately $1 billion in incremental investments in annual wages and benefits over the last two years.

Training & Educational Resources

We are committed to providing partners with opportunities for education, including the Third Place Development Series, which is designed to equip store managers and store partners with new tools for reflection and to facilitate discussions about important and challenging topics related to mental health, equity, inclusion, and bias. In addition, we offer the 15-course To Be Welcoming curriculum, which is available to U.S.-based partners, to foster an internal culture of equity and inclusion.

In the first quarter of fiscal 2022, we made additional investments in store partner training, including a complete redesign of the Company’s “Barista Basics” guide for partners to include added training time for all roles, and an expansion of training stores around the country, dedicated entirely to training store partners.

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PROXY SUMMARY

INCLUSION We believe it is our responsibility to advance racial and social equity, and we are committed to furthering that work with intention, transparency, and accountability.

Continued Commitment to Diversity, Equity, and Inclusion

Each day we reaffirm our responsibility to one another—to care for each other, to strengthen our communities, and to ensure diverse perspectives are represented at the Company’s highest levels. Informed by conversations with partners and key stakeholders, in fiscal 2021, Starbucks launched a mentorship program to connect BIPOC partners to senior leaders, offered foundational inclusion and diversity learning modules, and embedded anti-bias content into all hiring, development, and performance assessment toolkits. We enhanced our tools for tracking internal talent advancement and opportunity, and continued to work closely with our Partner Networks (employee resource groups) to better understand and support the experiences of our partners and further develop them as leaders.

We remain transparent in our approach to inclusion and diversity. In fiscal 2021, we released our third Civil Rights Assessment conducted by Covington and Burling LLP under the leadership of former U.S. Attorney General Eric Holder, Jr.

Current Diversity

Starbucks continues its efforts to achieve 2025 representation goals, including achieving BIPOC representation of at least 30% at all corporate levels and at least 40% in all retail and manufacturing roles.

U.S. BY RACE/ETHNICITY	U.S. BY GENDER

U.S. BY RACE/ETHNICITY

Upon the completion of fiscal 2021, the Starbucks U.S. partner base was 71.3% female and 48.2% BIPOC. Breaking down our BIPOC representation further, our partners are 7.7% Black, 28.5% Hispanic or Latinx, 5.9% Asian, 4.8% Two or More Races, 0.6% American Indian or Alaskan Native, and 0.5% Native Hawaiian or Other Pacific Islander. To promote transparency and open dialogue, Starbucks disclosed its EEO-1 data for the years 2016 through 2020, and we plan to disclose our Consolidated EEO-1 Report for 2021 effective upon our next submission to the U.S. Equal Employment Opportunity Commission in 2022.

PROXY SUMMARY

LGBTQ+
Starbucks is recognized as a top employer for LGBTQ+ workplace equality. In 2021, for the 11th time overall and the 8th consecutive year, we achieved a 100% rating from the Human Rights Campaign’s Corporate Equality Index based on corporate policies and practices for LGBTQ+ equality.

Disability Inclusion

Starbucks is committed to enhancing the accessibility of the Starbucks Experience for partners and customers. We are proud to be recognized for our inclusion policies and practices related to people with disabilities. In 2015, 2016, 2017, 2019, and 2021, Starbucks scored 100 out of 100 on the Disability Equality Index and was recognized as a “Best Place to Work.” We are a member of Disability:IN’s Inclusion Works program, a national forum for peer institutions to share best and evolving practices on access and disability inclusion, and have signed on to Disability:IN’s pledge, Are You In, committing to advance disability inclusion in the workplace.

Starting from the early stages of design, we strive to create accessible environments in our stores by employing universal design principles and in our digital world through the Starbucks app and accessible websites. In 2021, we began offering free Aira service, which provides visual interpreter service for blind and low-vision customers, and introduced new large-print and Braille menus in all stores in the U.S. and Canada. Starbucks also operates eleven Signing Stores, globally, that provide a space for the Deaf and hard of hearing community to connect through sign language and celebrate Deaf culture, with the most recent opening in China in the first quarter of fiscal 2022.

Hiring Efforts for Military and Refugees

We remain committed to hiring 5,000 military veterans annually and 10,000 refugees globally. Through fiscal 2020, we hired nearly 32,000 veterans and military spouses, and more than 2,600 refugees. We plan to continue welcoming new partners from communities that may experience barriers to employment, continuing our commitment to inclusion and equity for all partners.

Global Pay Equity

Starbucks is committed to reaching 100% gender pay equity for all partners in Starbucks company-operated markets globally. Starbucks has achieved and maintained 100% pay equity for women and men and people of all races performing similar work in the U.S. As of the end of fiscal 2021, median pay ratio in the U.S. was 100% for women and BIPOC.

In fiscal 2021, we maintained gender equity in pay in our company-operated markets of Canada, China, and Great Britain. As of the end of fiscal 2021, the median pay for women globally was 100% of the median for men.

In fiscal 2020, our licensed partners in Singapore, the Philippines, and India have achieved 100% pay equity for women and men, and we continue to work with licensed partners to prioritize gender pay equity in all markets.

In addition, leveraging our experience working to achieve gender equity in pay in the U.S. and other markets, we have formulated pay-equity principles—equal footing, transparency, and accountability—as best practice that other employers can implement to help address known, systemic barriers to global pay equity.

COMMUNITY

We recognize a responsibility to strengthen our communities, and know Starbucks impact in communities is most meaningful when our efforts begin with our partners, who know their neighbors best.

Local and Community-Centric Economic Development

In the U.S., we have invested in 22 Community Stores, dedicated to providing economic opportunity in rural and urban communities across the country, adding one in the first quarter of fiscal 2022. We have also opened four Community Stores in Asia, with different areas of focus to support the communities we serve.

In the U.S., we have invested in 78 Military Family Stores to help support service members, veterans, and military families. These stores are typically near military bases and are usually staffed by veterans and military family members. These store formats help us provide the best experience we can for customers, while also strengthening the communities we serve.

Impact Investments in Communities

In fiscal 2021, Starbucks executed its fiscal 2020 commitment to partner with Community Development Financial Institutions (“CDFI”) to invest $10 million in Chicago in small-business development loans with a focus on the city’s underserved communities.

Building on this initiative, in fiscal 2021, Starbucks committed to invest $100 million in our Community Resilience Fund, an investment program focused on advancing racial equity and environmental resilience by supporting small business growth and community development projects in BIPOC communities in 12 U.S. metro areas and their surrounding regions, with a goal to have the total amount invested by 2025. As of January 11, 2022, Starbucks has issued $21 million in funding to seven CDFIs.

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PROXY SUMMARY

Supplier Diversity & Inclusion

Since 1998, Starbucks has been committed to providing an environment where diverse suppliers who meet the requirements for quality, service, and value have an equal opportunity to compete for Starbucks business. By actively seeking a diverse range of suppliers, we support our business, strengthen our supply chain, and invest in the communities we serve. The Starbucks Supplier Diversity and Inclusion program drives inclusion of qualified businesses of all sizes. Starbucks has spent more than $8 billion with “Tier 1” (direct investment) diverse suppliers since 2000. In fiscal 2021, we spent nearly $800 million with Tier 1 diverse suppliers, which was 8.9% of the Company’s total spend in the U.S. and Canada.

Voting Resources

Starbucks believes no partner should have to choose between work and voting in every election. Starbucks continues to promote the importance of civic engagement, including making sure partners have the tools, resources, and time to vote. In July, Starbucks was proud to join others in urging Congress to update the Voting Rights Act to help ensure protection of the right to vote for all.

Hunger Relief Efforts

Since 2016, Starbucks has been committed to the fight against hunger through its innovative FoodShare program in partnership with Feeding America and other hunger-relief organizations, donating nearly 38.9 million nourishing, ready-to-eat meals to local food banks across the U.S. 100% of company-operated stores in the U.S. and Canada are now participating in the FoodShare program. In fiscal 2021, food donation programs expanded to international markets, including the United Kingdom, Japan, and Mexico, and Starbucks committed to reinvesting $100 million dollars in hunger relief over the next 10 years.

In addition, Starbucks donated $1.7 million to Feeding America to advance equitable access to nutritious food, building on $2.69 million invested in food bank mobile pantry programs since 2019, and $45 million overall in hunger relief nationwide.

Community Champions

Starbucks partners are helping to uplift the communities we serve by volunteering and contributing directly to their local service organizations. In fiscal 2021, Starbucks launched an evolved community engagement program—Community Champions—to empower even more Starbucks partners to build community connections and make a positive impact in their neighborhoods. Even amidst a global pandemic, more than 15,200 partners around the world served as Community Champions in fiscal 2021, participating in more than 3,300 community events and donating more than 34,000 volunteer hours to local nonprofit organizations. Starbucks supports our partners’ efforts by matching up to $1,000 per partner annually for U.S. and Canada partners’ eligible contributions. This includes a match on financial contributions and a match for every hour of volunteer time donated to an eligible nonprofit organization. Through this effort, Starbucks contributed more than $1,000,000 to nearly 2,000 nonprofit organizations.

The Starbucks Foundation

Through donations from Starbucks, The Starbucks Foundation (the “Foundation”), a 501(c)(3) charitable organization established in 1997, helps strengthen humanity through catalytic philanthropic investments, building thriving communities, and providing relief to communities affected by disaster. The Foundation awarded more than $23 million in grants in fiscal 2021 to nonprofit organizations in our hometown of Seattle, in neighborhoods across the globe, and in coffee- and tea-growing communities around the world.

Empowering Women in Origin Communities

Since International Women’s Day 2018, the Foundation has been working toward empowering 250,000 women and girls in origin communities by 2025. This effort has already made a difference in the lives of more than 125,000 women in coffee- and tea-growing communities across Africa, Asia, and Latin America through programs offering skill development and training in women’s leadership, access to finance, and healthy homes.

Partner Inspired Giving

Our partners find meaningful ways to strengthen the communities we serve every day. The Foundation’s Neighborhood Grants are investments in nonprofit organizations—nominated by Starbucks partners—to help build sustained local impact and inspire increased partner volunteerism in our communities. Since 2019, more than 15,000 Starbucks partners have participated, resulting in Neighborhood Grants to more than 3,000 organizations across the U.S. and Canada totaling more than $5 million.

Youth Equity Grants

In 2021, the Foundation awarded more than $4 million to support national nonprofits that serve BIPOC youth. These grants help advance diversity, equity, and inclusion programs; youth, mentorship, and leadership development; and life skills training that addresses systemic barriers and promotes equitable outcomes for young people.

Disaster Response

The Foundation continues to support emergency preparedness and disaster response around the world. In fiscal 2021, the Foundation donated $4 million to uplift communities impacted by disaster. This included continued support for COVID-19 prevention, awareness, and emergency support to coffee- and tea-growing communities. In the U.S., the Foundation extended assistance to communities impacted by natural disasters, from winter storms to hurricanes and wildfires, and invited customers to join in giving through the Starbucks mobile app and point of sale donations. The Foundation also awarded grants to support resettlement of Afghan families.

PROXY SUMMARY

NAVIGATING THE COVID-19 PANDEMIC

Throughout the COVID-19 pandemic, Starbucks has remained committed to prioritizing the health and well-being of our partners and customers, playing a constructive role in supporting local health officials and government leaders as they work to combat the virus, and showing up in positive and responsible ways to serve our community.

Our Partners

Our partners have continued to show up for their communities in the face of extraordinary circumstances, and we are committed to keeping partner care front and center. In the early months of the pandemic and through fiscal 2021, we provided partner benefits that included service pay, catastrophe pay, benefits continuation, expanded mental health support, expanded backup childcare support, and food and beverage allowances—with no involuntary layoffs. When the Company implemented modified operations and reduced store hours in May 2020, Starbucks offered a COVID-19 leave of absence policy for U.S. partners who preferred to take unpaid leave through June 2021. This enabled partners to keep their existing benefits and explore eligibility for federal and state unemployment assistance. Throughout the pandemic, Starbucks continued to help partners impacted by adjusted hours of operation, modifications to operations, or a temporary closure by transferring partners to other stores and providing catastrophe pay in a scenario where partners are unable to work due to a precautionary store closure, which now covers a minimum of two instances when necessary.

Safe and Equitable Vaccine Access

Starbucks believes that businesses have a role and responsibility to support our communities with safe and equitable vaccine access. We remain committed to sharing educational information and resources about the COVID-19 vaccine and supporting our communities in equitable access to vaccinations.

●	We continue to strongly encourage our partners to receive the COVID-19 vaccine. Starbucks provides up to two hours of paid time off for partners to receive each dose of the vaccine, up to three doses, as well as up to 4 hours of paid time off if partners experience vaccine-related side effects and miss a scheduled shift within 48 hours of receiving each dose of the COVID-19 vaccine or booster.
●	Starbucks and other companies joined a first-of-its kind public-private partnership, the Washington State Vaccine Action Command and Coordination Systems (“VACCS”) Center, to help optimize accelerated, safe, and equitable access to the COVID-19 vaccines across the State of Washington.
●	Business alliance Challenge Seattle in partnership with Washington state businesses, including Starbucks, released an open-sourced playbook of best practices from the VACCS partnership, so that other states and government leaders, nonprofits, and community organizations could leverage the findings and efficiencies for mass vaccination sites across the country.
●	Starbucks and the Foundation together have contributed nearly $500,000 to innovative programs designed to increase safe and equitable vaccine access, and through programs and partnerships the Company has remained focused on providing ongoing information and education to address vaccine hesitancy in communities across the country.

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PROXY SUMMARY

Planet

Starbucks is committed to being resource positive—giving back more than we take from the planet. Over the course of our 50 years, with the help of our partners, we have looked for ways to help protect our planet consistent with the belief that we can build a great business that scales for good—driving innovation, ensuring a sustainable future for coffee, and caring for people.

In fiscal 2021, we solidified our pathway to a planet positive future by setting a multi-decade commitment to reduce our carbon, water, and waste by half by 2030.

We can only achieve this ambition working together with our stakeholders—every partner, supplier, farmer, and customer is part of our journey to store more carbon than we emit, eliminate waste from our value chain, and replenish more freshwater than we use.

2030 Goals

In fiscal 2021, rooted in science, grounded in Starbucks Mission and Values, and informed by comprehensive market research and trials, Starbucks finalized 2030 environmental goals to cut our carbon, water, and waste footprints by half, working from a fiscal 2019 baseline.

●	Carbon: 50% absolute reduction in scope 1, 2, and 3 greenhouse gas emissions representing all of Starbucks direct operations and value chain

●	Water: 50% of water withdrawal across direct operations, stores, packaging, and agricultural supply chain will be conserved or replenished, prioritizing action in high-risk water basins while supporting watershed health, ecosystem resilience, and water equity

●	Waste: 50% reduction in waste sent to landfill from stores (including packaging that leaves stores) and direct operations, driven by a broader shift toward a circular economy

Our carbon goal has been validated as science-based from the Science Based Targets Initiative (“SBTi”). The SBTi has confirmed that the scope 1 and 2 portion of our 2030 carbon target is aligned with a 1.5°C pathway, the most ambitious level they validate. Our sustainability commitments are governed through our Global Environmental Council, which is comprised of senior leaders across Starbucks whose compensation is tied to performance against our goals. We also formally review and seek counsel from our Nominating/Governance Committee, along with external sustainability experts.

Fiscal 2021 progress against our goals will be available in our fiscal 2021 Global Environmental and Social Impact Report.

To meet our 2030 goals, we set five key strategies:

●	Expand plant-based menu options
●	Shift away from single-use to reusable packaging
●	Invest in regenerative agriculture, reforestation, forest conservation, and water replenishment in our supply chain
●	Invest in better ways to manage our waste
●	Innovate to develop more sustainable stores, operations, manufacturing, and delivery

Plant-Based Menu Expansion

Expanding Starbucks plant-based menu globally is one of the ways we are pursuing our carbon reduction goal. Our aim is to provide customers with a variety of choices. Starbucks stores around the globe continued to launch new plant-based menu options in fiscal 2021. The addition of oatmilk to Starbucks U.S. menus is the latest progress in the Company’s ongoing commitment to be a resource positive company. Oatmilk is the fourth non-dairy milk alternative available for customers in the U.S. to enjoy, alongside soy milk, coconutmilk, and almondmilk. In China, Starbucks launched the first 100% plant-based Frappuccino® blended beverage and opened the Shanghai Greener Store, where more than half the menu is plant-based and oatmilk is the default option for most beverages.

Managing Waste – Cups and Packaging

Efforts to reduce single-use cup waste are not new to Starbucks. We have offered the option for customers to enjoy their beverage in For Here Ware or to BYOC (bring your own cup) for a discount since the 1980s. In fiscal 2021, after removing the option from our stores due to COVID-19, we proudly reintroduced personal reusable cups and For Here Ware in all markets.

We continue to conduct consumer and market research to better understand how best to incentivize the use of reusables. In fiscal 2021, our test-and-learn approach included testing a Borrow-A-Cup program in stores in Seattle and Japan, which gave customers the option to receive their beverage in a reusable cup and return it at a participating store’s contactless kiosk. International markets also identified key pathways in support of our 2030 waste reduction target. Starbucks Europe, Middle East, and Africa (“EMEA”) committed to offering a reusable cup share program in all EMEA stores by 2025, and Starbucks South Korea committed to eliminating single-use cups by 2025, while introducing a reusable cup program in 16 stores as of the first quarter of fiscal 2021.

We are also taking action to shift away from single-use plastics and champion the circular economy through our participation in the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. As part of this initiative, we are taking action to make our plastic packaging reusable, recyclable, or compostable and increase the use of recycled content. We continue to further the development of compostable and recyclable hot cups and availability of hot cup recycling.

PROXY SUMMARY

Renewable Energy

Worldwide, Starbucks purchases enough renewable energy to power 100% of our company-operated stores and facilities in the U.S., Canada, and Europe, and, in fiscal 2020, 72% of company-operated locations globally, with market constraints in China and Japan challenging our ability to meet the goal of using renewable energy to power 100% of our operations globally.

Expanding our roster of renewable energy projects in the U.S. is a priority for Starbucks. In fiscal 2021, we continued to use our scale to drive innovation across the energy sector and support not only our stores but also the communities in which we operate with renewable energy. In furtherance of our planet-positive goals, Starbucks has committed to investing nearly $97 million in up to 23 new community solar projects in the State of New York in partnership with Generate Capital, which will supply solar energy to more than 24,000 households, small businesses, nonprofits, churches, universities, and Starbucks stores. Six of these projects went into service in fiscal 2021. Starbucks also completed the installation of a one-megawatt solar array at the Starbucks Carson Valley Roasting Plant and Distribution Center. On-site solar energy will provide nearly a third of the Roasting Plant and Distribution Center’s electricity for the year.

Greener Stores Framework

Developed in 2018, our open-source Greener Store Framework, co-developed with the World Wildlife Fund, is designed to accelerate the transformation of retail towards lower-impact stores that achieve reductions in carbon emissions, water usage, and landfill waste. In fiscal 2020, Starbucks has verified more than 2,300 Greener Stores in the U.S. and Canada and, in fiscal 2021, announced we will begin using the framework outside of North America to achieve our goal of building and retrofitting 10,000 Greener Stores globally by 2025. Our first Greener Store outside of North America opened in Shanghai, China with a focus on circularity. The Shanghai Greener Store has been designed and built to reduce waste, repurpose goods, and serve as a platform for future innovation.

Greener Apron Partners

More than 38,000 Starbucks partners around the world have enrolled in the Greener Apron sustainability training program through Starbucks Global Academy, and we continue to expand opportunities for partners to engage on sustainability. Last summer, 200 partners from six countries completed former U.S. Vice President Al Gore’s Climate Reality Leadership Training program to learn more about how they can inspire climate action and advocacy in their communities.

Powerful Partnerships to Increase Impact

Starbucks believes we are better together, partnering with like-minded companies and coalitions in an effort to achieve a planet-positive future. In fiscal 2021, Starbucks joined the Dairy Net Zero Initiative, a partnership of the U.S. dairy community seeking to achieve net zero greenhouse gas emissions and improvements in water quality on farms. Starbucks has also joined the Farm Powered Strategic Alliance as a founding member, which uses food waste from our supply chains to produce low carbon fertilizer that dairy farmers can use to support their regenerative agriculture practices.

Starbucks has also joined the UN Global Compact CEO Water Mandate, a CEO-led coalition, as well as the Water Resilience Coalition to help preserve freshwater resources globally. We continue our work with the Transform to Net Zero Coalition, to help accelerate a just transition to a net-zero carbon economy by 2050. We continue to work with Closed Loop Partners and the Next Gen Consortium to identify, accelerate, and scale commercially viable, circular foodservice packaging solutions.

ASU-Starbucks Center for People and the Planet

Building on our long-standing partnership, Starbucks and Arizona State University announced the creation of the ASU-Starbucks Center for the Future of People and the Planet—a new research and rapid innovation facility created to find new ways to design, build, and operate Starbucks stores. Scheduled to open in Spring 2022 on ASU’s Tempe campus and composed of a dedicated team of scientists, researchers, and support staff, including subject-matter experts from Starbucks and ASU, the center’s objective is to positively impact the future of our planet.

Coffee

Coffee is at our core. It is where we started and why we are here. Our team of experts are dedicated to sourcing, managing, roasting, blending, delivering, and brewing high-quality arabica coffee from diverse regions around the world, so we can continue to make exceptional, consistent beverages for our customers that are crafted to their individual preferences.

But our work goes far beyond making great coffee. We have taken steps to support the well-being of the many people who make coffee possible, from bean to cup, farmer to customer. We are committed to sourcing coffee responsibly, for the betterment of people and planet, while we also work to empower farmers, improve their livelihoods, and positively impact their communities.

Sourcing Coffee, Tea, and Cocoa Responsibly

The cornerstone of our ethical sourcing approach to buying coffee is Coffee and Farmer Equity (“C.A.F.E.”) Practices. C.A.F.E. Practices, developed in partnership with Conservation International, measures farms against economic, social, and environmental criteria. The C.A.F.E. Practices program is designed to promote transparent and sustainable coffee growing practices while also helping protect the well-being of coffee farmers and workers, their families, and their communities. Due to restrictions caused by COVID-19, auditing teams have been unable to complete all the necessary in-person, on-farm audits of our coffee production, resulting in the expiration of verifications for farms whose verification ended in fiscal 2020 and were not audited. As a result 98.6% of our coffee in fiscal 2020 being sourced from C.A.F.E. Practice-verified farms.

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PROXY SUMMARY

In fiscal 2020, Starbucks sourced 99.7% of tea from Rainforest Alliance Certified farms. For cocoa-based beverage ingredients, in fiscal 2020, 100% of cocoa beans were ethically sourced from either COCOA Practices-verified supply chains or UTZ certified farms. The UTZ program is now part of the Rainforest Alliance. We continue to strengthen our approach, programs, and partnerships for sustainably sourcing tea and cocoa.

Fiscal 2021 measurement and progress for coffee, tea, and cocoa will be available in our fiscal 2021 Global Environmental and Social Impact Report.

Sustainable Future of Coffee

Coffee farmers rely on a healthy planet to produce high-quality coffee. In fiscal 2021, Starbucks announced a new goal to achieve carbon neutral green coffee and conserve water usage in green coffee processing by 50% by 2030. This commitment builds on Starbucks work to source coffee responsibly, for the betterment of people and planet, while we also work to empower farmers, improve their livelihoods, and positively impact their communities, all with the aspiration of ensuring a sustainable future of coffee.

In this effort, we are working to help decrease greenhouse gas emissions by equipping farmers with precision agronomy tools and conserving water through direct investments in wet mills. As of the end of the first quarter of fiscal 2022, Starbucks funded the replacement of more than 1,200 wet mills with more efficient versions in six countries, saving up to 80% of water in coffee processing where the new equipment was installed. We also collected more than 22,500 soil samples on coffee farms that will be used to inform custom fertilization plans with the goal of helping reduce on-farm carbon emissions.

Climate-resistant Coffee Trees

Starbucks has a goal to provide 100 million coffee trees to farmers by 2025. In fiscal 2021, we distributed more than 10 million trees to farmers in Mexico, Guatemala, and El Salvador. Over the past six years as part of our 10-year, 100 million-tree commitment, Starbucks has donated nearly 60 million coffee trees to farmers. These new trees are bred to be resistant to coffee rust, a disease associated with climate change, and to help farmers improve the quality and yields of their harvest. In fiscal 2021, we announced a partnership with the Federacion Nacional de Cafeteros de Colombia to distribute 23 million coffee seedlings to more than 12,000 C.A.F.E. Practices farmers over the next two and a half years with the goal of helping farmers renovate their farms and improving productivity and yields. In the last year, we have distributed more than 7 million coffee trees as part of this program. In addition, we have also expanded the program with a goal to distribute more than 45 million coffee trees to C.A.F.E. Practice-verified farmers in Colombia by 2023.

Global Farmer Support

Starbucks operates ten Farmer Support Centers worldwide, where agronomists and quality experts work alongside coffee farmers—whether they sell to Starbucks or not—to share tools and information to help increase the productivity, quality, and profitability of coffee on their farms and improve their livelihoods. In fiscal 2021, Starbucks committed an additional $50 million to the Global Farmer Fund, bringing our total investment to $100 million.

Starbucks Digital Traceability

Starbucks continues to offer the Starbucks Digital Traceability tool at https://traceability.starbucks.com, a way for customers to engage directly with their coffee and learn more about its journey from bean to cup using a convenient mobile web app.

Proxy Statement

We are making this proxy statement available to you on January 28, 2022, in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2022 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as “partners.” Also in this proxy statement, we sometimes refer to Starbucks as the “Company,” “we,” or “us,” and to the 2022 Annual Meeting of Shareholders as the “Annual Meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. Information in this proxy statement for 2021 generally refers to our 2021 fiscal year, which was from September 28, 2020, through October 3, 2021 (“fiscal 2021”).

VOTING INFORMATION

Record Date. The record date for the Annual Meeting is January 6, 2022. On the record date, there were 1,154,519,627 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy. Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares of our common stock represented by the proxy will be voted as shown in the table below and in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Proposal No.	Vote	Board Recommendation	Broker Non-vote	Vote Required for Approval	Advisory Proposal?	Effect of Abstentions and Broker Non-votes
1	Election of each of the 11 director nominees.	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Majority of votes cast	No	No effect
2	Approval of the amendment and restatement of the 2005 Long- Term Equity Incentive Plan.	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Majority of votes cast	No	No effect
3	Approval, on a nonbinding, advisory basis, of the compensation paid to our named executive officers.	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Majority of votes cast	Yes	No effect
4	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2022.	FOR	This matter is routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Majority of votes cast	Yes	Abstention has no effect and broker has discretion to vote
5	Shareholder proposal regarding annual reports regarding the prevention of harassment and discrimination in the workplace.	AGAINST	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Majority of votes cast	Yes	No effect

Revoking Your Proxy. If you are a registered shareholder (meaning a shareholder who holds shares issued in their name and therefore appears on the Company’s share register) and have executed a proxy, you may revoke or change your proxy at any time before it is exercised by: (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the Annual Meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the Annual Meeting; or (iii) attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the website provided on the next page, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote. If your shares are held in the name of a broker, bank, or other holder of record, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

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PROXY STATEMENT

Vote Required. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client on that matter but are deemed to be present at the Annual Meeting) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

We have majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The term of any incumbent director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of: (i) 90 days from the date on which the voting results of the election are certified; (ii) the date the board of directors fills the position; or (iii) the date the director resigns. If a quorum is present, approval of the amendment and restatement of our 2005 Long-Term Equity Incentive Plan, the nonbinding, advisory vote on the compensation paid to our named executive officers, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and the approval of any shareholder proposal, and any other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by a representative of Broadridge Financial Solutions, Inc., our inspector of elections for the Annual Meeting.

Please cast your vote as soon as possible. Make sure to have your proxy card or VIF in hand:

By internet go to www.proxyvote.com;	By toll-free telephone from the United States, U.S. territories, and Canada: call 1-800-690-6903;	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope; or	By scanning the QR code using your mobile device.

PROPOSAL 1 ELECTION OF DIRECTORS

Our board of directors currently has 11 members. The board of directors has nominated all 11 directors for election at the Annual Meeting, to serve until the 2023 Annual Meeting of Shareholders or until their respective successors have been elected and qualified. All of the 11 directors were elected at the 2021 Annual Meeting.

Unless otherwise directed, the persons named in the proxy as proxyholders intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than 11 persons since that is the total number of nominees.

STARBUCKS BOARD OF DIRECTORS

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities, and other attributes discussed below in Our Director Nominations Process section on page 39. We also endeavor to have a board that represents a range of qualifications, skills, and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Following the biographical information for each director nominee, we describe the key experiences, qualifications, skills, and attributes the director nominee brings to the board that, for reasons discussed in the chart below, are important to Starbucks businesses and structure. The board considered these key experiences, qualifications, skills, attributes, and the nominees’ other qualifications in determining to recommend that they be nominated for election.

Experience/Qualifications/Skills/Attributes

Industry Experience	As the premier roaster, marketer, and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the consumer products, retail, food, and beverage industries, which is useful in understanding our product development, retail, and licensing operations.
Financial/Capital Allocation Experience	As a large public company, Starbucks is committed to strong financial discipline, effective allocation of capital, an appropriate capital structure, risk management, legal, and regulatory compliance, and accurate disclosure practices. We believe that directors who have senior financial leadership experience at large global organizations and financial institutions, and directors who are experienced allocators of capital are instrumental to Starbucks success.
Gender, Ethnic, or National Diversity	We value representation of gender, ethnic, geographic, cultural, and other perspectives that expand the board’s understanding of the needs and viewpoints of our customers, partners, governments, and other stakeholders worldwide.
Brand Marketing Experience	We seek directors with brand marketing experience because of the importance of image and reputation in the specialty coffee business, and our objective to maintain Starbucks standing as one of the most recognized and respected brands in the world.
International Operations & Distribution Experience	Starbucks has a strong global presence. The Company has a presence in over 33,800 stores in 84 markets around the globe. Accordingly, we value international operations and distribution experience, especially as we continue to expand globally and develop new channels of distribution.
Governmental & Public Policy Experience	We seek directors with domestic and international experience in corporate responsibility, sustainability, and public policy to help us address significant public policy issues, adapt to different business and regulatory environments, and facilitate our work with various governmental entities and non-governmental organizations all over the world. This experience is particularly relevant during times of increased volatility in global politics and economics.
Technology Experience	Our business has become increasingly complex as we have enhanced our offerings, expanded our global footprint, and increased online customer ordering capabilities. This increased complexity requires a sophisticated level of technology resources and infrastructure as well as technological expertise. And, as a consumer retail company, we seek directors who have digital and social media experience, which can provide insight and perspective with respect to our various business functions.
Human Capital Management Experience	At Starbucks, our people are one of our most valuable assets. We seek to live our values through the culture we develop with our partners and our customers. We value directors with experience managing and developing values and culture in a large global workforce so that we can continue to live our mission to inspire and nurture the human spirit – one person, one cup, and one neighborhood at a time.
Corporate Social Responsibility Experience	We believe that directors who have experience in advocating for gender and racial equality, human rights, and effective corporate citizenship ensure that the Company remains at the forefront of advancing social justice, diversity, and inclusivity.
Environmental/Climate Change Experience	We value directors with experience in environmental and climate change topics strengthens the board’s oversight and assures that strategic business imperatives and long-term value creation for shareholders are achieved within a responsible and sustainable business model.
Public Company Board Experience	Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management, and other matters, including corporate governance, executive compensation, risk management and oversight of strategic, operational, compliance-related matters, and relations with shareholders.
Senior Leadership Experience	We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others, and to manage organizations. Starbucks global scale and complexity requires aligning multiple areas of operations, including marketing, merchandising, supply chain, human resources, real estate, and technology. Directors with senior leadership experience are uniquely positioned to contribute practical insight into business strategy and operations, and support the achievement of strategic priorities and objectives.

2022 PROXY STATEMENT    25

PROPOSAL 1 – ELECTION OF DIRECTORS

Board Diversity Matrix as of January 6, 2022

Board Size:
Total Number of Directors	11
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	4	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	1	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	1	2	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+(1)	0
Undisclosed	0

(1)	None of our directors self-identified as lesbian, gay, bisexual, transgender, or a member of the queer community.

The table below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our board.

	Industry Experience	Financial/ Capital Allocation Experience	Gender, Ethnic, or National Diversity	Brand Marketing Experience	International Operations & Distribution Experience	Governmental & Public Policy Experience	Technology Experience	Human Capital Management Experience	Corporate Social Responsibility Experience	Environmental/ Climate Change Experience	Public Company Board Experience	Senior Leadership Experience
Richard E. Allison, Jr.
Andrew Campion
Mary N. Dillon
Isabel Ge Mahe
Mellody Hobson
Kevin R. Johnson
Jørgen Vig Knudstorp
Satya Nadella
Joshua Cooper Ramo
Clara Shih
Javier G. Teruel

PROPOSAL 1 – ELECTION OF DIRECTORS

Board Recommendation
The board of directors recommends that shareholders vote FOR the election of each of the nominees to the board of directors described below.

Nominees

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary, or other affiliate of Starbucks.

RICHARD E. ALLISON, JR. Independent
Age: 54	Committees:
Director Since: 2019	CMDC, NCGC
Flat White

RICHARD E. ALLISON, JR. has been a Starbucks director since September 2019. He has served as Chief Executive Officer and a member of the board of directors of Domino’s Pizza, Inc., the largest pizza company in the world based on global retail sales, since July 2018. He joined Domino’s in March 2011 as Executive Vice President of International and then served as President, Domino’s International from October 2014 to July 2018. During the seven years that Mr. Allison led the international division, it expanded by more than 20 countries and grew by more than 5,000 stores. Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. for more than 13 years, serving as a Partner from 2004 to 2010, and as co-leader of Bain’s restaurant practice.

DIRECTOR QUALIFICATIONS

Throughout Mr. Allison’s extensive experience in the restaurant industry, particularly his years spent at Domino’s, he has cultivated a deep understanding of the large- and small-scale operations, strategic planning initiatives, market development objectives, packaging and recycling initiatives, and other critical elements of steering a global restaurant chain. The growth of Domino’s global brand under Mr. Allison’s direction highlights his strong leadership capabilities and dedication to excellence, qualities that he brings to his role as director.

ANDREW CAMPION Independent
Age: 50	Committees:
Director Since: 2019	ACC, CMDC
Brown Sugar Oatmilk Latte

ANDREW CAMPION has been a Starbucks director since September 2019. He has served as the Chief Operating Officer of NIKE, Inc., a multinational athletic footwear, apparel, equipment, and services corporation, since March 2020. Previously, Mr. Campion served as Executive Vice President and Chief Financial Officer of NIKE, Inc. from 2015 to 2020. From 2014 to 2015, he served as Senior Vice President, Strategy, Finance, and Investor Relations for NIKE, Inc., which he assumed in addition to his prior role as Chief Financial Officer of the NIKE Brand, to which he was appointed in 2010. Mr. Campion joined NIKE, Inc. in 2007, leading Global Strategic Planning, Global Financial Planning, and Market Intelligence. From 1996 to 2007, he held leadership roles in strategic planning, mergers and acquisitions, financial planning and analysis, operations planning, investor relations, and tax at The Walt Disney Company, a multinational mass media and entertainment corporation. Mr. Campion also currently serves on the

Board of Directors of The Springhill Company, the Board of Directors of the Los Angeles 2028 Olympic and Paralympic Games, and the Board of Advisors of the UCLA Anderson Graduate School of Management.

DIRECTOR QUALIFICATIONS

As a chief operating officer of a large multinational company, Mr. Campion has a broad range of leadership experience in the public company sector, including overseeing global brand and business growth strategies, operational excellence, environmental sustainability efforts, talent and team development, and enterprise financial management. His background in finance and law enables him to provide unique macro- and micro-level insights into business decisions and their potential impact on the Company’s strategic objectives. Mr. Campion brings his deep knowledge of investor relations, among his other skills and passions, to his role as director.

MARY N. DILLON Independent
Age: 60	Committees:
Director Since: 2016	CMDC (chair), NCGC
Oatmilk Latte

MARY N. DILLON has been a Starbucks director since January 2016. Since June 2021, Ms. Dillon has served as Executive Chair of the Board of Directors of Ulta Beauty, Inc., the nation’s largest beauty retailer. From July 2013 to June 2021, she served as Chief Executive Officer and a member of the Board of Directors of Ulta Beauty, Inc. Prior to joining Ulta Beauty, Inc., she served as President and Chief Executive Officer and a member of the Board of Directors of United States Cellular Corporation, a provider of wireless telecommunications services, from 2010 to 2013. Prior to joining U.S. Cellular, Ms. Dillon served as Global Chief Marketing Officer and Executive Vice President of McDonald’s Corporation from 2005 to 2010, where she led the company’s worldwide marketing efforts and global brand strategy. Prior to joining McDonald’s, Ms. Dillon held several positions of increasing responsibility at PepsiCo Corporation, including as President of the Quaker Foods division from 2004 to 2005 and as Vice President of Marketing for Gatorade and Quaker Foods from 2002 to 2004. Ms. Dillon also currently serves on the Board of Directors of KKR & Co. Inc., a global investment company, and previously served on the Board of Directors of Target Corporation.

DIRECTOR QUALIFICATIONS

Having served as a chief executive officer of a large publicly traded company and with her executive leadership experience, Ms. Dillon provides the board with top-level leadership perspective in organizational management and operations as well as capital allocation. With over thirty years of experience with large consumer-driven businesses, Ms. Dillon brings to the board her unique insights into the management of complex organizations and the development, engagement, and championship of diversity and inclusion for

2022 PROXY STATEMENT    27

PROPOSAL 1 – ELECTION OF DIRECTORS

employees in today’s evolving retail environment. She also possesses valuable knowledge and expertise in brand marketing and strategy.

ISABEL GE MAHE Independent
Age: 47	Committees:
Director Since: 2019	ACC, NCGC
Espresso

ISABEL GE MAHE has been a Starbucks director since September 2019. She has served as the Vice President and Managing Director of Greater China of Apple Inc., a multinational technology company, since 2017. In addition to providing leadership and coordination of Apple’s Greater China-based teams, she is a key influencer for China-inspired product features. From 2008 through 2017, Ms. Ge Mahe served as Apple’s Vice President of Wireless Technologies. Before joining Apple, she served as Vice President of Wireless Software Engineering at Palm, Inc., a computer software and hardware company, and held key technical and managerial positions at other wireless companies.

DIRECTOR QUALIFICATIONS

Ms. Ge Mahe brings her unique background in the technology sector and Asian markets to her role as director. As Starbucks continues to grow in Asian markets and expands its technology-based strategies for information aggregation and consumer engagement, Ms. Ge Mahe’s knowledge will be invaluable. Her experience at Apple, Inc. and Palm, Inc. exemplify both technical expertise and managerial skills, including guiding individual employees and broader regional divisions to meet consumer needs and reach company-wide metrics for success. For five years in a row since 2017, Ms. Ge Mahe has been listed as one of Fortune Magazine’s “Most Powerful Women International.”

MELLODY HOBSON Independent, chair of the board
Age: 52
Director Since: 2005
Pike Place® Roast, black*

MELLODY HOBSON has served as chair of the board since March 17, 2021. She served as vice chair of the board from June 2018 to March 2021 and has been a Starbucks director since February 2005. Ms. Hobson has served as Co-CEO, President, and Director of Ariel Investments, LLC, an investment management firm, since 2019. She previously served as President of Ariel Investments, LLC from 2000 to 2019. In addition, she serves as the President and Chairman of the Board of Trustees of the Ariel Investment Trust, a registered investment company advised by Ariel Investments. She previously served as Senior Vice President and Director of Marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as Vice President of Marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as Co-Chair of the Lucas Museum of Narrative Arts and as Chairman of After School Matters, which provides Chicago teens with high quality out-of-school time programs. Additionally, she is on the Board of Governors’ Executive Committee of the Investment Company Institute. Ms. Hobson also serves on the Board of Directors of JPMorgan Chase & Co., and, she previously served on the Board of Directors of DreamWorks Animation SKG, Inc. and The Estée Lauder Companies Inc.

DIRECTOR QUALIFICATIONS

As the president, Co-CEO, and a director of a large investment company, Ms. Hobson brings significant leadership, operational, investment, and financial expertise to the board of directors. She brings a strong investor perspective to the boardroom and infuses discussions with insights from a shareholder, capital markets, and capital allocation lens. Ms. Hobson’s prior experience as an on-air CBS news contributor and analyst on finance and the economy provides insight into media, communications, and public relations considerations. Ms. Hobson also brings to the board of directors valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her service on the Investment Company Institute’s Board of Governors’ Executive Committee and her prior service on the Securities and Exchange Commission (“SEC”) Investment Advisory Committee. In addition, Ms. Hobson has brand marketing experience through her past service on the Board of Directors of The Estée Lauder Companies Inc. and DreamWorks Animation SKG prior to its acquisition by Comcast Corporation.

*	Pike Place is a registered trademark of The Pike Place Market PDA, used under license.

PROPOSAL 1 – ELECTION OF DIRECTORS

KEVIN R. JOHNSON president and chief executive officer
Age: 61
Director Since: 2009
Triple Espresso Macchiato

KEVIN R. JOHNSON has served as president and chief executive officer of Starbucks since April 2017 and has been a Starbucks director since March 2009. Mr. Johnson served as president and chief operating officer of Starbucks from March 2015 to April 2017. Mr. Johnson served as Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, from September 2008 to December 2013. He also served on the Board of Directors of Juniper Networks from September 2008 to February 2014. Prior to joining Juniper Networks, Inc., Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services, and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held several senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in International Business Machine Corporation’s systems integration and consulting business.

DIRECTOR QUALIFICATIONS

Through his experience as a board member, former chief operating officer, and current president and chief executive officer of the Company, Mr. Johnson provides the board of directors with a unique perspective on Starbucks business, operations, strategic direction, vision, and the importance of identifying and developing talent and aligning partners to the Company’s Mission and Values. Mr. Johnson’s extensive experience in the technology industry provides the board of directors with unique insights into platforms for global integration of information systems as well as the use of technology in our brand marketing, media, and communications efforts. Through his various senior leadership positions, including his experience as Chief Executive Officer of Juniper Networks, Inc. and extensive senior executive experience with a large, multinational company, Mr. Johnson also has experience with the challenges inherent in managing a complex organization; leading global businesses that are planet-, people-, and profit-positive focused on both consumer and business needs; and utilizing technology to drive business strategy, productivity, and innovation.

JØRGEN VIG KNUDSTORP Independent
Age: 53	Committees:
Director Since: 2017	ACC, NCGC (chair)
Caramel Macchiato

JØRGEN VIG KNUDSTORP has been a Starbucks director since March 2017. Since January 2017, Mr. Knudstorp has served as Executive Chairman of LEGO Brand Group, owner of the LEGO brand and part of the controlling company of the LEGO Group, a leading manufacturer of construction toys. From October 2004 to December 2016, he served as President and Chief Executive Officer of the LEGO Group. He previously held various leadership positions at the LEGO Group from 2001 to 2004, including Senior Vice President, Corporate Affairs from 2003 to 2004; Vice President, Strategic Development in 2003; Senior Director, Global Strategic Development & Alliance Management from 2002 to 2003; and Director, Strategic Development from 2001 to 2002. Prior to joining the LEGO Group, Mr. Knudstorp served as a Management Consultant at McKinsey & Company, a management consulting firm, from 1998 to 2001.

DIRECTOR QUALIFICATIONS

Mr. Knudstorp brings to the board his top executive leadership experiences at one of the world’s most renowned toy manufacturers, which has a highly recognizable brand and a record of innovation. His extensive global leadership experience provides the board with unique insights and knowledge of brand and digital marketing, strategy, consumer products, development and nurturing of human capital and organizational culture and values, environmental impact, finance, capital allocation, international operations and distribution, and formation and management of strategic alliances. The LEGO Brand is ranked as the world’s best reputed by RepTrak, and Mr. Knudstorp brings experience in building an authentic brand across ESG considerations in addition to product and employee experiences.

SATYA NADELLA Independent
Age: 54	Committees:
Director Since: 2017	NCGC
Double Espresso Shot

SATYA NADELLA has been a Starbucks director since March 2017. Mr. Nadella has served as Chief Executive Officer and a member of the Board of Directors of Microsoft Corporation, a global technology provider, since February 2014. He has held various leadership positions at Microsoft Corporation since joining in 1992, and most recently, Mr. Nadella was executive vice president of Microsoft Corporation’s Cloud and Enterprise group. In this role, he led the transformation to the cloud infrastructure and services business. Previously, Nadella led research and development for the Online Services Division and was vice president of the Microsoft Business Division. Before joining Microsoft Corporation, Nadella was a member of the technology staff at Sun Microsystems. Mr. Nadella currently serves on the Board of Trustees of Fred Hutchinson Cancer Research Center and the University of Chicago Board of Trustees.

DIRECTOR QUALIFICATIONS

Mr. Nadella brings to the board of directors global business leadership experience, extensive experience in the technology industry, and an understanding of how technology will be used and experienced around the world, in addition to deep expertise in allocating capital and optimizing productivity. He also provides the board with invaluable insights as Starbucks continues its focus on innovative ways to use technology to elevate its brand and grow its business. His experience in leading a multinational, complex enterprise, aligning teams, motivating employees, addressing corporate and environmental responsibility, developing human capital and talent, fostering a robust culture, and his strategic and operational expertise have facilitated important contributions to board discussions and oversight. Mr. Nadella also brings insight and knowledge in international operations and distribution gained from his service as Chief Executive Officer and other senior leadership positions at one of the world’s largest public technology companies.

2022 PROXY STATEMENT    29

PROPOSAL 1 – ELECTION OF DIRECTORS

JOSHUA COOPER RAMO Independent
Age: 53	Committees:
Director Since: 2011	ACC, NCGC
Double Espresso Macchiato

JOSHUA COOPER RAMO has been a Starbucks director since May 2011. Since June 2020, Mr. Ramo has served as Chairman and Chief Executive Officer of Sornay, a privately-held advisory and principal investment firm. Until January 2020, Mr. Ramo was Co-Chief Executive Officer and Vice Chairman of Kissinger Associates, Inc., an advisory firm where he was employed since 2005. He was previously the Managing Partner of JL Thornton & Co., LLC, a corporate advisory specialist and an advisor to Goldman Sachs, from 2003 to 2005. Mr. Ramo has served as lead China advisor on more than $200 billion of transactions. Mr. Ramo spent his early career as a journalist, most recently with Time Magazine, from 1995 to 2002 serving as Senior Editor and Foreign Editor. He is a leading China scholar and has written several papers on China’s development that have been distributed in China and abroad. In 2008, Mr. Ramo served as China Analyst for NBC during the Summer Olympics in Beijing and in 2018, served the same role for NBC during the Winter Olympics in Pyeongchang. He is the author of two New York Times best-selling books, “The Age of the Unthinkable” (2009) and “The Seventh Sense” (2016). Mr. Ramo has been a term member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders for Tomorrow, and co-founder of the U.S.-China Young Leaders Forum. He also serves on the Board of Directors of FedEx Corporation.

DIRECTOR QUALIFICATIONS

Mr. Ramo’s broad international experience provides the board of directors unique insights related to Starbucks strategy, operations, and business as a global company. Mr. Ramo brings to the board significant strategic partnership, commercial transaction, business negotiation, and advisory experience as well as domestic and international public policy and responsible business experience. Mr. Ramo has extensive knowledge in several important strategic areas, including innovative problem-solving related to global risks and opportunities, particularly regarding China, global economics, and navigating cross-cultural and cross-border opportunities.

CLARA SHIH Independent
Age: 40	Committees:
Director Since: 2011	CMDC
Iced Sugar Cookie Almondmilk Latte

CLARA SHIH has been a Starbucks director since December 2011. Since January 2021, Ms. Shih has served as Chief Executive Officer & General Manager of Service Cloud at Salesforce.com, Inc., a multinational software corporation. Since September 2020, Ms. Shih has served as Executive Chair and a Board member of Hearsay Systems, Inc., an enterprise software company serving Fortune 500 firms, which she co-founded in August 2009. Previously, she served as Chief Executive Officer of Hearsay Systems, Inc. From June 2006 to June 2009, she served as Product Management Director, AppExchange of Salesforce.com, Inc. From 2004 to 2006, she served as Associate, Strategy and Business Operations for Google, Inc. Previously, Ms. Shih was a software engineer at Microsoft Corporation. Ms. Shih, the creator of the first business application on Facebook, is the author of “The Facebook Era” (2009) and “The Social Business Imperative” (2016). She has been named one of Businessweek’s Top Young Entrepreneurs, one of Fortune’s Most Powerful Women

Entrepreneurs, and one of CNN Money’s “40 under 40: Ones to Watch.” She was also named a “Young Global Leader” by the World Economic Forum (Class of 2013).

DIRECTOR QUALIFICATIONS

Ms. Shih brings to the board general management, technology transformation, employee development, and entrepreneurial experience from her role as Chief Executive Officer of Service Cloud at Salesforce.com, Inc. and prior experience as founder and Chief Executive Officer of Hearsay Systems. She provides unique insights to Starbucks related to technology innovation and growth of the business, including digital and mobile strategy, technology ecosystem, and talent retention and hiring. She also provides valuable generational perspectives and insights into evolving consumer trends.

JAVIER G. TERUEL Independent
Age: 71	Committees:
Director Since: 2005	ACC (Chair), CMDC
Flat White

JAVIER G. TERUEL has been a Starbucks director since September 2005. Mr. Teruel served as Vice Chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed Vice Chairman, Mr. Teruel served as Colgate-Palmolive Company’s Executive Vice President responsible for Asia, Central Europe, Africa, and Hill’s Pet Nutrition. After joining Colgate-Palmolive Company in Mexico in 1971, Mr. Teruel served as Vice President of Body Care in Global Business Development in New York and President and General Manager of Colgate-Mexico. He also served as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions. Mr. Teruel currently serves as a Partner of Spectron Desarrollo, SC, an impact investment and consulting firm, and as Chairman of Alta Growth Capital, a private equity firm. He previously served on the Board of Directors of The Pepsi Bottling Group, Inc., J.C. Penney Company, Inc., and Nielsen Holdings plc.

DIRECTOR QUALIFICATIONS

Mr. Teruel brings to the board extensive brand marketing experience and international distribution and operations experience from his various executive roles at a large, multinational consumer products company, including considerable product development, merchandising, and marketing skills and perspectives. His international background provides unique insights relevant to Starbucks strategy, operations, and business as a global company. He also provides important investment-oriented perspectives and insights into achieving growth in key business areas. Through his senior leadership and public company board experiences, Mr. Teruel also possesses extensive knowledge in several important business areas, including leadership, finance, risk assessment, and international, cross-border, and cross-cultural dynamics faced by global companies.

Corporate Governance

BOARD STRUCTURE AND RESPONSIBILITIES

BOARD OF DIRECTORS

Audit and Compliance Committee

(“Audit Committee”)

Oversees the accounting and financial reporting processes and the internal and external audit processes, and reviews the financial information that will be provided to shareholders, the systems of internal control, risk management practices, and compliance with the Company’s standards of business conduct and code of ethics.

Compensation and Management Development Committee

(“Compensation Committee”)

Oversees compensation practices and determines compensation and other benefits for officers. Also oversees the development and implementation of human capital development plans and succession planning practices to foster sufficient management depth at the Company to support its continued growth and the talent needed to execute long-term strategies.

Nominating and Corporate Governance Committee

(“Nominating/Governance Committee”)

Oversees corporate governance, advises and makes recommendations to the board regarding candidates for election as directors of the Company, reviews and makes recommendations regarding the Company’s non-employee director compensation policy, oversees ESG policies and practices, and addresses any related matters.

Board Leadership

The board of directors is responsible for overseeing the exercise of corporate power and ensuring that Starbucks business and affairs are managed to meet the Company’s stated goals and objectives and that the long-term interests of the shareholders and stakeholders are served. The Governance Principles for the Board of Directors (“Governance Principles”) provide for the Nominating/Governance Committee to recommend to the board on a biennial basis a director for election by the board as the chair of the board. The board believes that it should maintain flexibility to select Starbucks chair of the board and board leadership structures. It believes that a two-year term for the chair provides continuity for the board.

Our president and ceo is the principal executive officer of the Company and has general charge and supervision of the business and strategic direction of the Company. Our independent chair of the board facilitates the board’s oversight of management and the Company’s long-range strategy and business initiatives and serves as a liaison between management and independent directors.

The duties of the chair of the board include the following:

●	Preside over and manage the meetings of the board;
●	Support a strong board culture by fostering an environment of open dialogue, effective information flow and constructive feedback among the members of the board and senior management, facilitating communication among the chair, the board as a whole, board committees, and senior management, and encouraging director participation in discussions;
●	Approve the scheduling of meetings of the board, lead the preparation of the agenda for each meeting, and approve the agenda and materials for each meeting;
●	Serve as liaison between management and independent directors;
●	Represent the board at annual meetings of shareholders and be available, when appropriate, for consultations with shareholders;
●	Act as an advisor to the president and ceo on strategic aspects of the business; and
●	Such other duties as prescribed by the board.

Independent Chair of the Board

Ms. Hobson has served as the chair of the board since March 17, 2021. Her term will expire at the 2023 Annual Meeting of Shareholders. Ms. Hobson is an independent, non-employee board member.

Our board believes that its leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our board and supports the independence of our non-management directors.

2022 PROXY STATEMENT    31

CORPORATE GOVERNANCE

Board Meeting Annual Calendar

Fiscal Year in Review Management and Financial Update Strategic Plan and Brand Social Impact Agenda Management and Financial Update Talent and Succession Planning (Inclusion and Diversity Update) Management and Financial Update Annual Financial Plan Management and Financial Update

BOARD OVERSIGHT OF STRATEGY

The board is deeply engaged and involved in overseeing the Company’s long-range strategy, including evaluating key market opportunities, consumer trends, and competitive developments. This also includes aspects of our sustainability initiatives and social impact agenda that relate to our strategy. The board’s oversight of risk is another integral component of the board’s oversight and engagement on strategic matters. Strategy-related matters are regularly discussed at board meetings and, when relevant, at committee meetings. We also dedicate at least one board meeting every year to an even more intensive review and discussion of the Company’s strategic plan. Matters of strategy also inform committee-level discussions of many issues, including business risk. Engagement of the board on these issues and other matters of strategic importance continues in between meetings, including through updates to the board on significant items and discussions by the president and ceo with the independent chair of the board on a periodic basis. Each director is expected to and does bring to bear their own talents, insights, and experiences to these strategy discussions.

BEYOND THE BOARDROOM

In order to increase each director’s engagement with and understanding of our strategy, each director participates in an extensive orientation program upon joining the board, including meeting with members of our executive leadership team and other key leaders of the Company to gain a deeper understanding of Starbucks businesses and operations, attending cultural immersion programs, and visiting our stores to engage with store partners and customers first-hand. Periodic briefing sessions are also provided to members of the board on subjects that would assist them in discharging their duties. Our directors also have the opportunity through our periodic investor day presentations to understand and assess how we are communicating our strategy to our investors and other important stakeholders.

CORPORATE GOVERNANCE

Risk Oversight

Board of Directors

The board of directors has overall responsibility for risk oversight. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for that company. The involvement of the board in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee.

Audit Committee	Compensation Committee	Nominating/Governance Committee

●  Responsible for reviewing and overseeing the Company’s major and emerging risk exposures, including financial, operational, legal, and regulatory risks; discussing the steps the Company is taking to monitor and control such exposures; and overseeing the Company’s risk assessment and risk management policies, including with respect to data privacy and cybersecurity risk exposures.

●  Receives regular reports from management including from our chief financial officer, chief accounting officer, vice president of Internal Audit, general counsel, and chief ethics and compliance officer on risks facing the Company at its regularly scheduled meetings and other reports as requested by the Audit Committee.

●  Responsible for reviewing and overseeing the management of any potential material risks related to Starbucks compensation policies and practices, including as they relate to the workforce generally.

●  Oversees the development, implementation, and effectiveness of the Company’s practices, policies, and strategies relating to human capital management regarding recruiting, selection, talent development, progression, and regression, and diversity, equity, and inclusion.

●  Reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year.

● Oversees risks associated with shareholder concerns, public policy, and regulatory and compliance matters relating to emerging political, environmental, and global citizenship trends, as well as ESG matters.

In 2016, the Company’s management established the Risk Management Committee, which is co-managed by Starbucks chief financial officer and general counsel and reports to senior leadership.

The board believes that its leadership structure, coupled with the structure and work of the various committees referenced here, is appropriate and effective in facilitating board-level risk oversight.

Board and Committee Evaluations

Our board is committed to continual corporate governance improvement, and the board and each committee annually conduct a self-evaluation to review and assess the overall effectiveness of the board and each committee, including with respect to strategic oversight, board structure and operation, interactions with and evaluation of management, governance policies and committee structure and composition. Committee self-assessments of performance are shared with the full board. The Nominating/Governance Committee also reviews the Governance Principles each year in light of changing conditions and shareholders’ interests and recommends appropriate changes to the board for consideration and approval. Matters with respect to board composition, the nomination of directors, board processes, and topics addressed at board and committee sessions are also considered part of our self-assessment process. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our board and its committees. In fiscal 2019, the board established an independent external review process to be conducted every three years, in addition to pre-existing annual board and committee evaluations.

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CORPORATE GOVERNANCE

Affirmative Determinations Regarding Director Independence and Other Matters

Our board conducts an annual review of the independence of our directors. Our board has determined that each of the members of our board, other than Mr. Johnson, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). Our board has also determined that all members of each of our Audit Committee, Compensation Committee, and Nominating/Governance Committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees. In assessing independence, our board determined that none of the members of our board, other than Mr. Johnson, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In determining that Ms. Ge Mahe is independent, the board considered payments in the ordinary course of business in fiscal 2021 between Starbucks and the public company in which she serves as an officer, which were for amounts representing less than 2% of the annual revenues of the company receiving the payments and did not constitute a related party transaction under SEC rules. The board determined that these transactions would not interfere with Ms. Ge Mahe’s exercise of independent judgment in carrying out her responsibilities as a director. Also, in determining that Mr. Nadella is independent, the board considered payments in the ordinary course of business in fiscal 2021 between Starbucks and the public company in which he serves as an executive officer and as a director, which were for amounts representing less than 2% of the annual revenues of the company receiving the payments and did not constitute a related party transaction under SEC rules. The board determined that these transactions would not interfere with Mr. Nadella’s exercise of independent judgment in carrying out his responsibilities as a director. Lastly, in determining that Ms. Shih is independent, the board considered payments in the ordinary course of business in fiscal 2021 between Starbucks and the public company in which she serves as an officer, which were for amounts representing less than 2% of the annual revenues of the company receiving the payments and did not constitute a related party transaction under SEC rules. The board determined that these transactions would not interfere with Ms. Shih’s independent judgement in carrying out her responsibilities as a director.

Succession Planning and Talent Management Oversight

Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process. This process is enterprise-wide for managers up to and including our president and ceo.

Our board’s involvement in our annual succession planning process is outlined in our Governance Principles. The Governance Principles provide that our Compensation Committee has general oversight responsibility for management development and succession planning practices and strategy. Our Compensation Committee, pursuant to its charter, annually reviews and discusses with the independent directors of the board the performance of certain senior officers of the Company and the succession plans for each such officer’s position including recommendations and evaluations of potential successors to fill these positions. The Compensation Committee also conducts a periodic review of, and provides approval for, our management development and succession planning practices and strategies, including the review and oversight of risks and exposures associated with the succession planning practices and strategies.

ceo Succession Planning

A primary responsibility of the board is planning for ceo succession. The chair of our Nominating/Governance Committee, together with the chair of the board (or, if not independent, the lead independent director), the chair of the Compensation Committee, and the president and ceo, annually review ceo succession planning with the board. This review includes a discussion about development plans for the Company’s executive officers and senior officers to help prepare them for future succession and contingency plans in the event our president and ceo ceases to be employed by Starbucks for any reason (including death or disability).

Oversight of ESG

Our board is highly engaged in ESG matters given that our global social impact, sustainability goals, and human capital are intricately linked to our strategic direction. Our board considers these matters at least annually in connection with the strategic plan. In addition, our Nominating/Governance Committee is tasked with the responsibility of overseeing the effectiveness of our environmental, social, and corporate governance strategies, policies, practices, goals, and programs, including review of our annual Global Environmental and Social Impact Report, except where explicitly delegated to other board committees. Further, our Compensation Committee is responsible for overseeing the development and implementation of human capital development plans and succession planning practices to foster sufficient management depth at the Company to support its continued growth and the talent needed to execute long-term strategies, while our Audit Committee is tasked with overseeing the Company’s risk management, including with respect to certain ESG topics.

Board
Our board is responsible for ensuring ESG risks and opportunities are integrated into Starbucks long-term strategy.

Nominating/Governance Committee
Oversees, reviews, and assesses the effectiveness of Starbucks ESG strategies, policies, practices, goals, and programs; annually reviews Starbucks corporate political contributions and expenditures to ensure alignment with Starbucks policies and values.

Compensation Committee	Audit Committee
Oversees the development, implementation, and effectiveness of Starbucks practices, policies, and strategies relating to human capital management as they relate to Starbucks workforce generally.	Oversees certain ESG risks, as part of overall risk management, and also reviews ESG disclosures in SEC filings.

Data Privacy and Cybersecurity Risk Oversight

We maintain comprehensive technologies and programs to ensure our systems are effective and prepared for data privacy and cybersecurity risks, including regular oversight of our programs for security monitoring for internal and external threats to ensure the confidentiality, availability, and integrity of our information assets. We regularly perform evaluations of our security program and continue to invest in our capabilities to keep our customers, partners, and information assets safe. Our chief information security officer is ultimately responsible for our cybersecurity program, which includes the implementation of controls aligned with industry guidelines and

CORPORATE GOVERNANCE

applicable statutes and regulations to identify threats, detect attacks, and protect these information assets. We have implemented security monitoring capabilities designed to alert us to suspicious activity and developed an incident response program that includes periodic testing and is designed to restore business operations as quickly and as orderly as possible in the event of a breach. In addition, partners participate in ongoing mandatory annual trainings and receive communications regarding the cybersecurity environment to increase awareness throughout the Company. Our Audit Committee, which oversees data privacy and cybersecurity risk matters, is comprised entirely of independent directors, two of whom have significant work experience related to information security issues and oversight. Management will report security instances to the Audit Committee as they occur, if material, and will also provide a summary multiple times per year to the Audit Committee. Additionally, our chief information security officer meets at least twice annually with the board of directors or the Audit Committee to brief them on technology and information security matters. We carry insurance that provides protection against the potential losses arising from a cybersecurity incident. In the last three years, the expenses we have incurred from information security breach incidences were immaterial. This includes penalties and settlements, of which there were none.

Shareholder Engagement

We have a year-round shareholder outreach program through which we solicit feedback on diverse business areas, ranging from our executive compensation program and corporate governance practices to disclosure practices and environmental and social impact programs and goals. We share feedback we receive with our board of directors, as well as other board committees such as the Compensation Committee and the Nominating/Governance Committee, as appropriate. Our board considers feedback received from shareholders throughout the year, and such input influences changes to our compensation program and the adoption of new governance practices. Every year, our outreach effort is conducted by a cross-functional team including: Investor Relations, Global Total Rewards, Law & Corporate Affairs, Inclusion and Diversity, Public Affairs, Global Social Impact, Global Environmental Sustainability, Global Public Policy, Global Coffee Tea and Cocoa, and Partner Resources Organization. Additionally, our ceo and cfo are engaged in meaningful dialogue with our shareholders through our quarterly earnings calls and investor-related outreach events. For more information about our shareholder engagement, see page 12.

ROLE OF OUR BOARD COMMITTEES

During fiscal 2021, our board of directors had three standing committees: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. The board of directors, upon recommendation of the Nominating/Governance Committee, makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, and makes changes to committee assignments as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS, ANNUAL MEETING

During fiscal 2021, each director attended at least 75% of all meetings of the board and board committees on which they served (held during the period that such director served). In fiscal 2021, our board held six meetings. Our Governance Principles require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All of the directors who then served on the board attended our 2021 Annual Meeting of Shareholders.

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CORPORATE GOVERNANCE

AUDIT AND COMPLIANCE COMMITTEE

Committee Members:		Number of meetings in fiscal 2021: 9

Javier G. Teruel (chair) Andrew Campion Isabel Ge Mahe	Jørgen Vig Knudstorp Joshua Cooper Ramo	Report: page 89

The Audit Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

●	oversee our accounting and financial reporting processes, including focused review of higher-risk areas
●	appoint the independent registered public accounting firm and oversee the relationship
●	review the annual audit and quarterly review processes with management and the independent registered public accounting firm
●	review the Company’s quarterly and annual financial statements with management and the independent registered public accounting
●	review management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation
●	oversee the Company’s internal audit function
●	discuss any material weakness or significant deficiency and any steps taken to resolve the issue
●	review any significant findings and recommendations from internal audit
●	review and approve or ratify all transactions with related persons and potential conflicts of interests that are required to be disclosed in the proxy statement
●	review periodically, discuss with management, and regularly report to the board major and emerging risk exposures, risk assessment, and risk management policies

Each of Mr. Campion, Ms. Ge Mahe, Mr. Knudstorp, Mr. Ramo, and Mr. Teruel served on the Audit Committee during fiscal 2021. In March 2021, when Ms. Hobson was appointed as chair of the board, she stepped down from, and Ms. Ge Mahe joined, the Audit Committee. And as a result of Ms. Hobson stepping down from the Audit Committee, Mr. Teruel was appointed as chair of the Audit Committee. Currently, each of Mr. Campion, Ms. Ge Mahe, Mr. Knudstorp, Mr. Ramo, and Mr. Teruel: (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by Nasdaq rules, and (ii) meets Nasdaq’s financial knowledge and sophistication requirements. Each of Mr. Campion, Mr. Knudstorp, and Mr. Teruel has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The Audit Committee Report describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

CORPORATE GOVERNANCE

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Committee Members:		Number of meetings in fiscal 2021: 6

Mary N. Dillon (chair) Richard E. Allison, Jr. Andrew Campion	Clara Shih Javier G. Teruel	Report: page 79

The Compensation Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

●	oversee, review, and approve as appropriate, the Company’s overall compensation policies, structure, and programs (including with respect to wages, salaries, bonuses, equity plans, employee benefit plans, and other benefits) for partners and officers
●	conduct an annual review of, and recommend to the independent directors of the board, the compensation package for the ceo
●	conduct an annual review and approve the compensation packages for executive officers and senior officers
●	annually review and approve performance measures and targets for all executive officers and senior officers participating in the annual incentive bonus plan and long-term incentive plans, and certify achievement of such measures and targets
●	approve, modify, and administer partner-based equity plans, the Executive Management Bonus Plan, and deferred compensation plans
●	annually establish the evaluation process for reviewing the ceo’s performance
●	periodically review and approve our management development and succession planning practices
●	review and approve the Company’s peer group companies and review market data
●	oversee the development, implementation, and effectiveness of the Company’s practices, policies, and strategies relating to human capital management as they relate to the Company’s workforce generally, including policies and strategies regarding recruiting, selection, talent development, progression and retention, and diversity, equity, and inclusion
●	provide recommendations to the board on compensation-related proposals to be considered at the Company’s annual meeting
●	determine stock ownership guidelines and periodically review ownership levels
●	annually review a report regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions

The charter allows the Compensation Committee to form and delegate any or all of its responsibilities to a subcommittee or subcommittees of the Compensation Committee, as may be necessary or appropriate, and within certain limits. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors, and corporate culture.

Each of Mr. Allison, Mr. Campion, Ms. Dillon, Ms. Shih, and Mr. Teruel served on the Compensation Committee during fiscal 2021. As a result of the annual evaluation of committee memberships and the restructuring of the membership of the committees, in March 2021, Mr. Nadella stepped down from, and Mr. Campion joined, the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of Starbucks, and no executive officer of Starbucks has served on the compensation committee (or its equivalent) or board of any company that employed any member of our Compensation Committee or board of directors during fiscal year 2021.

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CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members:		Number of meetings in fiscal 2021: 5

Jørgen Vig Knudstorp (chair) Richard E. Allison, Jr. Mary N. Dillon Isabel Ge Mahe	Satya Nadella Joshua Cooper Ramo

The Nominating/Governance Committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval. As more fully described in its charter, the primary responsibilities of the Nominating/Governance Committee are to:

●	make recommendations to the board regarding board leadership and membership and chairs of the board’s committees
●	make recommendations to the board about our corporate governance processes
●	assist in identifying and screening board candidates, administer the Policy on Director Nominations, and consider shareholder nominations to the board
●	annually assess the evaluation process for the effective performance of the governance responsibilities of the board and its committees and recommend any changes to that process to the board
●	annually review board compensation for independent directors
●	annually review corporate political contributions and expenditures
●	provide recommendations to the board on shareholder proposals to be considered at the Company’s annual meeting
●	annually review and assess the effectiveness of the Company’s ESG strategies, policies, practices, goals, and programs and make recommendations as appropriate

Mr. Allison, Ms. Dillon, Ms. Ge Mahe, Mr. Knudstorp, Mr. Nadella, and Mr. Ramo served on the Nominating/Governance Committee during fiscal 2021. As a result of the annual evaluation of committee memberships and the restructuring of the membership of the committees, in March 2021, Ms. Shih stepped down from, and Mr. Allison and Mr. Nadella joined, the Nominating/Governance Committee.

CORPORATE GOVERNANCE

OUR DIRECTOR NOMINATIONS PROCESS

Our Policy on Director Nominations is available at www.starbucks.com/about-us/company-information/corporate-governance. The purpose of the nominations policy is to describe the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees (the “candidates”). The nominations policy is administered by the Nominating/Governance Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

●	each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency or any entity with which the candidate may be affiliated;
●	each candidate shall be an individual who has demonstrated integrity and ethics in their personal and professional life and has established a record of professional accomplishment in their chosen field;
●	no candidate, or family member (as defined in Nasdaq rules), affiliate, or associate (as defined under federal securities laws) of a candidate, shall have any material personal, financial, or professional interest in any present or potential competitor of Starbucks;
●	each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which they are a member, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit their ability to do so;
●	each candidate shall intend to serve as a director at least until the next annual meeting of shareholders or until a successor has been qualified and preferably would intend to make a long-term commitment to serve on the board if re-nominated;
●	each candidate shall acknowledge and comply with the Company’s confidentiality, corporate governance, and other policies and guidelines applicable to directors;
●	each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described in this proxy statement;
●	each candidate shall not have made any commitments or assurance to any person as to how the candidate would vote or act on any issue or question that has not been disclosed to the Company (with the understanding that the existence of any such commitment or assurance to a third party is likely to be deemed disqualifying by the Nominating/Governance Committee) nor any such commitments or assurances that could limit or interfere with the candidate’s ability to comply with their fiduciary duties; and
●	each candidate will not be a party to any compensation or incentive arrangements with any person or entity other than the Company with respect to service or action as a director that has not been disclosed to the Company (with the understanding that the existence of any such arrangement is likely to be deemed disqualifying by the Nominating/Governance Committee in light of the conflicts that may result).

Desirable Qualities and Skills

In addition, the Nominating/Governance Committee also considers it desirable that candidates possess the following qualities or skills:

●	each candidate should contribute to the board of directors’ overall diversity - diversity being broadly construed to mean a variety of identities, perspectives, and personal and professional experiences and backgrounds. This can be represented in both visible and non-visible characteristics that include but are not limited to race, ethnicity, national origin, gender, and sexual orientation. In addition, each candidate should affirm a commitment to furthering inclusion and diversity;
●	each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and
●	each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other qualifications or experience as the Nominating/Governance Committee shall deem appropriate: sitting chief executive officer of a large global company; large-company chief executive officer experience; international chief executive officer experience; senior-level international experience; senior-level consumer products, food, food service, and beverage industry experience; multi-unit small box retail or restaurant experience; technology expertise; and relevant senior-level expertise in one or more of the following areas: finance, accounting, branding, sales and marketing, organizational development, international or large-scale operations, logistics and distribution, information technology, social media, public relations, sustainability, and public policy. Public company board experience is also valued.

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/ Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, in connection with its review of the board’s composition, enables it to assess the effectiveness of its goal of achieving a board with a diversity of experiences. The Nominating/Governance Committee considers these criteria when evaluating director nominees.

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CORPORATE GOVERNANCE

Internal Process for Identifying Candidates

The Nominating/Governance Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed later).

1	The Nominating/Governance Committee may use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms), to assist in the identification of possible candidates to serve on our board who meet the minimum and desired qualifications being sought in candidates, interview and screen such candidates (including conducting reference checks), and assist in scheduling candidate interviews with board members. To reflect the Company’s commitment to diversity, in connection with the use of any search firm to identify potential candidates, the Nominating/Governance Committee will require the search firm to include in its initial list of candidates qualified candidates who reflect diverse backgrounds, including, but not limited to, diversity of race, ethnicity, national origin, gender, and sexual orientation.

2	On a periodic basis, the Nominating/Governance Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; advisors to the Company (including the board); individuals personally known to the members of the board; and research, including database and Internet searches.

Shareholder Nominations

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any registered shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information, and consent provisions contained in our bylaws. See our Proposals of Shareholders section on page 97 for more information.

The procedures described in “Director Recommendations by Qualified Shareholders” below are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Director Recommendations by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information, and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee and by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under Nasdaq rules.

In order to be considered by the Nominating/Governance Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Proxy Access

In addition, our bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.

Evaluation of Candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by qualified shareholders, based on the same criteria.

Future Revisions to the Policy on Director Nominations

The Policy on Director Nominations is intended to provide a set of flexible guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee reviews the nominations policy at least annually and makes modifications as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Under the Audit Committee’s charter, and consistent with Nasdaq rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder, or an immediate family member of any of these persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related person

CORPORATE GOVERNANCE

transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

●	any individual or series of related transactions, arrangements, or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;
●	in which Starbucks was or is to be a participant;
●	the amount of which exceeds $120,000; and
●	in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other, and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The chair of the Audit Committee has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the chair of the Audit Committee has discretion to approve, disapprove, or seek full Audit Committee review of any immaterial transaction involving a related person (i.e. a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related person transactions, the Audit Committee looks to SEC and Nasdaq rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

●	whether the transaction is likely to have any significant negative effect on Starbucks, the related person, or any Starbucks partner;
●	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;
●	whether the transaction would be in the ordinary course of our business; and
●	the availability of alternative products or services at comparable prices.

Related Person Transactions Since the Beginning of Fiscal 2021

There are no related person transactions in fiscal 2021 required to be reported in this proxy statement under the applicable SEC rules.

CORPORATE GOVERNANCE MATERIALS AVAILABLE ON THE STARBUCKS WEBSITE

Our Governance Principles are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices, and other considerations. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Governance Principles, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

●	Restated Articles of Incorporation
●	Amended and Restated Bylaws
●	Audit and Compliance Committee Charter
●	Compensation and Management Development Committee Charter
●	Nominating and Corporate Governance Committee Charter
●	Policy on Director Nominations
●	Standards of Business Conduct (applicable to directors, officers, and partners)
●	Code of Ethics for CEO, COO, CFO, and Finance Leaders
●	Procedure for Communicating Complaints and Concerns
●	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain print copies of these materials, free of charge, by sending a written request to: Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: corporate secretary. Please specify which documents you would like to receive.

CONTACTING THE BOARD OF DIRECTORS

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board, and to individual directors, and describes our process for determining which communications will be relayed to board members. Interested persons may telephone their feedback by calling the Starbucks Audit line at 1-800-300-3205 or sending written communications to the board, committees of the board, and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation
P.O. Box 34507
Seattle, Washington 98124

Shareholders may address their communications to an individual director, to the board of directors, or to one of our board committees.

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Compensation of Directors

FISCAL 2021 COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

Under its charter, the Nominating/Governance Committee annually reviews and recommends the type and amount of board compensation for non-employee directors. Compensation decisions for non-employee directors are made by the Nominating/Governance Committee for each “Plan Year,” as defined in the Deferred Compensation Plan for Non-Employee Directors, which begins after the annual meeting of shareholders and concludes immediately before the following annual meeting of shareholders.

Director Compensation Highlights

●	Additional fees for board chair and committee chairs to differentiate individual pay based on workload.
●	Emphasis on equity in the overall compensation mix.
●	Equity grants under a fixed-value annual grant policy with immediate vesting.
●	A robust stock ownership guideline set at five times the portion of the annual retainer that can be paid in cash to support shareholder alignment.
●	Deferred stock unit program to facilitate stock ownership.

2021 Plan Year Compensation (March 2021 – March 2022)

Our non-employee director compensation was $295,000 for the 2021 Plan Year, and was paid at the election of the director as follows: (i) $130,000 either entirely in cash (in one lump sum) or entirely in fully-vested restricted stock units (“RSUs”) and (ii) $165,000 either entirely in fully-vested stock options or entirely in fully-vested RSUs. Additional compensation for the non-executive chair of the board and chairs of the board’s committees (other than Audit Committee) remained unchanged at $185,000 and $20,000, respectively, payable entirely in cash or entirely in fully-vested RSUs, at the election of the director. In June 2020, upon the recommendation of the Nominating/Governance Committee, the board increased the annual retainer for the chair of the Audit Committee by $5,000 for fiscal 2021, for a total of $25,000, payable entirely in cash or entirely in fully-vested RSUs, at the election of the director. A single board member who occupies both the non-executive chair of the board role and a chair of a committee role shall receive only the additional compensation specified for their role as non-executive board chair.

In considering and ultimately recommending the above change to the compensation program for our non-employee directors, the Nominating/Governance Committee considered peer data, analysis, and recommendations provided by F.W. Cook, an independent compensation consulting firm. Under F.W. Cook’s engagement with the Compensation Committee, as discussed in the “Our Executive Compensation Process” section of the proxy statement on page 74. The peers considered were the same peer group used to benchmark executive compensation.

Terms of Non-Employee Director Equity

Stock options have an exercise price equal to the closing market price of our common stock on the grant date and have a 10-year term from the date of grant. Stock options and RSUs granted to non-employee directors in Plan Year 2021 vested immediately. Directors generally have 36 months to exercise their stock options after ceasing to be a board member.

With respect to RSUs, elective deferral will continue to be available for “in-service” or “separation” as described on the next page. With respect to stock options, the number of options awarded to non-employee directors who elect to receive a portion of their compensation in options will be based on the grant date fair value of the stock options as determined for our financial reporting purposes at the time of grant, whereas the number of stock options granted was previously based on a widely-used approximation of the relative value of stock options when compared to cash and RSUs. Non-employee directors are expected to satisfy stock ownership guidelines of five times the maximum portion of annual compensation that can be paid in cash, not including cash payable as additional retainer for serving as chair of the board or for serving as a committee chair, as discussed below under the caption “Director Stock Ownership Guidelines.”

COMPENSATION OF DIRECTORS

FISCAL 2021 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows fiscal 2021 compensation for non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)
Richard E. Allison, Jr.	—	$294,928	—	$294,928
Andrew Campion	—	$294,928	—	$294,928
Mary N. Dillon	—	$149,894	$142,549	$292,443
Isabel Ge Mahe	—	$294,928	—	$294,928
Mellody Hobson(5)	—	$479,949	—	$479,949	(5)
Jørgen Vig Knudstorp	—	$149,894	$142,549	$292,443
Satya Nadella	—	$294,928	—	$294,928
Joshua Cooper Ramo	—	$294,928	—	$294,928
Clara Shih	—	$129,901	$142,549	$272,450
Javier G. Teruel	—	$154,975	$142,549	$297,524
Myron E. Ullman, III	$157,500	—	—	$157,500	(6)

(1)	Mr. Johnson does not participate in the compensation program for non-employee directors but rather is compensated as an executive officer of Starbucks. Information on compensation paid to Mr. Johnson in fiscal 2021 is described in the CD&A section of this proxy statement.
(2)	The amounts shown in this column represent the grant date fair values of the RSU awards granted to each of the non-employee directors on March 17, 2021. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s fiscal 2021 Annual Report (Note 13: Employee Stock and Benefit Plans).
(3)	The amounts shown in this column represent the grant date fair values of the stock option awards granted to each of the non-employee directors on March 17, 2021. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s fiscal 2021 Annual Report (Note 13: Employee Stock and Benefit Plans).
(4)	As of October 3, 2021, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Mr. Allison, 0; Mr. Campion, 0; Ms. Dillon, 32,108; Ms. Ge Mahe, 0; Ms. Hobson, 0; Mr. Knudstorp, 49,289; Mr. Nadella, 6,876; Mr. Ramo, 0; Ms. Shih, 5,166; and Mr. Teruel, 87,635.
(5)	Although Ms. Hobson was the chair of the Audit Committee for a portion of fiscal 2021, she is not entitled to the additional annual compensation generally awarded to committee chairs due to the fact that Ms. Hobson previously served as the non-executive vice chair of the board. Any non-executive chair or non-executive vice chair of the board, who is also a chair of a board committee, is not entitled to this additional annual compensation.
(6)	Mr. Ullman retired from the board on March 17, 2021. The amount shown for Mr. Ullman represents the portion of his cash fees that was earned in fiscal 2021 prior to his retirement from the board.

Deferred Compensation Plan

Under the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of RSUs until (1) the earlier of three years from the vesting of the RSU and separation from the board or (2) separation from the board. The purpose of the plan is to enhance the Company’s ability to attract and retain non-employee directors by providing individual financial and tax planning flexibility.

Director Stock Ownership Guidelines

In June 2018, the board increased the minimum Company stock ownership guidelines for non-employee directors from $480,000 to five times the maximum portion of annual compensation that can be paid in cash, not including cash payable as additional retainer for serving as chair of the board or for serving as a committee chair. The guidelines serve to align the interests of our non-employee directors to those of our shareholders. Under this formula, the current ownership requirement is $650,000 (5 x $130,000) of Company stock. Directors have a period of five years to comply with this requirement.

Deferred stock units resulting from deferrals under the deferred compensation plan for non-employee directors described above are counted toward meeting the guidelines. Each director is expected to continue to meet the ownership requirement for as long as they serve as a non-employee director of the board. All current non-employee directors are in compliance with these guidelines as of the date of this proxy statement.

2022 PROXY STATEMENT    43

PROPOSAL 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

We are asking our shareholders to approve an amendment and restatement of our 2005 Long-Term Equity Incentive Plan (the “Amended Plan”), to, among other things, increase the number of shares that are reserved under the plan and eliminate the termination date of the plan. In this proposal, we refer to the Amended Plan as previously approved by shareholders as the “Equity Plan.” The Amended Plan also includes a number of other changes to the Equity Plan, which are described in more detail below.

Key Changes from the Original Plan

If approved, the Amended Plan would make the following material changes to the Equity Plan, as described in more detail under the “Amended Plan Summary” below:

Increase in Authorized Shares	●	Increase the number of shares authorized for issuance under the Equity Plan by 65 million additional shares
Eliminate Termination Date	●	Eliminate the term of the Equity Plan, which would otherwise expire in March 2023
Extend Incentive Stock Option Term	●	Extend the term under which incentive stock options may be granted until November 9, 2031
Require Minimum Vesting on All Types of Equity Awards	●	Revise the current minimum vesting requirement to require 95% of the shares available for future issuance after the Equity Plan is amended and restated to be granted pursuant to equity awards that will not vest prior to the one-year anniversary of the grant date
Eliminate References to 162(m)	●	Eliminate references to Section 162(m) of the Internal Revenue Code (“Code”) since the exemption is no longer available under the tax rules; however, the Amended Plan would retain material Section 162(m) requirements to ensure good governance
Expand Performance Criteria	●	Expand the list of potential performance criteria to also include the key performance metrics included in our recent earnings releases and allow for additional types of adjustments to performance awards
Clarify no Payout of Dividends or Dividend Equivalents on Unearned Full Value Awards	●	Clarify that no dividends or dividend equivalents may be paid on any unvested restricted stock or stock unit awards (whether performance- or time-based) and that the Amended Plan does not permit dividend equivalents or otherwise with respect to stock options and stock appreciation rights (“SARs”), whether vested or unvested
Clarify that the Amended Plan Does Not Permit Liberal Share Recycling	●	Clarify that shares withheld to pay taxes upon the vesting/settlement of stock awards will not return back to the Amended Plan
Clarifying Administrative and Other Changes	●	Clarify that stock awards granted under the Amended Plan are subject to any vesting or transferability policies adopted by the plan administrator
	●	Clarify that the plan administrator has the broad discretion to determine the value of shares withheld to pay taxes
	●	Clarify that the acceleration of performance-based options and SARs in the event of a change in control will be limited to target achievement
	●	Clarify that fractional shares may be issued pursuant to the Amended Plan
	●	Eliminate references to prior equity plans and prior shareholder approved repricing, which are no longer applicable

Board Recommendation
The board of directors recommends a vote FOR approval of the amendment and restatement of our 2005 Long-Term Equity Incentive Plan.

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Purpose of Share Reserve Increase and Elimination of Termination Date

The Amended Plan would increase the number of shares of common stock reserved for issuance under the Equity Plan by 65 million shares and would not have a termination date. As of October 3, 2021, approximately 41 million shares of our common stock remained available for future grants under the Equity Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating, and retaining partners (employees), officers, and directors in a competitive market for talent. Further if the Amended Plan is not approved, the Equity Plan will remain in effect and expire pursuant to its terms in March 2023.

The Equity Plan is the plan we use to make grants of stock to all of our eligible global partners, including those that participate in our broad-based equity program, which we refer to as our “Bean Stock” plan. Participants in this plan include those partners that work in our stores and serve our customers directly. Our non-employee directors and consultants are also eligible to participate in the Equity Plan. Broad-based equity compensation is an essential and long-standing element of the Company’s culture and success. It continues to be a critical element to attract and retain the most talented partners, officers, and directors available to execute on the Company’s long-term goals. If the Amended Plan is not approved, we may be unable to continue to offer competitive equity packages to attract and retain such persons, and we may need to consider other compensation alternatives.

The table below shows the stock awards that were outstanding under the Equity Plan, as of January 2, 2022. As of that date, there are no stock awards outstanding under any other equity plan maintained by the Company except for its 1995 Employee Stock Purchase Plan. As of January 2, 2022, the closing price of Starbucks shares as reported on Nasdaq was $116.97 per share.

Total shares underlying outstanding options	4,617,527
Weighted average exercise price of outstanding options (includes options that were previously subject to performance conditions)	54.9317
Weighted average remaining contractual life of outstanding options	4.23 Years
Total shares underlying outstanding unvested time-based RSUs	6,568,075
Total shares underlying outstanding unearned performance-based RSUs	1,132,031
Total shares currently available for grant	34,386,285
Total shares currently available for grant as full-value awards	16,374,421

We believe the requested shares will be sufficient to enable us to grant stock awards under the Amended Plan for approximately the next 10 years, based on historical grant and forfeiture levels, recent market prices of Starbucks shares, and the anticipated use of stock awards as an incentive and retention tool.

Dilution, Burn Rate, and Equity Overhang

The Compensation Committee regularly reviews our burn rate and equity overhang activity in order to thoughtfully manage our long-term shareholder dilution. The following table provides detailed information regarding our burn rate and equity overhang activity for the last three fiscal years, which, in the interest of transparency, includes the impact of the $1.7 billion and $10.22 billion of share repurchases that we made in fiscal years 2020 and 2019, respectively.

	Fiscal 2021 (%)	Fiscal 2020 (%)	Fiscal 2019 (%)
Gross Burn Rate(1)	0.35%	0.34%	0.51%
Net Burn Rate(2)	0.22%	0.24%	0.23%
Equity Overhang(3)	4.37%	5.17%	6.08%
(1)	Gross burn rate is calculated as (a) the number of new stock awards granted under the Equity Plan divided by (b) the total number of Starbucks shares outstanding as of the end of the fiscal year.
(2)	Net burn rate is calculated as (a) the number of new stock awards granted under the Equity Plan, net of stock awards cancelled and forfeited, divided by (b) the total number of Starbucks shares outstanding as of the end of the fiscal year.
(3)	Equity overhang is calculated as (a) the number of shares subject to outstanding stock awards plus the number of shares available for grant under the Equity Plan divided by (b) the number of shares subject to outstanding stock awards, plus the number of shares available for grant under the Equity Plan, plus the total number of Starbucks shares outstanding as of the end of the fiscal year.

The table below shows the number of options and full value awards granted in each of the last three years as well as the number of performance-based awards that were earned each year.

Fiscal Year	Option Awards Granted	Time- Based Options Granted	Performance -Based Options Granted(1)	Performance- based Options Earned	Total Full- Value Awards Granted	Time- Based RSUs Granted	Performance- Based RSUs Granted(1)	Performance- based RSUs Earned(2)
2021	20,664	20,664	0	0	4,151,453	3,707,959	443,494	0
2020	60,020	60,020	0	0	3,973,898	3,444,412	529,486	0
2019	502,918	35,628	467,290	467,290	5,560,091	4,891,047	669,044	0
(1)	Amounts are reflected at target.
(2)	The new performance-based RSU plan design with three-year performance period was implemented in fiscal 2019. This is not reflected in this table as earned, as the payout was certified, and subsequent vest event occurred in early fiscal 2022. Performance-based RSUs from prior grants that were to be earned in fiscal 2019 did not meet the performance threshold thus no performance-based RSUs were earned.

2022 PROXY STATEMENT    45

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Best Practices

We have designed the Amended Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, partners, and other service providers and shareholders’ interests. These provisions include, but are not limited to, the following:

No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing Without Shareholder Approval. The Company cannot, without shareholder approval, reduce the exercise price of a stock option or SAR, and at any time when the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company cannot, without shareholder approval, cancel and re-grant or exchange such stock option or SAR for cash, other awards, or a new stock option or SAR at a lower (or no) exercise price.

Minimum Vesting Requirements. Stock awards granted under the Amended Plan following the 2022 Annual Meeting will not vest prior to the one-year anniversary of the grant date provided that such requirement will not apply to (i) 5% of the shares initially reserved under the Amended Plan, (ii) awards assumed or substituted in connection with an acquisition by the Company, and (iii) any awards to non-employee directors, which vest on the earlier of one year and the next annual meeting of shareholders, which is at least 50 weeks after the immediately preceding annual meeting of shareholders.

No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price or purchase price of an award, shares delivered to or withheld by the Company to pay withholding taxes related to an award, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the Amended Plan.

No Dividends on Unearned Awards. The Amended Plan prohibits the payment of dividends or dividend equivalent rights on unearned full value awards (whether performance- or time-based). The Amended Plan does not permit dividend equivalents or otherwise with respect to stock options and SARs, whether vested or unvested.

Fungible Share Design. Shares issued in connection with restricted stock and RSUs count against the number of shares authorized for issuance under the Amended Plan at a higher rate than shares issued upon exercise of stock options and SARs.

Best Practice Performance-Based Stock Award Provisions. While the enactment of the 2017 Tax Cuts and Jobs Act eliminated the “performance-based compensation” exception under Section 162(m) of the Code, the Amended Plan includes many best practice performance-based stock award provisions.

Limit on Stock Awards. The Amended Plan limits the number of shares that may be granted to any one participant during any one fiscal year.

Disclosure of Change of Control Vesting Treatment. The Amended Plan discloses the specific vesting treatment for both time- and performance-based stock awards in connection with a change of control.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Amended Plan can be automatically replenished.

No Automatic Grants. The Amended Plan does not provide for “reload” or other automatic grants to participants.

No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.

Amended Plan Summary

The following summary of the material terms of the Amended Plan is qualified in its entirety by reference to the complete text of the Amended Plan, which is set forth in Appendix B to this proxy statement.

Background and Best Practices

On November 9, 2021, the board of directors adopted the Amended Plan, subject to shareholder approval. The board recommends that the Company’s shareholders approve the Amended Plan because it believes that partner, officer, and non-employee director ownership in the Company serves the best interests of all shareholders by promoting a focus on long-term increase in shareholder value. The Amended Plan continues to support this goal by increasing the flexibility the Company has in awarding equity-based compensation that meets its ongoing objective of aligning compensation with shareholder value. The Amended Plan permits the grant of stock options (including nonqualified stock options and incentive stock options), SARs, restricted stock, and RSUs.

Administration

The Compensation Committee will administer the Amended Plan, with certain actions subject to the review and approval of the full board or a panel consisting of all of the independent directors (the “Administrator”). Subject to the express terms of the Amended Plan, the Administrator will have full power and authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Amended Plan, including to determine when and to whom awards will be granted, and the type, amount, form of payment, and other terms and conditions of each award. In addition, the Administrator will have the authority to interpret the Amended Plan and the awards granted under the Amended Plan, and establish rules and regulations for the administration of the Amended Plan. All decisions, determinations, and interpretations of the Administrator regarding the Amended Plan and awards granted under the Amended Plan will be final and binding on all participants and all other persons. The Administrator may authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Amended Plan. In addition, subject to applicable law, the Administrator may delegate any or all aspects of the day-to-day administration of the Amended Plan to one or more officers of the Company.

Participants

Any person who is a partner, officer, consultant, or director of the Company or any subsidiary of the Company will be eligible for selection by the Administrator for the grant of awards under the Amended Plan. Options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code only may be granted to partners of the Company or any subsidiary. As of January 2, 2022, approximately 250,000 partners, seven executive officers, 10 non-employee directors, and approximately 725 consultants were qualified to participate in the Equity Plan and will be eligible to participate in the Amended Plan.

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Shares Subject to the Amended Plan and to Awards

As of October 3, 2021, the aggregate number of shares of Starbucks common stock, par value $0.001 per share, subject to outstanding awards under the Equity Plan was 12,880,536, and 41,035,135 shares remained available for future grant under the Equity Plan. Under the Amended Plan, an additional 65,000,000 shares of common stock will become available for issuance. As a result, on or after October 3, 2021, the number of shares authorized for issuance under the Amended Plan shall be 106,035,135 plus any shares that are subject to outstanding awards under the Equity Plan that after such date cease to be subject to such awards for any reason other than the exercise of such awards. Any shares granted under options or SARs will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or SARs will be counted against this limit as 2.1 shares for every one share subject to such award. All share amounts authorized under the Amended Plan will be subject to adjustment for stock splits and other changes in the Company’s capitalization. The shares issued pursuant to awards granted under the Amended Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company. Subject to certain adjustments, the aggregate number of shares subject to awards granted under the Amended Plan during any one taxable year to any one participant will not exceed 10,000,000, and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Amended Plan will not exceed 69,612,358. In the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, the Administrator shall adjust (i) the maximum number of shares reserved for issuance under the Amended Plan, (ii) the number and class of securities covered by, and the price per share under, outstanding awards, (iii) the maximum annual individual award limit, and (iv) the maximum aggregate ISO limit. Any such adjustments shall be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Amended Plan.

For purposes of determining the share limits described in the paragraphs above, the aggregate number of shares issued under the Amended Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Shares subject to awards that have been canceled, expired, forfeited, settled in cash, or otherwise not issued under an award, and shares subject to awards settled in cash will not count as shares issued under the Amended Plan. The Amended Plan provides that shares retained by or delivered to the Company to pay the exercise price or purchase price of an award, shares delivered to or withheld by the Company to pay withholding taxes related to an award, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the Amended Plan.

Fractional shares and related award may be issued pursuant to the Amended Plan or in settlement of awards granted under the Amended Plan, and adjustments for stock splits and other changes in the Company’s capitalization may result in fractional Shares.

Minimum Vesting

Prior to the amendment and restatement, the Equity Plan provided that subject to certain exceptions, restricted stock and RSU awards to the executive officers of the Company that vest solely based on a participant’s continuous service may not vest in full earlier than three years from the grant date, and awards of restricted stock and RSUs to executive officers of the Company that vest based on the achievement of performance objectives must be based on performance over a period of not less than one year, in each case, unless accelerated in the event of a change of control or the participant’s death, disability, or retirement. The Equity Plan did not include a minimum vesting requirement for all awards, and time-based restricted stock and RSU awards to executive officers could vest in part prior to the one-year anniversary of the date of grant.

If the Amended Plan is approved, all Awards granted under the Amended Plan after the 2022 Annual Meeting will not vest in whole or in part prior to the one-year anniversary of the date of grant, excluding, for this purpose, any (i) awards that are substituted or assumed in connection with an acquisition by the Company and (ii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders, which is at least 50 weeks after the immediately preceding annual meeting of shareholders; provided, however, that up to 5% of the shares available for future distribution under the Amended Plan immediately following the 2022 Annual Meeting may be granted pursuant to awards without such minimum vesting requirement. However, the Administrator will retain the ability to grant awards that are subject to agreements providing for accelerated vesting on a termination of employment or service or to otherwise accelerate vesting. Further, such minimum vesting requirement will not limit any rights to accelerated vesting in connection with a change of control (including vesting acceleration in connection with employment termination following such event), the death of the participant, the disability of the participant, or the participant’s retirement, whether set forth in the Equity Plan, an agreement, or otherwise.

Stock Options

The holder of an option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Administrator, subject to the satisfaction of certain vesting conditions. The Administrator will establish the exercise price per share under each option, which will not be less than the fair market value (or 110% of the fair market value in the case of ISOs granted to individuals who own more than 10% of the outstanding shares of the Company’s common stock) of a share on the date the option is granted. The Administrator will establish the term of each option, which in no case may exceed a period of 10 years from the date of grant (or five years in the case of ISOs granted to individuals who own more than 10% of the outstanding shares of the Company’s common stock). Options granted under the Amended Plan may be either ISOs or options that are not intended to qualify as ISOs, nonqualified stock options (“NQSOs”). No ISOs may be granted after November 9, 2031.

Stock Appreciation Rights

A SAR provides the holder with the right to receive the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the right is granted. SARs may be granted to participants either in connection with an award of options (“tandem SARs”) or not in connection with an award of options (“freestanding SARs”). The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of common stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares. The Administrator will establish the terms and conditions of SARs, including vesting conditions. The Administrator will establish the exercise price per share under each stand-alone SAR, which will not be less than the fair market value of a share on the date the SAR is granted. The Administrator will also establish the term of each SAR, which in no case may exceed a period of 10 years from the date of grant.

2022 PROXY STATEMENT    47

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Other than in connection with a change in the Company’s capitalization, the Company cannot, without shareholder approval, reduce the exercise price of a stock option or SAR, and at any time when the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company cannot, without shareholder approval, cancel and re-grant or exchange such stock option or SAR for cash, other awards, or a new stock option or SAR at a lower (or no) exercise price.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares where the grant, issuance, retention, vesting, or transferability of such shares is subject during specified periods of time to such conditions and terms (including continued employment or certain performance conditions) as the Administrator deems appropriate. RSUs are awards denominated in units of shares under which the settlement of the award is subject to such conditions and terms (including continued employment or certain performance conditions) as the Administrator deems appropriate. RSUs may be settled in shares of common stock, cash, or a combination of the foregoing, as determined by the Administrator on the grant date. Restricted stock or RSUs (but no other awards under the Amended Plan) may include dividend or dividend equivalent rights, as may be specified by the Administrator in the award agreement; provided, however, that dividends or dividend equivalent rights will not be paid with respect to any shares underlying awards of restricted stock or RSUs (whether performance- or time-based), except to the extent that such shares are earned.

Performance Criteria

Awards, including restricted stock, RSUs, and options, may be subject to the attainment of performance goals relating to performance criteria selected by the Administrator. Performance goals for such awards may include one or more of the following business criteria (as selected and defined by the Administrator), referred herein as the “Performance Criteria”: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend, or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend, or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) operating or profit margin; (xi) return on operating revenue; (xii) brand recognition or acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; (xx) strategic initiatives; (xxi) store count; (xxii) comparable store sales; or (xxiii) ESG goals; provided, however, that Performance Criteria shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

The Administrator may provide, at the time it establishes Performance Criteria for any award (as well as at any time when the achievement of the Performance Criteria remains substantially uncertain), that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) the effect of items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any such other events that are determined to be appropriate by the Administrator, which would result in objective and non-discretionary adjustments.

Method of Payment for Shares and Tax Withholding

The Administrator will determine the form of payment, if any, for any shares of common stock issued in exercise or settlement of an award under the Amended Plan, which may include cash, shares of common stock owned by the participant, withholding of shares of common stock otherwise issuable upon exercise or settlement, or a broker-assisted cashless exercise. Further, to the extent required by applicable federal, state, local, or foreign law, the Administrator may or a participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise. These obligations may be satisfied by having the Company withhold a portion of the shares that otherwise would be issued to a participant under such award or by tendering shares previously acquired by the participant in accordance with rules established by the Administrator. The fair market value of the shares to be withheld or tendered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.

Termination of Service

Unless otherwise provided by the Administrator and except in the event of a change of control as described below, unvested awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited immediately upon termination of a participant’s service for any reason (except that unvested options will accelerate in the event of a participant’s retirement or death), and vested awards granted under the Amended Plan will expire, terminate, or otherwise be forfeited as follows:

●	three months after a participant’s (other than with respect to a non-employee director) termination of service, including voluntary termination by the participant, other than in the circumstances described below, and 36 months after a non-employee director ceases to be a director, other than in connection with the director’s misconduct or death;
●	immediately upon termination of a participant’s service for misconduct;
●	12 months after the date on which a participant, other than a non-employee director, becomes disabled;
●	12 months after the death of a participant; and
●	36 months after the date a participant, other than a non-employee director, retires.

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Change of Control

Unless otherwise provided in an agreement between the participant and the Company, in the event of a change of control of the Company (as defined in the Amended Plan), subject to certain limitations and restrictions as more fully described in the Amended Plan:

●	options and SARs may become fully vested and immediately exercisable with any performance-based options and SARs for which the performance period has not yet been completed, vesting at the target level specified in the award agreement;
●	restriction periods and restrictions imposed on restricted stock and RSUs that are not performance-based may lapse;
●	any restriction periods and restrictions imposed on restricted stock and RSUs that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the applicable award agreement; and
●	restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations, or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by a non-employee director will occur upon the occurrence of a change of control, and accelerated vesting or lapse of restrictions on awards held by a partner will occur (a) only if a partner’s employment is terminated without cause or due to a resignation for good reason within a year after a change of control or (b) upon the occurrence of a change of control if the acquiring company does not assume outstanding awards or substitute equivalent awards or if the transaction involves the sale, liquidation, or disposition of substantially all of the Company’s assets.

Transferability of Awards

Unless otherwise provided by the Administrator, awards granted under the Amended Plan may only be transferred by will or the laws of descent and distribution.

Shareholder Rights

Unless otherwise provided in an award agreement, until the issuance of the share certificate evidencing the shares underlying an award, participants will not have voting or dividend rights with respect to those shares.

No Right to Company Employment

Nothing in the Amended Plan or an award agreement will interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or service with the Company or a subsidiary at any time or for any reason, with or without cause, nor will the Amended Plan or an award itself confer upon any participant any right to continue their employment or service for any specified period of time.

Compliance with Law

The issuance and delivery of shares pursuant to an award under the Amended Plan will be subject to all relevant provisions of law, including, without limitation, the federal securities laws, the rules and regulations promulgated under such laws, and the requirements of any stock exchange or quotation system upon which the common stock may then be listed or quoted, and will be further subject to the approval of counsel for the Company with respect to such compliance.

Other Policies

Awards granted under the Amended Plan may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by the Company, which may include any policy related to the vesting or transfer of equity awards. Whether any such policy will apply to a particular award may depend, among other things, on when the award was granted, whom the award was granted to, and the type of award.

Amendment and Termination

The Amended Plan was adopted by the Board on November 9, 2021, subject to shareholder approval of the Amended Plan. The Administrator may amend or terminate the Amended Plan as the Administrator determines to be advisable. Shareholder approval may be required for certain amendments, in accordance with applicable legal, regulatory, and stock exchange listing requirements. The Administrator has specific authority to amend the Amended Plan without shareholder approval in order to comply with legal, regulatory, and stock exchange listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the Amended Plan or any award agreement. No amendment or termination of the Amended Plan may be made that would impair the rights of the holder of an award without such holder’s consent.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Amended Plan. The discussion is intended solely for general information purposes and does not make specific representations to any participant. The discussion does not address state, local, or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to them. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Amended Plan both with respect to federal income tax consequences as well as any state, local, or foreign tax consequences.

2022 PROXY STATEMENT    49

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs are not intended to comply with such requirements.

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO until the later of two years following the option grant date and one year following exercise, the participant’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price). If a participant disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares, and capital gain or loss for any other difference between the sale price and the exercise price. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as a NQSO described below.

A participant is not taxed on the grant of a NQSO. On exercise, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. The participant’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise, and otherwise is short-term capital gain (or loss). The measure of the gain (or loss) on disposition is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the stock price on the exercise date). The Company does not receive a deduction for any such capital gain.

Stock Appreciation Rights

Generally, the holder of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the freestanding SAR is settled in cash, the cash will be taxable as ordinary income to the holder at the time that it is received. If the freestanding SAR is settled in shares, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the holder for the shares.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the holder will be the same as discussed above relating to freestanding SARs. If the holder elects to exercise the underlying option, the holder will be taxed at the time of exercise as if they had exercised a NQSO (discussed above).

The Company will be entitled to a deduction equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise of a SAR.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or RSUs generally do not recognize income at the time of grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, pursuant to Section 83(b) of the Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

The Company generally will be entitled to a tax deduction in connection with the vesting, settlement, or exercise of an award under the Amended Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income. However, Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key employees.

New Plan Benefits

The Amended Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on shareholder approval of the Amended Plan. However, as discussed in further detail in the section entitled “Compensation of Directors,” each of our current non-employee directors is entitled to receive certain grants of fully vested RSUs or options in connection with their service on the Board, pursuant to the terms of our non-employee director compensation program, which will be granted under the Amended Plan if the plan is approved. The following table summarizes the aggregate value of the shares that our current non-employee directors as a group will receive if they remain a director following the 2022 Annual Meeting and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon shareholder approval of the Amended Plan. All other future awards are discretionary and cannot be determined at this time.

PROPOSAL 2 – APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 LONG-TERM EQUITY INCENTIVE PLAN

Name and Position	Dollar Value		Number of Units
Kevin R. Johnson	—		—
Rachel Ruggeri	—		—
John Culver	—		—
Michael Conway	—		—
Rachel A. Gonzalez	—		—
Patrick J. Grismer	—		—
Rosalind G. Brewer	—		—
All current executive officers as a group(1)	—		—
All non-employee directors as a group(2)	$ 3,200,000	(3)	—
All partners as a group (excluding executive officers)	—		—
(1)	Consists of Michael Conway, John Culver, Rachel A. Gonzalez, Kevin R. Johnson, Angela Lis, Rachel Ruggeri, and Gina Woods
(2)	The number of shares subject to each non-employee director’s RSUs and option awards will not be determinable until the grant date. See the section entitled Compensation of Directors on page 42 for more information.
(3)	Amount reflects non-employee director elections to receive RSUs in lieu of $130,000 annual cash retainer as well as standard annual equity award of $165,000.

Existing Plan Benefits

The following table sets forth information with respect to awards previously granted under the Equity Plan as of January 2, 2022:

Name and Position(1)	Number of Shares Covered by Awards
Kevin R. Johnson	3,190,696
Rachel Ruggeri	251,517
John Culver	2,792,652
Michael Conway	836,631
Rachel A. Gonzalez	374,126
Patrick J. Grismer	222,723
Rosalind G. Brewer	665,789
All current executive officers as a group(2)	7,812,740
All non-employee directors as a group(3)	1,568,635
All partners as a group (excluding executive officers)	416,497,833
(1)	No awards have been granted under the Equity Plan to any associate of any of our directors (including nominees) or executive officers and no person received 5% or more of the total awards granted under the Equity Plan since its inception.
(2)	Consists of Michael Conway, John Culver, Rachel A. Gonzalez, Kevin R. Johnson, Angela Lis, Rachel Ruggeri, and Gina Woods.
(3)	All the non-employee directors who are nominees for election as a director are included within this group. The total number of shares that they were granted on an individual basis are as follows: Richard E. Allison Jr., 9,894; Andrew Campion, 9,894; Mary N. Dillon, 49,803; Mellody Hobson, 591,655; Jørgen Vig Knudstrop, 55,611; Isabel Ge Mahe, 9,894; Satya Nadella, 23,539; Joshua Cooper Ramo, 111,794; Clara Shih, 58,285; and Javier G. Teruel, 648,266.

Additional Information Regarding our Equity Compensation Plans

Please also refer to the section entitled “Stock Ownership - Equity Compensation Plan Information” for further information about the total number of shares subject to outstanding stock options and rights and the total number of shares available for issuance under all of our equity compensation plans as of October 3, 2021, including the Equity Plan and the 1995 Employee Stock Purchase Plan.

2022 PROXY STATEMENT    51

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers as reported in this proxy statement (commonly referred to as a “say-on-pay”).

We encourage shareholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s long-term success.

The board has adopted a policy providing for an annual say-on-pay advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking shareholders to approve, on a nonbinding, advisory basis, the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Starbucks Corporation approve, on a nonbinding, advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in the proxy statement for the Company’s 2022 Annual Meeting of Shareholders.

This advisory say-on-pay resolution is non-binding on the board of directors. Although non-binding, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2023 Annual Meeting of Shareholders.

Board Recommendation
The board of directors recommends a vote FOR approval, on a nonbinding, advisory basis, of the compensation paid to our named executive officers.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information on the goals and objectives of our executive compensation program including Starbucks global compensation philosophy, which focuses on rewarding partners for their central role in our growth. While the principles underlying this philosophy extend to all levels of the organization, this CD&A primarily covers the compensation provided to our named executive officers (“NEOs”). For 2021, our NEOs include five current executive officers and two former executive officers named below and in the executive compensation tables of this proxy statement. We use “Compensation Committee” or “Committee” in the CD&A and the executive compensation tables to refer to the Compensation and Management Development Committee of the Starbucks board of directors. We refer to all of our employees as “partners”, including throughout this proxy statement, to reflect the significant role they play in our success.

Kevin R. Johnson	Rachel Ruggeri	John Culver	Michael Conway	Rachel A. Gonzalez
president and chief executive officer	executive vice president and chief financial officer	group president, North America and chief operating officer	group president, International and Channel Development	executive vice president, general counsel

Patrick J. Grismer*	Rosalind G. Brewer**
former executive vice president, chief financial officer	former group president, Americas and chief operating officer

*	Mr. Grismer retired as executive vice president, chief financial officer of the Company effective February 1, 2021, and remained employed with the Company in a senior advisor role through May 2, 2021.

**	Ms. Brewer resigned from employment with the Company, effective February 26, 2021, to become the chief executive officer of another publicly traded company.

EXECUTIVE SUMMARY

Business Highlights

Starbucks financial results for fiscal 2021 demonstrate the overall strength and resilience of our brand and the impact and opportunity afforded by the authentic connection and the deep trust and loyalty we have built with customers around the world. Despite increased costs and unprecedented operating challenges resulting from the global COVID-19 pandemic, such as global supply chain limitations and store closures or restrictions on operating hours due to public health protocols we experienced significant improvements in our financial results compared to fiscal 2020. We have resumed our share repurchase program in the first quarter of fiscal 2022, committing to returning $20 billion to our shareholders through share repurchases and the payment of dividends over the next three years. Our stock price also increased 31% fiscal year over year from $86.07 to $112.92.

Our results underscore the passion and dedication of our over 400,000 Starbucks green apron partners, who serve nearly 100 million customer occasions around the world every week. In addition, our results demonstrate the success of the investments we have already made, and will continue to make ahead of the growth curve, in our people, digital, beverage and food innovation, and store experiences. Our investments in fiscal 2021 included providing our partners with financial support and economic certainty during the ongoing COVID-19 pandemic; avoiding layoffs while most of our stores were temporarily closed; and accelerating our store portfolio transition through our North America Trade Area Transformation, repositioning over 500 stores in the U.S. to optimal locations with favorable economics. Building on these investments, in October 2021, we committed to bringing the average U.S. retail hourly wage to nearly $17/hour by summer 2022. We believe these investments are driving and strengthening our global business and establishing the foundation for even greater success in the future.

Executive Compensation

In response to the results of our 2021 say-on-pay advisory vote, we contacted shareholders collectively representing more than half of our outstanding shares to offer to discuss their perspectives on our executive compensation programs, and shareholders representing over 25% of our outstanding shares accepted our offer to engage. Informed by these discussions, and in consideration of the feedback that we received from our shareholders, we made certain decisions regarding our incentive award grant practices going forward and also made meaningful enhancements to this 2021 CD&A, enhancing our disclosure with increased detail and transparency related to the individual performance factor in our 2021 annual incentive awards.

2022 PROXY STATEMENT    53

EXECUTIVE COMPENSATION

The year over year improvements in our business in fiscal 2021 demonstrate the resilience of our business model and the relevance of the Starbucks brand.

Total Consolidated Revenues grew 21% year-over-year to $29.1 Billion	Total Consolidated EPS grew 348% year-over-year to $3.54*
Capital Returned to Shareholders in Fiscal 2021 $2.1 Billion	Total Consolidated non-GAAP EPS grew 177% year-over-year to $3.24**	Stock Price grew 31% year-over-year to $112.92

*	Includes a $0.56 gain on the divestiture of our South Korea joint venture and $0.10 related to the 53rd week in fiscal 2021.
**	Includes $0.10 related to the 53rd week in fiscal 2021. Appendix A includes a reconciliation of non-GAAP EPS to diluted net earnings per share (“EPS”), the most directly comparable measure reported under accounting principles generally accepted in the United States (“GAAP”).

Executive Compensation Objectives and Program Design

A key element of our success is having the right leaders to guide Starbucks and successfully execute our strategy, and it is critical to attract and retain the highest level of executive talent. Further, our executive compensation program is structured to closely align with our business purpose and commitment to shareholder value creation, focusing on long-term sustainable growth, and increasing shareholder returns while staying true to our core principles. We believe our compensation structure and its resulting realizable pay for executives demonstrates our strong commitment to linking compensation to Company performance and strategy.

EXECUTIVE COMPENSATION

Say-on-Pay Advisory Vote - 2021 Shareholder Outreach

Every year, Starbucks provides shareholders with the opportunity for an annual vote to approve its executive compensation program on an advisory basis. At our 2021 Annual Meeting of Shareholders, approximately 47.5% of our shareholders supported our advisory vote on executive compensation. As a result, our 2021 say-on-pay advisory proposal did not pass. Following this vote, we conducted an extensive engagement campaign with our shareholders, which we describe in detail below.

We Contacted Shareholders Representing 53% of our Total Shares Outstanding

Shareholders We Contacted

●	We reached out to 99 shareholders representing 53% of our total shares outstanding to invite them to participate in calls to discuss our executive compensation programs
●	19 shareholders representing over 25% of our total shares outstanding accepted our invitation to share feedback

Starbucks Participants

●	Mary N. Dillon, our independent chair of the Compensation Committee, participated in meetings with investors representing 17% of our total shares outstanding
●	Starbucks partners from our legal, investor relations, and executive compensation teams participated in all of the shareholder meetings

Key Themes from Shareholder Engagement

While our shareholders were generally pleased with the design of our executive compensation program, and in particular, with the incorporation of ESG metrics into our short-term and long-term incentive programs, they did express concern with the granting of special awards to our ceo and our former coo outside of our annual compensation program, as well as our practice of granting of multi-year performance awards that will be settled in cash, and wanted to see enhanced disclosure around the achievement of the 2021 annual incentive awards in light of the increase in the weighting of the individual performance factor from 30% to 50%. Our Compensation Committee is committed to implementing compensation programs that are aligned with the interests of our shareholders and confirms that it does not intend to make future awards to our continuing executive officers outside of our ongoing annual incentive programs (except in connection with new hires and promotions) or grant future multi-year performance awards in the form of cash. We have also enhanced disclosure around the achievement of the 2021 annual incentive awards.

What We Heard		What We Did
Topic	Feedback	Changes for Fiscal 2022 and Beyond
Special Awards to ceo	Shareholders expressed a concern with the granting of special awards to our ceo and our former coo outside of our annual compensation program; shareholders also noted the grant of special awards in consecutive years

●  In response to shareholder feedback, the Compensation Committee confirms that it does not intend to make future awards to our continuing executive officers outside of our ongoing annual incentive programs except in connection with new hires and promotions

●  The Compensation Committee also confirms that it does not intend to grant future long-term performance awards in the form of cash; all future long-term performance awards will be settled in shares of Starbucks common stock

●  We enhanced disclosure around the achievement of the 2021 annual incentive awards and clarified that 60% of the target amount is tied to company financial or operational goals, 10% is tied to the company’s ESG goals, and 30% is tied to individual performance goals

●  The Compensation Committee did not significantly revise the design of our executive compensation program for fiscal 2022 based on our compensation philosophy and the focused feedback we received; however, the Committee clarified the importance of the individual performance factor and the rigor applied by the Committee, noting that the individual performance factor will only include goals specific to each individual participant or whose achievement will vary by participant

Multi-Year Performance Cash Awards	Despite a relative total shareholder return (“TSR”) metric, shareholders expressed a concern with the granting of multi-year performance awards that will be settled in cash, such as the December 2019 long-term cash performance-based award to our ceo and our former coo, noting the potential for a lack of alignment with shareholder value
Short-Term Incentive Awards	Shareholders are seeking enhanced disclosure around the goals and ultimate achievement of the 2021 annual incentive awards; comprehensive disclosure is a focus of investors due to the increased weighting of the individual performance factor from 30% to 50%
Design of Program Generally	Shareholders were otherwise generally pleased with the overall design and framework of our executive compensation program, and in particular, with the incorporation of ESG metrics, including inclusion and diversity metrics, into our short-term and long-term incentive programs

2022 PROXY STATEMENT    55

EXECUTIVE COMPENSATION

CEO Compensation and Performance Alignment

The Compensation Committee takes seriously its responsibility to maintain appropriate pay for performance alignment with an emphasis on shareholder value. From the end of fiscal 2020 through the end of fiscal 2021, our stock price increased in value by 31%. However, as of the end of fiscal 2021, the realizable value of compensation awarded in fiscal 2020 was only 68% of target primarily due to the realizable value attributable to the one-time long-term cash performance-based award granted to our ceo in fiscal 2020 being equal to only 30% percent of target, as described in more detail below. Further, the realizable value of compensation awarded in fiscal 2021 was 120% of target, which reflects, among other things, the alignment of our fiscal 2021 performance goals with our actual performance.

($ in millions)	FY20 Target	FY20 Realizable	FY21 Target	FY21 Realizable
Base Salary	$1.6	$1.5	$1.6	$1.6
Non-Equity Incentive Plan Compensation	$3.1	$1.9	$3.1	$4.0
Time-based RSUs	$5.4	$7.2	$5.8	$7.0
Performance-based RSUs	$8.1	$11.2	$8.7	$10.5
Performance Cash	$25.0	$7.5	$0.0	$0.0
	$43.2	$29.3	$19.2	$23.2

“Target Pay” for each fiscal year is the sum of

●	the salary rate for that year, pro-rated accordingly based on the effective date of any increase,
●	the target annual incentive, and
●	the grant date fair value of long-term incentives.

“Realizable Pay” for each fiscal year is the sum of

●	the salary earned for that year,
●	the annual incentive earned for that year,
●	the value of time-based restricted stock units (“RSUs”) granted in that fiscal year, which for vested RSUs is equal to the stock price on the applicable vesting dates multiplied by the number of vested RSUs, and for unvested RSUs is valued based on our closing stock price on October 1, 2021, the last trading day of our 2021 fiscal year multiplied by the number of unvested RSUs,
●	the value of performance-based restricted stock units (“PRSUs”) granted in that fiscal year, which for:
● unvested PRSUs for which the performance targets have been set are valued based on the number of shares that would have been earned based on actual results through October 3, 2021, multiplied by our closing stock price on October 1, 2021, and
● unvested PRSUs for which the performance targets have not been set are valued based on the number of target shares multiplied by our closing stock price on October 1, 2021, and
●	the value of any performance cash award granted in that fiscal year, based on the amount that would have been earned based on actual results through October 3, 2021, and our closing stock price on October 1, 2021.

EXECUTIVE COMPENSATION

Long-Term Cash Performance-Based Award

In December 2019, the board desired to recognize and retain Mr. Johnson’s high-caliber leadership and awarded him a long-term cash performance-based award that reflects the board’s commitment to furthering the Company’s leadership continuity. The award is designed to retain Mr. Johnson in his role as president and ceo by providing compelling upside reward opportunity beyond the Company’s regular executive compensation program for continuing to achieve exceptional shareholder returns through our transformational “Growth at Scale” agenda. The award had a target value of $25 million but a payout under the award can only be earned if our relative TSR performance meaningfully outperforms the S&P 500. Specifically, the award will be paid out at 100% of target if the Company’s TSR performance relative to the companies comprising the S&P 500 index is at the 65th percentile, zero if performance is at the 40th percentile, and 200% of target if performance is at the 80th percentile, with linear interpolation between these points. The performance period will be measured from October 1, 2019, to September 30, 2022. The award is capped at target payout if Starbucks absolute TSR is negative over the three-year performance period, regardless of relative performance. At the end of fiscal 2021, Starbucks relative TSR was tracking at the 47th percentile, which would result in a payout of approximately 30% of target or $7.5 million. There has been no payment made to Mr. Johnson under the award. The ultimate payout of the award will be determined at the conclusion of the performance period.

Fiscal 2021 Target Compensation

The vast majority of compensation value we deliver to our executives is in the form of compensation that is variable or “at-risk” based on our performance or the value of our stock price. The at-risk elements of our fiscal 2021 program include (i) our Annual Incentive Bonus Plan, a cash annual incentive bonus, and (ii) our Leadership Stock Plan, through which RSUs and PRSUs were granted as long-term incentive awards.

CEO Compensation Mix

Other NEOs* Compensation Mix

*	Excludes Ms. Brewer and Mr. Grismer who ceased employment with the Company in February 2021 and May 2021, respectively.

As further described herein, Ms. Ruggeri, Mr. Culver, and Mr. Conway each received promotions and related compensation increases during fiscal 2021. The above reflects the fiscal 2021 base salary and target annual incentive opportunity for each of Ms. Ruggeri, Mr. Culver, and Mr. Conway, prorated and weighted based on the amount of time in each role before and after their respective promotions.

2022 PROXY STATEMENT    57

EXECUTIVE COMPENSATION

Rigorous Goal Setting

Starbucks is performance driven, and the Committee believes there is a strong connection between our impressive track record and the corresponding goals that we set for ourselves under our incentive plans. Our management and the Committee worked collaboratively to set targets reflective of our ambitious performance goals and to drive long-term value creation for our shareholders.

Annual Incentive Bonus Plan	Leadership Stock Plan

Annual Incentive Bonus Plan

We set our fiscal 2021 performance target above our fiscal 2020 performance consistent with our challenging strategic growth plans and our rigorous goal setting philosophy. 50% of the overall Annual Incentive Bonus Plan payout is based on adjusted net revenue and adjusted operating income goals, which are weighted 40% and 60%, respectively. The remaining 50% of the overall Annual Incentive Bonus Plan payout for fiscal 2021 is based on what we call the “individual performance factor” or “IPF”, which is intended to hold senior leaders individually accountable for our people-positive, planet-postive, and profit-positive goals and initiatives as well as goals tied to our Mission and Values and specific strategic and operational priorities. Our planet-positive and profit-positive goals are applied consistently across the executive officer team, with Mr. Culver and Mr. Conway also having additional international profit goals.

The individual performance factor is comprised of:

●	Objective company profit-positive goals, including comparable store sales, net new stores, and operating margin, which align with our long-term strategy for the business and on which we regularly report publicly to our shareholders and which are applied consistently across our named executive officers (20% weighting);

●	People-positive goals whose achievement will vary by participant, and include inclusion and diversity goals (20% weighting);

●	Planet-positive environmental goals, which align with our long-term environmental goals (20% weighting); and

●	Goals specific to each individual participant related to our Mission and Values and strategic and operational goals (40% weighting).

The Annual Incentive Bonus Plan and the results of our fiscal 2021 performance are described in detail starting on page 62.

Leadership Stock Plan

For fiscal 2021, long-term incentives were awarded in the form of: (1) PRSUs, where the number of shares earned is based on three-year EPS performance against pre-established annual targets, subject to a downward or upward adjustment of 25% based on relative TSR performance and an additional downward or upward adjustment of up to 10% based on achievement of inclusion and diversity goals and (2) time-based RSUs. The Leadership Stock Plan and the results of our fiscal 2021 performance are described in detail starting on page 72.

EXECUTIVE COMPENSATION

Compensation Policy Highlights

WHAT WE DO
Pay-for-Performance Philosophy with Large Majority of Pay at Risk
Combination of Absolute and Relative Performance Metrics in Incentive Programs
Incorporate ESG Goals into our Long-term and Short-term Incentive Plans (including Inclusion and Diversity Goals)
Stock Ownership Policy, including Rigorous Share Ownership Requirements
Double-Trigger Equity Acceleration Upon a Change in Control
Independent Executive Compensation Consultant
Annual Assessment of Risk and Risk Mitigation Practices
Regular Review of Share Utilization, Dilution, and Cost
Robust Engagement with Shareholders on Governance and Compensation
Clawback Policy that Covers Cash and Equity and is Beyond What is Required by the Sarbanes-Oxley Act of 2002

WHAT WE DON’T DO
No Excise Tax Gross-Ups Upon a Change in Control
No Excessive Executive Perquisites
No Tax Gross-Ups on Perquisites or Benefits
No Repricing or Cash-out of Underwater Stock Options Without Shareholder Approval
No Stock Option Grants Below 100% of Fair Market Value
No Fixed Term or Evergreen Employment Agreements; No Severance Agreements
No Hedging, Pledging, Short Sales, or Derivative Transactions in Company Stock
No Change-in-Control Agreements with Executives; Same Change in Control Equity Award Benefits as All Employees
No Executive Pension Plans or Supplemental Executive Retirement Plans

RECENT CHANGES TO OUR EQUITY INCENTIVE PLAN TO REFLECT OUR COMMITMENT TO GOVERNANCE

Subject to shareholder approval, we recently amended our 2005 Long-Term Equity Incentive Plan (the “Equity Plan”), pursuant to which we make grants to all our partners, including our senior leaders, to:

Provide for One Year Minimum Vesting on All Equity Awards: Consistent with best practices and to reflect our current practice of generally requiring partners to have been employed for one year from their grant date before their equity awards vest; 95% of all awards granted after our Equity Plan is amended and restated will have a minimum vesting period of one year from the date of grant.

Clarify that Dividends and Dividend Equivalents will not be Paid on Unvested Awards: Consistent with our pay-for-performance philosophy and current practice, we clarified that no dividends or dividend equivalents may be paid on any unvested restricted stock or stock unit awards, and no dividend equivalents or otherwise will be granted with respect to stock options and stock appreciation rights (“SARs”), whether vested or unvested

Limit Payout of Performance-based Options and SARs: To ensure fair but not excessive compensation in the event of a change in control, we clarified that the settlement of performance-based options and SARs in the event of a change in control will be limited to target achievement.

Please see Proposal 2 — Approval of Amendment and Restatement of 2005 Long-term Equity Incentive Plan beginning on page 44 for more information.

2022 PROXY STATEMENT    59

EXECUTIVE COMPENSATION

2021 EXECUTIVE COMPENSATION

Fiscal 2021 Executive Compensation Overview

The following table provides information regarding the elements of our fiscal 2021 executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives to drive our success
Annual Incentive Bonus	Cash	Drive short-term Company performance and promote our people-, planet-, and profit-positive initiatives
Actual payout based on financial performance against preestablished net revenue and operating income targets and an individual performance factor, comprising of company and individual performance goals

Long-term Incentive	PRSUs and time-based RSUs	Drive long-term Company performance, align interests of executives with those of shareholders, promote our people- positive initiatives, retain executives through long-term vesting, and provide potential wealth accumulation
Delivered 60% in PRSUs and 40% in time-based RSUs
PRSUs are earned based on three-year EPS performance against pre-established annual targets, subject to downward or upward adjustment of 25% based on relative TSR and downward or upward adjustment of up to 10% based on achievement of inclusion and diversity goals; shares are only able to vest after the full three-year performance period
RSUs vest over a four-year period, subject to continued service with the Company, and become more valuable as our stock price increases, which benefits all shareholders
Perquisites and Other Executive Benefits	Limited enhanced benefits (See “Other Compensation Policies - Perquisites and Other Executive Benefits”)	Provide for the safety and wellness of our executives and support our objective of attracting and retaining top executive talent
Deferred Compensation	401(k) plan and non-qualified Management Deferred Compensation Plan	Provide methods for general savings, including for retirement and benefits generally consistent with our peer group
General Benefits	Health and welfare plans, stock purchase plan, and other broad-based partner benefits	Offer competitive benefits package that generally includes benefits offered to all partners

EXECUTIVE COMPENSATION

Financial Results Under Performance Goals

In determining the design of our fiscal 2021 Annual Incentive Bonus Plan and the PRSUs granted under the Leadership Stock Plan, we considered prior year incentive plan targets and results as well as the performance of our stock to date, with the targets for fiscal 2021 established significantly above the prior year’s results.

CONSOLIDATED ADJUSTED NET REVENUE(1)	CONSOLIDATED ADJUSTED OPERATING INCOME(2)
(IN MILLIONS)	(IN MILLIONS)

ADJUSTED EARNINGS PER SHARE(3)	TOTAL SHAREHOLDER RETURN

(1)	Adjusted net revenue is a non-GAAP measure. The fiscal 2021 consolidated adjusted net revenue result excludes foreign currency fluctuations and the impact of the 53rd week. The fiscal 2020 consolidated adjusted net revenue result excludes foreign currency fluctuations, Channel Development transition impacts, accounting changes, and other items. The fiscal 2019 consolidated adjusted net revenue result excludes foreign currency fluctuations, ownership changes related to France, the Netherlands, and Thailand, accounting changes, and other items.
(2)	Adjusted operating income is a non-GAAP measure. The fiscal 2021 consolidated adjusted operating income result excludes foreign currency fluctuations and the impact of the 53rd week. The fiscal 2020 consolidated adjusted operating income result excludes foreign currency fluctuations, Channel Development transition impacts, accounting changes, and other items. The fiscal 2019 consolidated adjusted operating income result excludes foreign currency fluctuations, ownership changes related to France, the Netherlands, and Thailand, accounting changes, and other items.
(3)	Adjusted earnings per share is a non-GAAP measure. The fiscal 2021 adjusted earnings per share result excludes foreign currency fluctuations, effects of tax law changes, and the 53rd week. The fiscal 2020 adjusted earnings per share result excludes foreign currency fluctuations and the Channel Development transition impact. The fiscal 2019 adjusted earnings per share result excludes the impact of foreign currency fluctuations, restructuring of U.S. and Canada, ownership changes in Brazil, the Netherlands, France, and Thailand, the Global Coffee Alliance with Nestlé, the net impact of U.S. federal tax reform, unbudgeted share repurchases, and other items.

2022 PROXY STATEMENT    61

EXECUTIVE COMPENSATION

Elements of Fiscal 2021 Executive Compensation

Base Salary

The Compensation Committee generally reviews and approves base salaries annually at its November meeting with new salaries effective in late November or early December of the same year, and makes periodic adjustments in connection with promotions, changes in roles and/or responsibilities, or to reward individual performance and promote market competitiveness. In making any such adjustments, the Compensation Committee will also consider the breadth, scope, and complexity of the NEO’s role, internal equity, and whether their base salary is appropriately positioned relative to similarly situated executives in our peer group. For fiscal 2021, the Committee reviewed and approved the base salaries shown below (and with respect to Mr. Johnson in his role as our president and ceo, the Committee recommended, and the independent directors approved, his base salary). In fiscal 2021, there were no merit-based increases for any of the NEOs and salary was adjusted only for those NEOs who were promoted.

	Base Salary (Annualized Rate)
Named Executive Officer	Fiscal 2021	Fiscal 2020	% Change
Kevin R. Johnson	$1,550,000	$1,550,000	0%
Rachel Ruggeri*	$800,000	$500,000	60%
John Culver*	$1,000,000	$925,000	8%
Michael Conway*	$925,000	$650,000	42%
Rachel A. Gonzalez	$725,000	$725,000	0%
Patrick J. Grismer	$900,000	$900,000	0%
Rosalind G. Brewer	$1,071,200	$1,071,200	0%

Ms. Ruggeri’s base salary was increased to $800,000 effective February 1, 2021, in connection with her promotion to executive vice president and chief financial officer. Mr. Culver’s salary was increased to $1,000,000 effective June 28, 2021, in connection with his promotion to group president, North America and chief operating officer. Mr. Conway’s salary was increased to $925,000 effective June 28, 2021, in connection with his promotion to group president, International and Channel Development, in each case, after considering the factors set forth above.

Annual Incentive Bonus Plan

Starbucks annual incentive bonuses for NEOs are paid pursuant to our Annual Incentive Bonus Plan. The Annual Incentive Bonus Plan is designed to ensure that awards are differentiated on the basis of individual performance and aligns compensation with the execution of long-term strategic initiatives. 50% of the overall Annual Incentive Bonus Plan payout is based on adjusted net revenue and adjusted operating income goals, which are weighted 40% and 60%, respectively, with a payout between 0-200% of target. The remaining 50% of the overall Annual Incentive Bonus Plan payout is based on an IPF with a payout between 0-200% of target for each component. As described in detail starting on the next page, the IPF is comprised of people-positive goals for which achievement will vary by participant and include inclusion and diversity goals (20% weighting); planet-positive environmental goals (20% weighting); company profit-positive goals (20% weighting); and goals which are specific to each individual participant related to our Mission and Values and strategic and operational goals (40% weighting).

EXECUTIVE COMPENSATION

The graphic below illustrates the weighting of the performance goals and the calculation of the financial performance goals and individual performance factor components of the annual incentive bonuses.

INDIVIDUAL PERFORMANCE FACTOR
FY21 Design	BASE ($)	TARGET ANNUAL INCENTIVE OPPORTUNITY (%)	NET REVENUE (weighted 40%)	OPERATING INCOME (weighted 60%)	People Positive	(weighted 20%)
					Planet Positive	(weighted 20%)
					Profit Positive	(weighted 20%)
			(weighted 50%)		Living our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	(weighted 40%)
(weighted 50%)

Target Opportunities

The target opportunities as a percentage of base salary for fiscal 2021 for our NEOs are shown below. Such target opportunities were determined by the Compensation Committee after considering a number of factors, including the executive’s role and responsibilities, whether the target annual incentive is competitive with similarly situated executives in our peer group, and our recent and projected financial performance.

	Bonus Targets Percentage of Base Salary
Named Executive Officer	Fiscal 2021	Fiscal 2020	% Change
Kevin R. Johnson	200%	200%	0%
Rachel Ruggeri*	120%	100%	20%
John Culver	150%	150%	0%
Michael Conway**	150%	100%	50%
Rachel A. Gonzalez	100%	100%	0%
Patrick J. Grismer***	125%	125%	0%
Rosalind G. Brewer***	150%	150%	0%

* Ms. Ruggeri’s target bonus opportunity was increased from 100% to 120% of base salary effective February 1, 2021, in connection with her promotion to executive vice president and chief financial officer.

** Mr. Conway’s target bonus opportunity was increased from 100% to 150% of base salary effective June 28, 2021, in connection with his promotion to group president, International and Channel Development.

*** Mr. Grismer received a prorated target bonus payout for fiscal 2021 in connection with his retirement, and following her departure, Ms. Brewer was not eligible to receive payouts under the Annual Incentive Bonus Plan.

The total annual incentive bonus delivered to each NEO for fiscal 2021 was determined based on both the extent to which the financial performance goals and IPF were achieved as considered by the Committee. The possible payouts for each NEO based on achievement of threshold, target, and maximum performance levels are disclosed in the Fiscal 2021 Grants of Plan-Based Awards Table on page 81. Mr. Grismer retired and Ms. Brewer ceased employment with the Company in May 2021 and February 2021, respectively. Mr. Grismer received a prorated target bonus payout for fiscal 2021 in consideration of his efforts to ensure an orderly transition with respect to the duties of the chief financial officer role, and to provide additional strategic planning support as a special advisor to Mr. Johnson through his retirement, and Ms. Brewer was not eligible to receive payouts under the Annual Incentive Bonus Plan.

Financial Performance Measures

For fiscal 2021, the portion of the annual incentive bonus derived from financial performance goals was based on the achievement of adjusted net revenue and adjusted operating income measures. We chose these measures because we believe they motivate our executives to drive Company growth and profitability consistent with our strategic objectives.

To reflect performance above or below targets, adjusted net revenue and adjusted operating income have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 25% of target payout, below which the result would be 0% payout).

In setting the business performance scales, the Committee considered target Company performance under the challenging board-approved annual financial and long-term strategic plans, and the potential payouts based on achievement at different levels on the sliding scale.

The targets were designed to be challenging while recognizing economic uncertainties existing at the time the goals were established, including the prospect of continued global macroeconomic, retail and consumer headwinds such as inflationary pressures and global supply chain challenges, as well as the ongoing impact of the COVID-19 pandemic.

2022 PROXY STATEMENT    63

EXECUTIVE COMPENSATION

Financial Performance Goals

Adjusted Net Revenue

For the NEOs, 40% of the financial performance goals, which accounts for 50% of the overall Annual Incentive Bonus Plan payout, is based on a consolidated adjusted net revenue goal. The payout for each component ranges from 0% to 200%. The threshold, target, and maximum criteria and actual results for adjusted net revenue for fiscal 2021 were as follows:

ADJUSTED NET REVENUE(1)

(1)	The performance measures under the Annual Incentive Bonus Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2021 consolidated net revenue result excludes foreign currency fluctuations and the 53rd week.

Adjusted Operating Income

For the NEOs, 60% of the financial performance goals, which accounts for 50% of the overall Annual Incentive Bonus Plan payout, is based on a consolidated adjusted operating income goal. In fiscal 2021, consolidated adjusted operating income equaled the total of all business units’ operating income less total unallocated corporate expenses. The threshold, target, and maximum criteria and actual results for fiscal 2021 adjusted operating income for fiscal 2021 were as follows:

ADJUSTED OPERATING INCOME(1)

(1)	The performance measures under the Annual Incentive Bonus Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would more consistently reflect underlying business operations than the comparable GAAP measures. The fiscal 2021 consolidated operating income result excludes foreign currency fluctuations and the 53rd week.

Individual Performance Factor

The IPF is weighted at 50% of the total payout under the Annual Incentive Bonus Plan and is comprised of the five elements set forth in the table below. The profit-positive element consists of goals that are purely quantitative, and the people-positive and planet-positive elements consist of goals that reflect a combination of qualitative and quantitative factors. We believe that each element plays an important role in contributing to our success and creating shareholder value.

EXECUTIVE COMPENSATION

Element	Weight	Payout Range	Goals	Rationale
People (Common goals shared by all NEOs with performance results varying by individual)	20%	0-200%

●     BIPOC Retention Rate*: ≥90%

●     Mentorship Program: Serve as a mentor to BIPOC mentees with a meaningful time commitment demonstrated through monthly group meetings with all mentees and monthly individual meetings with each mentee

●     Inclusive Leadership Survey linked to Mentorship Program: Average score >3 on scale of 1-5

●     One Elective Activity: Demonstrate leadership in an elective activity that builds inclusive leadership capability such as serving as an executive sponsor for a Starbucks Partner Network

				Our people-positive vision is to cultivate an inclusive environment where everyone belongs. We believe the strength, diversity, and inclusiveness of our workforce are significant contributors to our success as a global brand.
Planet (Common goals shared by all NEOs)	20%	0-200%	● Dairy: farm-level methane reduction ● Coffee: Narino Colombia supply chain pilot ● Reusables: personal cup solutions ● Plant Based: increase plant-based choices ● Packaging: eliminate plastic straws	We believe our planet-positive vision of giving back more than we take from the planet contributes to our primary objective of maintaining Starbucks standing as one of the most recognized and respected brands in the world. Further, we believe sustainability of our raw materials, especially coffee, is paramount to our business operations.
Profit (Common goals shared by all NEOs, with Mr. Culver and Mr. Conway having additional international profit goals)	20%	0-200%

●     Total Company Operating Margin: 16.0%

●     Total Company Comparable Store Sales: 21.3%

●     Total Company Net New Stores: 1,229

Additional International Goals (Mr. Culver and Mr. Conway only):

●     International Operating Margin: 20.5%

●     International Comparable Store Sales: 28.1%

●    International Net New Stores: 1,174

				Our profit-positive efforts are aligned with our global long-term “Growth at Scale” agenda to deliver consistent revenue and income growth, through focus and discipline. The profit-positive element of the IPF reflects purely quantitative measures.
Living Our Mission and Values/Helping Others Succeed (Goals vary by individual)	40%	0-200%

Varies by individual, but focused on:

●     Creating a culture of warmth and belonging, where everyone is welcome.

●     Delivering our very best in all we do, holding ourselves accountable for results.

●     Acting with courage, challenging the status quo, and finding new ways to grow our company and each other.

●     Being present, connecting with transparency, dignity, and respect.

				Living our Mission and Values enables our partners to deliver an elevated Starbucks Experience to our customers every day.
Strategic and Operational Goals (Goals vary by individual)		0-200%	Varies by individual, tied to the NEO’s primary areas of responsibility	Individual strategic and operational goals directly tied to the NEO’s primary areas of responsibility are important to driving sustainable growth and value creation.
*	BIPOC refers to Black, Indigenous, and People of Color. BIPOC retention is measured using a fiscal year-to-date retention metric and monitors the retention of BIPOC partners who were under an NEO’s functional hierarchy (reporting up through an NEO’s organization) at the beginning of the fiscal year and who remained employed with Starbucks throughout the fiscal year. A partner does not need to report to an NEO’s organization at the end of the fiscal year to be counted as retained, so long as they are still an active Starbucks partner. Mr. Conway did not have a BIPOC goal given his oversight of international licensed stores.

With respect to the ceo’s IPF, his individual performance goals for fiscal 2021 were set in October 2020 in collaboration with the independent members of the board. At the Compensation Committee’s November 2021 meeting, during a session at which the ceo was not present, the Committee determined that the ceo’s progress against his previously identified individual performance goals warranted an IPF of 102%. This IPF payout factor was likewise approved by the independent members of the board.

2022 PROXY STATEMENT    65

EXECUTIVE COMPENSATION

For each of the NEOs other than the ceo, the ceo makes IPF recommendations to the Compensation Committee, based on each NEO’s annual performance, and the Compensation Committee approves a payout between 0-200%. At the Committee’s November 2021 meeting, the ceo evaluated the performance of the other NEOs and presented the results of those evaluations to the Committee for consideration. The evaluations included an analysis of the executives’ performance against their previously identified individual performance goals. The Committee concurred with the ceo’s recommendation for annual bonus payouts for Ms. Ruggeri, Mr. Culver, Mr. Conway, and Ms. Gonzalez, which are set forth in more detail below. Mr. Grismer and Ms. Brewer ceased employment with the Company in May 2021 and February 2021, respectively. Mr. Grismer received a prorated target bonus payout for fiscal 2021 in consideration of his efforts to ensure an orderly transition with respect to the duties of the chief financial officer role, and to provide additional strategic planning support as a special advisor to Mr. Johnson through his retirement, and Ms. Brewer was not eligible to receive payouts under the Annual Incentive Bonus Plan.

The key results influencing the Committee’s decisions on the individual performance category portion of the cash bonus award for the NEOs are summarized on the next page. As described in more detail, our shared planet-positive goals were achieved at target while our profit-positive goals were achieved above target, and our NEOs fell just short of our rigorous people-positive goals, while exceeding their individual goals tied to our Mission and Values and strategic and operational priorities. In fiscal 2021, Starbucks launched a mentorship program to connect BIPOC partners to senior leaders, offered foundational inclusion and diversity learning modules, and embedded anti-bias content into all hiring, development, and performance assessment toolkits. We enhanced our tools for tracking internal talent advancement and opportunity, and continued to work closely with our Partner Networks to better understand and support the experiences of our partners and further develop them as leaders.

EXECUTIVE COMPENSATION

Kevin R. Johnson: 102% Individual Performance Factor

Pillar	Weight	Elements	Achievements	Compensation Decision
People	20%	BIPOC retention rate ≥ 90%	88% retention rate (on a company-wide basis)
		Demonstrated leadership in diversity activities and related employee feedback (Average Score >3 on scale of 1-5)	Launched an inclusion and diversity Executive Council that meets quarterly and includes all U.S.-based executive vice presidents and above to amplify the accountability of the executive leadership team (“ELT”) to be engaged and shape the agenda in partnership with our chief inclusion & diversity officer. Launched a quarterly connection with the leaders of all Starbucks Partner Networks in a leadership roundtable to connect ELT members to the feedback, suggestions, and experiences of our BIPOC partners; 4.46 employee feedback score
		Mentor BIPOC partners with monthly mentoring circles and 1:1s	Successfully mentored BIPOC partners through monthly mentoring circles including all mentees and monthly individual 1:1s with each mentee
Planet	20%	DAIRY: farm-level methane reduction	Sustainable dairy initiative pilot farm selected, to begin testing in fiscal 2022. Dairy Practices Program assessment and premiums model drafted and aligned with co-ops for fiscal 2022 on-farm process testing.
		COFFEE: Narino Columbia supply chain pilot	Pilot launched.
		REUSABLES: personal cup solutions	Personal cups and For Here Ware re-launched in all markets except Canada. Reusable tests proceeding in U.S., EMEA, and Asia.
		PLANT BASED: increase plant-based choices	Plant-based introductions highlighted by oatmilk cold espresso and promotion in China and the U.S.
		PACKAGING: eliminate plastic straws	U.S. (final market) rolled out polyhydroxyalkanoate straws beginning in September 2021.
Profit	20%		Total Company operating margin overachieved significantly, representing exceptional performance, while total comparable store sales and total net new stores missed target by a narrow margin, even with the impact of the ongoing COVID-19 pandemic.
		Total Company Operating Margin: 16.0%	Total Company Operating Margin: 17.9%
		Total Company Comparable Store Sales: 21.3%	Total Company Comparable Store Sales: 20.1%
		Total Company Net New Stores: 1,229	Total Company Net New Stores: 1,173
Living Our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	40%	Transform the leadership team for the future	Made significant progress reshaping the leadership team to backfill talent and strengthened the team on the dimensions of trust, transparency, and teamwork. 50% of executive leadership transitioned into their new role in the past 12-18 months. Helped to create many shared experiences that build common language and trust, and established a very good team dynamic.
		Progress on people-positive agenda at the leadership level	Launched a systematic way to connect quarterly with the leaders of all Partner Networks in a leadership roundtable with the ELT members in attendance. This has better connected ELT members to the feedback, suggestions, and experiences that are shared by partners who create community with and represent the needs of our BIPOC partners.
Progress toward our long-term sustainability goals

In addition to progress against the goals described above:

(1) Made significant progress implementing on farm “precision agronomy” programs to reduce overall carbon impact in coffee.

(2) In partnership with World Wildlife Fund, we launched a program called Greener Stores that goes beyond LEED certification to include store operations. 2,317 stores have been third-party certified to this standard.

(3) Construction is underway on China Innovation Park outside Shanghai, which we believe will be the most environmentally sustainable coffee roasting plant in the world driven by new roasting technology.

		Strategic Support board in ceo succession planning	Worked closely with the chair of the Compensation Committee to develop internal succession plan, with significant progress made this year.
		Operational Operationalize Starbucks Global License Framework	Developed international licensed market strategy, focused on clarity of expectations, visibility to performance versus expectations, and accountability from licensees and Starbucks.

Payout Range

2022 PROXY STATEMENT    67

EXECUTIVE COMPENSATION

The tables below set forth the scores and achievements of our other NEOs who remained eligible to participate in the Annual Incentive Plan for fiscal 2021. For the individual NEOs other than Mr. Johnson, we have not included their planet-positive scores and achievements or their profit-positive scores and achievements in these tables (except in the case of Mr. Culver and Mr. Conway) as they had the same goals and achievements as Mr. Johnson. Mr. Culver and Mr. Conway’s profit-positive scores and achievements are included as they had additional international profit-positive goals.

Rachel Ruggeri: 104% Individual Performance Factor

Pillar	Weight	Elements	Achievements	Compensation Decision
People	20%	BIPOC retention rate ≥ 90%	88.7% retention rate
		Demonstrated leadership in diversity activities and related employee feedback (average score >3 on scale of 1-5)	Drove inclusion through monthly experiential activities including utilization of the To Be Welcoming course curriculum, books, articles, and webinars, followed with reciprocal learning and conversation with mentorship circle; 4.88 employee feedback score
		Mentor BIPOC partners with monthly mentoring circles and 1:1s	Successfully mentored BIPOC partners through monthly mentoring circles including all mentees and monthly individual 1:1s with each mentee
Living Our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	40%	Promote inclusion and diversity and organization effectiveness	Increased focus on creating an equitable, diverse, and inclusive work environment through educating and building understanding, cultivating relationships, and recruiting talent, and developing talent for future career growth.
Conducted a comprehensive organizational health assessment to inform additional efforts to enhance organizational effectiveness in Finance.
		Strategic Provide financial thought leadership	Provided financial thought leadership for the growth and optimization of digital customer engagement, expanded partner investments, improved store-level productivity, new product development, enhanced environmental sustainability, and the innovation and evolution of our retail concepts.
		Operational Improve operating margin, financial leverage capital efficiency, customer and partner interactions, and resource allocation	Elevated and sharpened business insights to sustain business recovery, drive continued improvements in enterprise operating margin and capital efficiency, and normalize financial leverage.
Continued implementation of Business Transformation and Shared Services initiatives to build new capabilities, improve processes, and achieve targeted improvements in customer and partner experience, service quality, and productivity.
Further refined operational planning discipline to improve the efficiency and effectiveness of resource allocation.

EXECUTIVE COMPENSATION

John Culver: 116% Individual Performance Factor

Pillar	Weight	Elements	Achievements	Compensation Decision
People	20%	BIPOC retention rate ≥ 90%	86.5% retention rate
		Demonstrated leadership in diversity activities and related employee feedback (average score >3 on scale of 1-5)	Executive Sponsor of the Welcoming Refugees Alliance, participated in family meetings with the Armed Forces Network, including coffee connects, and a board member for The Mission Continues (an organization to support veterans and their families within local communities in the US); 4.81 employee feedback score
		Mentor BIPOC partners with monthly mentoring circles and 1:1s	Successfully mentored BIPOC partners through monthly mentoring circles including all mentees and monthly individual 1:1s with each mentee
Profit (Common goals shared by all NEOs, with Mr. Culver and Mr. Conway having additional international profit goals)	20%	See total company profit goals above.	See total company profit achievements above.
		Additional International Goals:	Exceeded international operating margin goal and net new store growth goal despite missing comparable store sales target, while navigating COVID closures.
		International Operating Margin: 20.5%	International Operating Margin: 21.3%
		International Comparable Store Sales: 28.1%	International Comparable Store Sales: 15.6%
		International Net New Stores: 1,174	International Net New Stores: 1,264
Living Our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	40%	Develop COVID relief and recovery plans; talent development at the leadership level	Established a COVID Relief Framework that helped provide licensee specific relief due to the impacts of the pandemic.
Shared best practices and COVID recovery models across markets to enable rapid adoption of new store safety procedures and digital capabilities, building increased resiliency into global retail execution.
Sponsored the development of key leaders and provided mentorship and support for executive leadership.
		Strategic	Accelerating growth of international ready to drink portfolio.
		Grow market share and innovate	Seized opportunities in consumer product goods, outperforming the market, while growing share, and reimagining the future of foodservice by developing a Starbucks experience that is safe, touchless, and effortless.
		Promote Partner Promise globally	Embedded Partner Promise globally, bringing consistent language for what it means to be a partner, with clear accountability for leaders to deliver a welcoming environment for all.
		Operational Execute on International Retail License Business Acceleration Plan and operationalize Starbucks Global License Framework	Executed the International Retail License Business Acceleration Plan with an emphasis on licensee economics and organizational capabilities.
Operationalized Starbucks Global License Framework ensuring licensees deliver the Starbucks Experience in a clear, consistent, and enduring way while profitably growing the brand.

2022 PROXY STATEMENT    69

EXECUTIVE COMPENSATION

Michael Conway: 106% Individual Performance Factor

Pillar	Weight	Elements	Achievements	Compensation Decision
People	20%	Not applicable, as Mr. Conway oversees international licensed stores	Not applicable
		Demonstrated leadership in diversity activities and related employee feedback (average score >3 on scale of 1-5)	Executive sponsor of the Indian Partner Network and Black Partner Network; supported the Indian Partner Network in relief efforts associated with the COVID outbreak in April 2021; supported EMEA’s first Black Partner Network; 4.5 employee feedback score
		Mentor BIPOC partners with monthly mentoring circles and 1:1s	Successfully mentored BIPOC partners through monthly mentoring circles including all mentees and monthly individual 1:1s with each mentee
Profit (Common goals shared by all NEOs, with Mr. Culver and Mr. Conway having additional international profit goals)	20%	See table for Mr. Culver above.	See table for Mr. Culver above.
Living Our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	40%	Foundation board service, support COVID relief overseas, and establish diverse partner networks overseas	Active and engaged member of The Starbucks Foundation Board.
			Supported Indian Partner Network in relief effort with COVID outbreak in April 2021.
			Guest speaker at several enterprise development forums and ensured that EMEA’s first Black Partner Network launched.
		Strategic Execute business acceleration plan with an emphasis on licensee economics and organizational capabilities	Operationalized licensing strategy including key actions needed to realize long term accelerated growth; secured funding for capability building investments.
		Continue to pursue streamline strategy through business development and key market transitions	Completed transition of Korea to a fully licensed market.
		Enhanced alignment between global licensees and Global Coffee Alliance to realize share of global coffee addressable market	Established cross-channel governance approach in EMEA for petrol channel approvals.

Operational

Establish cross functional international leadership team, continue implementation of Business Transformation and Shared Services initiatives, advance and complete licensee initiatives and improve resource allocation

			Established effective, cross-functional international leadership team to drive and support business.
			Continued implementation of Business Transformation and Shared Services initiatives to build new capabilities, improve processes, and achieve targeted improvements in customer and partner experience, service quality, and productivity.
			Further refined operational planning discipline to improve the efficiency and effectiveness of resource allocation.
			Completed the development and rollout of Global Licensed Framework standards.
			Supported the execution of the digital acceleration roadmap with licensees.
			Supported the reset of licensed model to realize accelerated growth with a focus on key markets.

EXECUTIVE COMPENSATION

Rachel A. Gonzalez: 110% Individual Performance Factor

Pillar	Weight	Elements	Achievements	Compensation Decision
People	20%	BIPOC retention rate ≥ 90%	86.5% retention rate
		Demonstrated leadership in diversity activities and related employee feedback (average score >3 on scale of 1-5)	Executive sponsor of Hora del Café and NEXT; Sponsor of Hispanic Bar Association; 5.0 employee feedback score
		Mentor BIPOC partners with monthly mentoring circles and 1:1s	Successfully mentored BIPOC partners through monthly mentoring circles including all mentees and monthly individual 1:1s with each mentee
Living Our Mission and Values/ Helping Others Succeed/ Strategic and Operational Goals	40%	Address executive compensation shareholder concerns; promote collaboration with respect to ESG matters; and improve stakeholder engagement and address material concerns	Worked closely on executive compensation matters, including defense of say-on-pay advisory vote during a year of transitioning both executive compensation and investor relations leaders.
Worked closely with Public Affairs, including public policy team to drive greater cohesion and collaboration on ESG matters.
Improved stakeholder engagement and addressed material concerns.
		Strategic Support acceleration of licensee growth	Supported acceleration of licensee growth with a focus on economic health and building and delivering digital engagement.
		Operational Deliver Center of Excellence model in the ethics and compliance and data privacy space and refine enterprise risk management process	Helped to deliver Center of Excellence model in the ethics and compliance and data privacy space and effectively built out teams to deliver against this model, where business needs drove adoption of this mode.
Positioned Global Safety & Risk team to become a hub for enterprise risk owners in assessing, mitigating, planning, and resiliency in the face of risk.

Fiscal 2021 Annual Cash Incentives Earned

Annual cash incentives earned are aligned with Starbucks fiscal 2021 performance and also reflect individual contributions.

The table below shows the fiscal 2021 actual bonus levels for each component of the Annual Incentive Bonus Plan, based on achievement of the performance metrics and bonuses earned, which are also disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Fiscal 2021 Annual Incentive Bonus Plan

									Bonus Earned

Named Executive Officer	Payout on Consolidated Adjusted Operating Income (60% Weighting)	+	Payout on Business Unit/ Consolidated Adjusted Net Revenue (40% Weighting)	=	Financial Performance (% of Target) Weighted 50%	+	Individual Performance Factor (% of Target) Weighted 50%	=	(% of Target)		$
Kevin R. Johnson	200%		95%		158%		102%		130%	$4,030,000
Rachel Ruggeri	200%		95%		158%		104%		131%	$1,053,409	*
John Culver	200%		95%		158%		116%		137%	$1,941,595	*
Michael Conway	200%		95%		158%		106%		132%	$1,133,360	*
Rachel A. Gonzalez	200%		95%		158%		110%		134%	$ 971,500

*	Ms. Ruggeri, Mr. Culver, and Mr. Conway each received promotions and related compensation increases during fiscal 2021. The bonus earned reflects the fiscal 2021 salary and target annual incentive opportunity for each of Ms. Ruggeri, Mr. Culver, and Mr. Conway, prorated and weighted based on the amount of time in each role before and after their respective promotions. Ms. Brewer’forfeited her award under the Fiscal 2021 Annual Incentive Bonus Plan in connection with her departure from Starbucks in March 2021.

2022 PROXY STATEMENT    71

EXECUTIVE COMPENSATION

Leadership Stock Plan

Fiscal 2021 Design	ANNUAL EPS PERFORMANCE TARGETS AVERAGED OVER 3 YEARS	3-YR relative TSR vs S&P 500 (upward or downward modifier of 25%)	ACHIEVEMENT OF INCLUSION & DIVERSITY GOALS (upward or downward modifier of 10%)	TIME-BASED RSUs

		60% PRSUs		40% TIME-BASED RSUs

Overview

In fiscal 2021, we granted each of our NEOs who was employed by the Company prior to the beginning of the year long-term performance-based compensation in the form of time-based RSUs and PRSUs. Ms. Ruggeri was not eligible to receive awards under the Leadership Stock Plan until fiscal 2022.

Time-based RSUs vest annually in equal installments of 25%, commencing on the first anniversary of the grant date. PRSUs are earned only to the extent pre-established performance goals are met. Both time-based RSUs and PRSUs include dividend equivalent rights payable at the same time as the underlying shares are earned. The values of the long-term incentive awards reflected in the table below were designed to be competitive to market, recognize the personal performance of each executive in the fiscal year prior to the November grant date (as applicable), and to further increase the percentage of total pay that is variable and at-risk based on Starbucks financial performance. The table below reflects the value of annual long-term incentive awards approved by the Committee for our NEOs in each of the last two fiscal years under the Leadership Stock Plan. We determined the number of PRSUs to be delivered by dividing 60% of the value approved by the Committee by the closing price of our stock on the grant date. For time-based RSUs, we divided 40% of the value by the closing price of our stock on the grant date. Because the value approved by the Committee is approved in advance of the awards being granted and may use different assumptions than are applied to the awards for accounting purposes, the value of awards approved by the Committee may be different from the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

Value of Annual Long-Term Incentive Compensation Awards

Named Executive Officer	Granted in Fiscal 2021	Granted in Fiscal 2020	% Change
Kevin R. Johnson	$14,500,000	$13,500,000	7.4%
Rachel Ruggeri(1)	$875,000	N/A	N/A
John Culver(2)	$6,000,000	$5,250,000	14.3%
Michael Conway	$3,500,000	$3,500,000	0%
Rachel A. Gonzalez	$3,500,000	$3,500,000	0%
Patrick J. Grismer	$4,500,000	$4,500,000	0%
Rosalind G. Brewer(2)	$4,500,000	$5,250,000	-14.3%

(1)	Pursuant to the offer letter entered into by Ms. Ruggeri and the Company in January 2021, the Compensation Committee granted Ms. Ruggeri a $1 million promotional equity award in connection with her promotion to executive vice president and chief financial officer. Such award, which consists of time-based RSUs, is in addition to the amount stated above for Ms. Ruggeri in the Leadership Stock Plan section. In determining the value of Ms. Ruggeri’s promotional equity award, the Committee considered her prior performance, the significance of her new role with the Company, and market considerations.
(2)	The value of Ms. Brewer’s award in fiscal 2020 included an increase to recognize her performance and efforts to support our partners during the COVID-19 pandemic while the fiscal 2021 award value reflected her regular target value. In November 2020, the Compensation Committee approved an increase of $1,500,000 in the target value of his annual awards under the Leadership Stock Plan for Mr. Culver in consideration of his prior performance, the significance of his role with the Company, and market considerations.

Fiscal 2021 Time-Based RSUs

Time-based RSUs represented 40% of the total award under the Leadership Stock Plan, designed to support executives’ stock ownership and encourage retention. Time-based RSUs were granted to our NEOs on November 11, 2020, and represent 40% of the value shown above for fiscal 2021. Time-based RSUs vest annually in equal installments of 25%, commencing on the first anniversary of the grant date. RSUs are an important tool for us to retain and incentivize our highly sought after NEOs since the value of the awards will be delivered to our NEOs over a four-year period, subject to continued service with us, and become more valuable as our stock price increases, which benefits all shareholders. The time-based RSUs granted to the NEOs in fiscal 2021 are disclosed in the Fiscal 2021 Grants of Plan-Based Awards Table on page 81.

Fiscal 2021 PRSUs

Consistent with the feedback that we have received from shareholders and our focus on strategic performance that will drive longer-term shareholder returns, the EPS metric is measured over a three-year period, and a relative TSR modifier can impact payout of PRSUs upward or downward by 25%. In addition, starting with the fiscal 2021 PRSUs, we are holding our senior leaders collectively accountable for meeting a 3-year inclusion and diversity goal, which focuses on improvement in Black, Indigenous, and LatinX representation at the manager level and above by 5% or more by 2023. The representation metric will operate as a modifier to the payout of the fiscal 2021 PRSU award.

Annual EPS performance targets are set each year and then averaged at the conclusion of the three-year performance period to determine baseline payouts from 0-200%, and three-year relative TSR performance is measured against the S&P 500. The PRSUs granted in fiscal 2021 reflect this structure and represent 60% of target long-term award value for fiscal 2021.

The extent to which PRSUs are earned is based on our achievement of annual adjusted EPS, relative TSR goals measured over a three-year period following the grant date, and, with respect to 2021 PRSUs, achievement of inclusion and diversity goals. Annual EPS targets are measured

EXECUTIVE COMPENSATION

and certified by the Compensation Committee each year. To reflect performance above or below target, adjusted EPS has a sliding scale that provides for payouts greater than the target number of PRSUs if performance results are greater than target (up to a maximum 200% of payout) or less than the target number if performance results are lower than target (down to a 25% payout for threshold performance, below which the payout would be 0%). If the threshold EPS goal under the PRSUs is not met, then the awards will pay out at zero. Linear interpolation will be applied to performance that falls between EPS targets.

To the extent the performance targets are met, earned PRSUs generally vest 100% on the third anniversary of the grant date, with a possible adjustment upward or downward of 25% based on achievement of predetermined relative TSR goals and, with respect to fiscal 2021 PRSUs, a possible adjustment upward or downward of up to 10% based on achievement of predetermined inclusion and diversity goals.

The TSR metric will modify the fiscal 2021 PRSUs (as well our other outstanding PRSU grants) as follows: (i) upwards to a maximum of 125% if Starbucks TSR ranking is equal to or exceeds the 75th percentile, and (ii) downwards to a threshold of 75% if the Starbucks TSR ranking is equal to or below the 25th percentile, with linear interpolation to be applied if Starbucks TSR ranking is between the 25th and 75th percentile and above and below the 50th percentile.

RELATIVE TSR MODIFIER

≤ 25th Percentile	50th Percentile	≥ 75th Percentile
75%	100%	125%

The representation metric will modify the fiscal 2021 PRSUs as follows: (i) upwards to a maximum of 110% if the inclusion and diversity goal of 5% representation growth is met or exceeded; (ii) reducing the awards payout by 5% if the inclusion and diversity goal is not achieved but growth is positive and below 5%; and (iii) reducing the award payout by 10% if representation falls over the three-year performance period.

REPRESENTATION MODIFIER(1)

<0%	≥0% and <5%	≥5%
90%	95%	110%

(1)	For improvement of representation of Black, Indigenous, and Latinx partners.

The threshold, target, and maximum number of PRSUs that could have been earned by the NEOs are disclosed in the Fiscal 2021 Grants of Plan-Based Awards Table on page 81.

2022 PROXY STATEMENT    73

EXECUTIVE COMPENSATION

PRSU EPS Targets and Performance Through the End of Fiscal Year 2021

As noted in the table below, the EPS goal for fiscal year 2021 and actual EPS results apply to the third year of the three-year performance period for the PRSUs awarded to our NEOs in November 2018, the second year of the three-year performance period for the PRSUs awarded to our NEOs in November 2019, and the first year of the three-year performance period for the PRSUs awarded to our NEOs in November 2020.

The table sets forth the EPS goals for each of the last three fiscal years and the application of the TSR modifier to the payout of PRSUs awarded to our NEOs in November 2018.

PRSU Granted 11/14/2018	FY19			FY20			FY21		
	Min	Target	Max	Min	Target	Max	Min	Target	Max
EPS: Goals by Year	$2.465	$2.656	$2.901	$2.891	$3.043	$3.196	$2.205	$2.594	$2.801
EPS Result		$2.731[1]			$1.154[1]			$3.002[1]	
Result as a % of Target		103%			38%			116%	
Payout Result		130%			0%			200%	
TSR Result								TSR 119.1% 85th Percentile Rank	

November 2018 PRSU Modifier	
Avg EPS Payout Result	110.0%
3-yr rTSR Modifier	125.0%
Nov 2018 PRSU Modifier	137.5%

PRSU Granted 11/13/2019	FY20			FY21			FY22		
	Min	Target	Max	Min	Target	Max	Min	Target	Max
EPS: Goals by Year	$2.891	$3.043	$3.196	$2.205	$2.594	$2.801	—	—	—
EPS Result		$1.154[1]			$3.002[1]				
Result as a % of Target		38%			116%				
Payout Result		0%			200%				
TSR Result									

PRSU Granted 11/11/2020	FY21			FY22			FY23		
	Min	Target	Max	Min	Target	Max	Min	Target	Max
EPS: Goals by Year	$2.205	$2.594	$2.801	—	—	—	—	—	—
EPS Result		$3.002[1]							
Result as a % of Target		116%							
Payout Result		200%							
TSR Result									
Representation Modifier Result

(1)	Adjusted EPS is a non-GAAP measure. The fiscal 2021 adjusted EPS result excludes foreign currency fluctuations, effects of tax law changes, and the 53rd week. The fiscal 2020 adjusted EPS result excludes foreign currency fluctuations and the Channel Development transition impact. The fiscal 2019 adjusted EPS result excludes the impact of foreign currency fluctuations, restructuring of U.S. and Canada, ownership changes in Brazil, the Netherlands, France, and Thailand, the Global Coffee Alliance with Nestlé, the net impact of U.S. federal tax reform, unbudgeted share repurchases, and other items.

Our Executive Compensation Process

Target total direct compensation for our NEOs is composed of base salary, target annual incentive bonus, and target value of long-term equity incentives. Target total direct compensation is designed to be competitive with peer companies and market data, as explained below under Peer Group Companies and Benchmarking.

The Compensation Committee typically reviews target total direct compensation and approves the target value of annual incentive bonuses (as a percentage of base salary) annually at its November meeting following the conclusion of the fiscal year. Base salaries, bonus payments (for performance in the prior fiscal year), performance goals for annual incentive bonuses, and long-term equity grants are approved after the end of each fiscal year at the Committee’s November meeting. This process allows the Compensation Committee to consider comprehensive information, including the performance of each NEO during the prior fiscal year, when making final compensation decisions.

Management’s Role in the Executive Compensation Process

Mr. Johnson, our president and ceo, along with key members of our human resources function (“Partner Resources”) and our Law & Corporate Affairs Department each help support the Compensation Committee’s executive compensation process and regularly attend portions of the Committee’s meetings. As part of the executive compensation process, Mr. Johnson provides his perspective to the Compensation Committee regarding the performance of his executive leadership team, which includes all of our executive officers and certain other senior officers of the Company. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning of executive compensation,

EXECUTIVE COMPENSATION

and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with Mr. Johnson (except with regard to his own compensation) and are supported by market data.

The Role of Consultants in the Executive Compensation Process

For fiscal 2021, the Compensation Committee engaged F.W. Cook & Co., Inc. (“F.W. Cook”) as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s chair. During fiscal 2021, F.W. Cook did not perform any services for Starbucks other than making recommendations with respect to executive compensation and non-employee director compensation under its engagement by the Compensation Committee. F.W. Cook’s tasks also included reviewing, validating, and providing input on information, programs, and recommendations made by management.

At-Risk Compensation

A core principle of our executive compensation program is that a large majority of compensation awarded to our NEOs, especially to our president and ceo, be variable, performance-based or “at-risk.” This type of compensation is primarily dependent on the financial success of our Company and the performance of Starbucks common stock. This means that our executives are rewarded when they produce value for our shareholders and our partners. Elements of our fiscal 2021 program that fall within this category include annual incentive bonuses, RSUs, and PRSUs.

Review of Tally Sheet Information

The Compensation Committee generally considers the following information for each executive when setting compensation: (i) the targeted value of base pay, annual incentive bonus, equity grants, and other benefits and (ii) the accumulated value of “in-the-money” outstanding equity grants broken out by (a) exercisable value for options and (b) unvested value for options, RSUs, and PRSUs. This information helps the Compensation Committee understand the total compensation being delivered to executives and the long-term retentive elements in place for executives. This information is considered by the Compensation Committee, along with market data, performance, and the other factors discussed above in setting executive compensation.

Internal Pay Equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. The Compensation Committee believes that a failure to maintain an appropriate balance in the pay levels among members of our executive leadership team creates inappropriate business risks.

Peer Group Companies and Benchmarking

The Compensation Committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels and practices that it believes are competitive and aligned with Starbucks scale and level of performance. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with peer companies and other market data and takes into consideration scope of job responsibilities, individual performance of the executive, and other factors. The Compensation Committee’s executive compensation determinations are based on its review of such factors and are informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant.

The market data considered by the Committee as part of the annual pay-setting process reflects compensation levels and practices for executives holding comparable positions at peer group companies and includes broader compensation survey data.

The Compensation Committee, with assistance from its independent compensation consultant, annually reviews the composition of our peer group. As part of such reviews, the Committee considers specific criteria and recommendations regarding companies to add or remove from the peer group. The industries from which we select our peer group companies consist of consumer staples, consumer discretionary, and information technology-software and services companies. From those industries, the Committee selected a peer group that includes global companies with complex management needs and strong brand profiles. There were no changes to the fiscal 2021 peer group.

The Compensation Committee and independent directors considered the peer group in connection with their fiscal 2021 target total direct compensation decisions. The table below lists the companies that were considered for fiscal 2021.

Starbucks Fiscal 2021 Executive Compensation Peer Group Companies

Consumer Staples The Coca-Cola Company Colgate-Palmolive Company General Mills, Inc. The Kraft Heinz Company PepsiCo, Inc. The Procter & Gamble Company	Consumer Discretionary The Estée Lauder Companies Inc. The Home Depot, Inc. Marriott International, Inc. McDonald’s Corporation NIKE, Inc. Target Corporation V.F. Corporation Yum! Brands, Inc.	IT-Software and Services PayPal Holdings, Inc. Visa Inc.

2022 PROXY STATEMENT    75

EXECUTIVE COMPENSATION

Peer Group Determining Criteria for Fiscal 2021

Category	Criteria
General	●	Publicly traded (not a subsidiary)
	●	U.S. based (not a foreign issuer)
	●	Comprehensive disclosure (recent initial public offerings may be excluded due to limited disclosure information)
Industry/Business Focus	●	Consumer Discretionary and Consumer Staples
	●	IT & Software Services - limited to companies focused on digital transactions and payment processing
Size	●	0.25x to 4.0x Starbucks revenue
	●	0.25x to 4.0x Starbucks 12 month average market cap value
Other	●	Commonly identified peer of continuing peer companies
	●	Brand recognition (based on Forbes 100 most valuable brands)
	●	Competitor for executive talent
	●	Growth profile

	Revenues as of each company’s most recent four quarters ended on October 3, 2021 (in millions)	Market capitalization as of October 1, 2021 (in millions)	Employees(1)
25th Percentile	$17,342	$50,793	38,000
Median	$24,569	$133,144	73,300
75th Percentile	$46,192	$232,810	200,000
Starbucks	$29,061	$133,144	350,000

(1)	Reflects companies’ most recent disclosure as of November 19, 2021.

Other Compensation Policies

2022 Executive Compensation

Based on the positive feedback that we received from our shareholders regarding our executive compensation program generally, we have largely maintained the overall design of our executive compensation program for fiscal 2022 with the same types of short and long-term incentive goals, including people- and planet-positive goals. We continue to tie the payout of a portion of our annual short-term cash incentive awards to planet-positive goals and people-positive inclusion and diversity goals, with the weightings of such goals being unchanged from fiscal 2021. In addition, the design of our 2022 Leadership Stock Plan remains unchanged, except with respect to more challenging targets. We have also clarified that the IPF portion of our short-term incentive plan will be weighted at 30% in the aggregate and limited to goals specific to each individual participant, or whose achievement will vary by participant, while our planet- and profit-positive goals will be separate and distinct factors, with each having a 10% weighting and more formulaic payout metrics, as set forth in the chart below.

Three Strategic Pillars

Shared Objective

TOTAL COMPANY REVENUE (40%)	TOTAL COMPANY OPERATING INCOME (60%)	LIVING OUR MISSION AND VALUES / HELPING OTHERS SUCCEED & INDIVIDUAL ANNUAL PERFORMANCE GOALS (40%)	People Positive: Inclusion & Diversity (20%)	Planet Positive: Sustainability (20%)	Profit Positive: Earnings Growth Drivers (20%)

50% BUSINESS PERFORMANCE WEIGHTING		30% INDIVIDUAL PERFORMANCE FACTOR WEIGHTING		10% WEIGHTING	10% WEIGHTING

Consistent with the feedback from our shareholders, we did not make any one-time grants to our NEOs, and do not intend to make one-time awards to our continuing executive officers in the future outside of our ongoing annual incentive program except in connection with new hires and promotions.

EXECUTIVE COMPENSATION

Retirement of Patrick Grismer

On January 7, 2021, the Company announced that Mr. Grismer would retire from his position as executive vice president and chief financial officer on February 1, 2021, and that, effective February 1, 2021, Rachel Ruggeri, with a combined Starbucks tenure of 16 years, would become executive vice president and chief financial officer of the Company. To ensure an effective and smooth transition, Mr. Grismer continued his service to the Company in a senior advisory role from February 1, 2021, through May 2, 2021, at which time he retired from Starbucks. In consideration of his efforts to ensure an orderly transition with respect to the duties of the chief financial officer role, and to provide additional strategic planning support as a special advisor to Mr. Johnson, Mr. Grismer received a cash transition services bonus of $658,019 representing a prorated bonus for fiscal 2021 (at the target level). His eligibility to participate in other benefits including health care, 401(k), and the Management Deferred Compensation Plan (“MDCP”) were discontinued on his retirement date in accordance with the standards applied to all partners.

Resignation of Rosalind Brewer

On January 26, 2021, the Company announced that Ms. Brewer informed the Company that she would resign from her position as group president Americas and chief operating officer on February 26, 2021, to become the chief executive officer of another publicly traded company, and that, effective February 8, 2021, her responsibilities would transition to other members of the Starbucks leadership team. In connection with Ms. Brewer’s resignation on February 26, 2021 (“resignation date”), she did not retain her status as a partner nor did she receive any severance or transition compensation. Her eligibility to participate in other benefits including health care, 401(k), and the MDCP were discontinued on her resignation date in accordance with the standards applied to all partners. Further, she did not earn an annual incentive award for fiscal 2021 and all of her unvested long-term incentive awards terminated, including the one-time long-term cash performance-based award granted to her in December 2019.

Perquisites and Other Executive Benefits

Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing these perquisites and other benefits to our NEOs is detailed in the “Fiscal 2021 All Other Compensation Table” on page 81.

We believe the perquisites and other executive benefits we provide are representative of those offered by the companies that we compete with for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.

We offer the following perquisites to our NEOs:

●	Company Aircraft. The Company maintains aircraft to facilitate business travel. The Company has adopted a comprehensive Aviation Use Policy including guidelines for annual reporting to the Audit Committee to ensure transparency relative to aircraft usage and the business purpose served. In accordance with the Aviation Use Policy, the president and ceo may use corporate aircraft for personal travel under the terms outlined in the aircraft time-sharing agreement between him and the Company. Personal use of the aircraft by the president and ceo pursuant to the time-sharing agreement requires him to reimburse the Company the operating expenses of such flights chargeable pursuant to Federal Aviation Regulations. Any executive personal travel done in connection with a business-purpose flight results in imputed income to the executive under Internal Revenue Service regulations and, for NEOs, “other compensation” equal to the aggregate incremental costs to the Company resulting from such personal travel. The Company’s Aviation Use Policy also allows for personal guests of executive officers and board members to travel on business-related flights on our corporate aircraft under certain limited circumstances, and the executives or board members are imputed income for such guest travel, as required by Internal Revenue Service regulations.

●	Security. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. Pursuant to our executive security program, we may from time to time provide personal security services to certain executives. Security services include home security systems and monitoring and, in some cases, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations and particularly with respect to high-profile executives. The Company did not pay personal security costs for any executive in fiscal 2021, except in connection with business-related travel.

●	Executive Physicals and Life and Disability Insurance. We offer to pay for annual physical examinations for all partners at the senior vice president level and above. These examinations provide a benefit to the Company and the executive at a relatively small cost to the Company. We also provide life and disability insurance to all partners at the vice president level and above at a higher level than is provided to partners generally. The amounts paid in respect of these benefits to our NEOs in fiscal 2021 are detailed in the “Fiscal 2021 All Other Compensation Table.”

●	Relocation and Expatriate Expenses. We provide relocation assistance to some manager-level partners and all partners at the director level and above. Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf.

●	Deferred Compensation. Executives, as well as partners at the director level and above in the U.S., are eligible to defer cash compensation under the MDCP. The MDCP is primarily intended to provide eligible partners an additional before-tax means of saving over and above that available under the 401(k) plan. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants and the underlying performance of the measurement investment funds selected by the participants. The measurement investment fund alternatives available to MDCP participants are identical to the investment funds available to 401(k) plan participants. Effective January 1, 2011, we ceased making Company matching contributions under the MDCP.

Investing in our Partners (Our Total Rewards Philosophy)

We believe that investing in our partners results in increased engagement, satisfaction, and retention, which ultimately leads to an elevated Starbucks Experience for our customers.

COVID-19 Related Broad-Based Pay and Partner Care

In our response to the COVID-19 pandemic, we have assessed decisions through the lens of our Mission and Values. True to our values, the guiding principles by which we make decisions should consider our partners, our customers, and our Company. At the start of the COVID-19 pandemic, we introduced a three-pronged model that was applied globally to enable quick, market-specific decision-making under a common set of principles:

1.	Caring for the health and well-being of our partners and customers;

2.	Playing a constructive role in supporting our local health officials and government leaders; and

3.	Showing up as a responsible member of the communities we serve.

Our Mission and Values were critical guardrails as we navigated through the pandemic. Each decision made was focused on building confidence and trust in our brand with both partners and customers. We prioritized the health and wellness of our partners and provided economic certainty for them by investing in broad-based pay and partner care, which included the extension of our COVID leave of absence program, up to two hours of paid time off for partners who choose to get each dose of the COVID-19 vaccine, up to three doses, an extension of catastrophe pay for retail and non-retail partners, expansion of the Care@Work subsidized backup care benefit, and continued mental health resources including 20 free therapy or coaching sessions for partners and eligible family members. Starbucks

2022 PROXY STATEMENT    77

EXECUTIVE COMPENSATION

also expedited grants for the CUP (Caring Unites Partners) Fund, which provides grants for partners experiencing financial hardship, up to $500. Starbucks prioritized partner choice to do our best to ensure each partner’s personal needs were met.

Our Total Rewards Philosophy

Our Total Rewards philosophy is designed to recognize and reward the contributions of all partners, including executives. We offer a comprehensive benefits package to all eligible full- and part-time partners in the U.S. and locally competitive benefits packages in other countries. In addition to our equity incentive plans discussed above, we offer an employee stock purchase plan to partners in the U.S. and Canada that allows participants to purchase Starbucks stock at a 5% discount to the fair market value at the end of each offering period under the plan. We believe our Total Rewards practices motivate our executives to build long-term shareholder value and reward the partners who take care of our customers.

●	Broad-Based “Bean Stock” Program: A long-term incentive grant of time-based RSUs was made in November 2020 to approximately 229,000 eligible non-executive partners in 18 markets around the world, including part-time partners. We refer to this broad-based equity program as our “Bean Stock” program. Bean Stock participants include those partners who work in our stores and serve our customers directly. In fiscal 2021, Bean Stock participants realized approximately $132 million in pre-tax gains from previously granted Bean Stock awards.

●	Future Roast 401(k) Savings Plan: Available to all U.S. partners who are at least age 18 with 90 days of service. The Starbucks Match within the 401(k) is 100% of the first 5% of eligible compensation contributed each pay period. The match is immediately fully vested and is contributed to each participant’s 401(k) account each pay period along with the participant’s contributions. In fiscal 2021, Starbucks contributed more than $135 million in matching contributions.

●	Insurance Coverage for Partners: For more than 20 years, Starbucks has provided health insurance coverage for partners working 20 hours or more a week. Starbucks also provides life and disability insurance to our partners.

●	College Achievement Plan: The Starbucks College Achievement Plan was launched in fiscal 2014. It provides eligible partners in the U.S. with the opportunity to earn a first-time bachelor’s degree online from Arizona State University with 100% upfront tuition coverage. Additionally, our military service member and veteran partners can extend an additional Starbucks College Achievement Plan benefit to a qualifying family member of their choice. As of the end of the first quarter of fiscal 2022, more than 7,500 partners will have graduated with degrees, and more than 20,000 partners were participating in the Starbucks College Achievement Plan.

●	Paid Sick Time, Vacation, Holiday, and Parental Leave: Starbucks is an industry leader in paid sick time and parental leave and has competitive policies for vacation and holiday pay.

●	Partner Assistance: Our CUP Fund gives financial assistance to Starbucks partners in times of special need due to illness, death in the family, natural disasters, or other extreme circumstances. All of our active named executive officers contribute to the CUP Fund.

The above benefits specifically apply in the U.S., but we generally strive to provide similar benefits in all countries while considering the social coverage programs available in each country.

Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

Executive Compensation Agreements and Arrangements

Employment Agreements and Termination Arrangements

None of our NEOs have employment or severance agreements. We typically deliver an offer letter to an executive officer upon hire or promotion noting that the executive is employed “at will,” and these letters typically do not provide for severance upon termination.

We may from time-to-time offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company.

Change-in-Control Arrangements

Other than the change-in-control treatment of Mr. Johnson’s long-term cash performance-based award, described on page 57, we do not provide any special change-in-control benefits to executives. Our only broad-based change-in-control arrangement, which applies to all partners with equity compensation awards, is “double-trigger” accelerated vesting of equity. This means that under our equity plan, unvested awards will accelerate vesting if (i) there is a change in control, and (ii) either (a) awards are assumed or substituted with awards of the surviving company and the partner is terminated or resigns for good reason within one year after the change in control or (b) awards are not assumed or substituted with awards of the surviving company, in which case they vest immediately upon a change in control. We believe it is appropriate to provide double-trigger accelerated equity vesting because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in-control transaction.

Executive Compensation Policies and Practices

Executive Stock Ownership Guidelines

Our long-standing stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Starbucks, align their interests with shareholders, and mitigate potential compensation-related risk. The guidelines provide that each executive officer must hold a multiple of their annual base salary in Starbucks stock and include the following holding requirements:

Position	Ownership Requirement (Multiple of Base Salary)
ceo	6x

executive officers	3x

other evps	2x

Each executive officer generally has five years to achieve the minimum ownership requirement. If an executive is not on track to meet the requirement by the end of the third year after becoming subject to the guidelines, they will be required to hold 50% of the net shares received upon the exercise of stock options and the vesting of RSUs. This holding requirement increases to 100% if the executive has not met the minimum ownership guideline by year five.

In addition to shares held outright, unvested RSUs that are subject only to a time-vesting condition count towards the ownership threshold. As of the date of this proxy statement, all of our NEOs exceed their current ownership requirement.

EXECUTIVE COMPENSATION

Risk Considerations

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

●	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

●	Variable compensation based on a variety of performance goals, including Company and, where appropriate, individual performance goals;

●	Balanced mix of short-term and long-term incentives;

●	Stock ownership and holding requirements;

●	Anti-hedging and pledging policies that apply to all partners;

●	Payout caps on incentive plans;

●	Recoupment policy; and

●	Compensation Committee oversight of incentive and commission arrangements below the executive level.

For fiscal 2021, F.W. Cook performed an annual risk assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives, to determine whether the potential risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon this review, management and the Compensation Committee concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company, and F.W. Cook supported this conclusion. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee at its September 2021 meeting.

Recoupment of Incentive Compensation

Starbucks “clawback” policy allows board discretion to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where: (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement, and (ii) a lower or no bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results; that is, the financial results that would have pertained absent such fraudulent activity. The policy became effective, with respect to equity awards, beginning with awards granted in fiscal 2010 and, with respect to annual incentive bonuses, beginning with bonuses earned for fiscal 2010. In addition, since November 2017, our program provides for forfeiture of unvested equity awards as well as clawbacks of vested amounts and awards in the event the Company determines an executive has engaged in material misconduct, including willful and intentional failure to perform responsibilities, material failure to comply with Company rules, policies, or procedures, and personal conduct that is detrimental to the Company.

Equity Grant Timing Practices

Most equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or, if later, the final day of the board of directors’ November meeting. Annual awards for executives are granted pursuant to a formula based on a specified dollar amount, with the number of shares and exercise price for each option grant determined based on the closing market price of our stock on the grant date and the number of shares for each RSU and PRSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Compensation Committee approves annual awards for partners at the executive vice president level and above. The Compensation Committee has delegated authority to the president and ceo and evp, Partner Resources to make annual grants, within certain parameters, to partners at the senior vice president level and below, and to newly hired or newly promoted partners below the executive officer level. All other new hire and promotion grants at the executive vice president level and above are approved by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

Starbucks Insider Trading Policy prohibits Starbucks partners (including executive officers) and directors from engaging in hedging transactions designed to offset decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our Insider Trading Policy also prohibits holding Starbucks stock in a margin account or pledging Starbucks stock as collateral for a loan.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee had the sole authority to retain, terminate, and obtain the advice of F.W. Cook (at the Company’s expense). In connection with its engagement of F.W. Cook in fiscal 2021, the Compensation Committee considered various factors bearing upon F.W. Cook’s independence including, but not limited to, the amount of fees received by F.W. Cook from Starbucks as a percentage of F.W. Cook’s total revenue, F.W. Cook’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact F.W. Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest. F.W. Cook also determined that it was independent from management and confirmed this in a written statement delivered to the chair of the Compensation Committee.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee is intimately involved in the both the goal setting and decision-making processes for the Company’s executive compensation programs. The Committee has reviewed and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this process and its thorough review, the Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Mary N. Dillon (chair)
Richard E. Allison, Jr.
Andrew Campion
Clara Shih
Javier G. Teruel

2022 PROXY STATEMENT    79

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding fiscal years 2021, 2020, and 2019 compensation for our NEOs, except fiscal year 2019 and 2020 for Ms. Ruggeri, Mr. Conway, and Ms. Gonzalez were not provided because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin R. Johnson president and chief executive officer	2021	1,609,610	—	14,755,014	—	4,030,000	30,538	20,425,163
	2020	1,540,379	—	11,166,708	—	1,860,000	98,488	14,665,575
	2019	1,499,992	—	8,272,802	5,000,003	4,347,000	122,153	19,241,950
Rachel Ruggeri executive vice president and chief financial officer	2021	718,275	—	1,542,542	—	1,053,409	15,214	3,329,441

John Culver group president, North America and chief operating officer	2021	979,325	—	6,421,550	—	1,941,595	24,971	9,367,441
	2020	912,113	—	4,802,284	—	728,438	23,620	6,466,454
	2019	851,652	—	4,454,632	—	1,414,670	23,370	6,744,324
Michael Conway group president, International and Channel Development	2021	755,678	—	3,914,566	—	1,133,360	653,283	6,456,887

Rachel A. Gonzalez executive vice president, general counsel	2021	752,890	—	3,577,128	—	971,500	22,386	5,323,904

Patrick J. Grismer former executive vice president, chief financial officer	2021	571,151	—	3,687,450	—	—	681,853	4,940,454
	2020	889,419	—	2,698,061	—	675,000	22,420	4,284,900
	2019	715,000	1,500,000	7,499,989	—	1,027,065	466,697	11,208,751
Rosalind G. Brewer former group president, Americas and chief operating officer	2021	494,400	—	5,491,592	—	—	6,207	5,992,199
	2020	1,065,200	333,000	4,802,284	—	964,080	43,370	7,207,934
	2019	1,032,308	333,000	4,454,632	—	2,143,440	53,116	8,016,496

(1)	For Mr. Grismer, includes a sign-on bonus of $1,500,000, which was paid upon his commencing employment with the Company as executive vice president and chief financial officer, effective November 12, 2018, and November 30, 2018, respectively. For Ms. Brewer, includes payment of her new hire cash award, paid as follows: one-third 30 days after her start date in fiscal 2018, one-third after twelve months of employment in fiscal 2019, and one-third after twenty-four months of employment in fiscal 2020, subject to continued employment.
(2)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. Consistent with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, the value of the PRSUs is based on one-third of the full number of shares for which target EPS was: (i) established in fiscal 2019 under the award made on November 14, 2018, which vested on November 14, 2021, (ii) established in fiscal 2020 under the award made on November 13, 2019, which is scheduled to vest on November 13, 2022, and (iii) established in fiscal 2021 under the award made on November 11, 2020, which is scheduled to vest on November 11, 2023. The remaining portions of the awards granted in November 2019 and November 2020 will be linked to EPS goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years. These amounts do not reflect whether the recipient has realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K (Note 13: Employee Stock and Benefit Plans) for the fiscal year ended October 3, 2021. The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions at the target level on the grant date. The value of the annual PRSU awards granted in fiscal 2021, assuming achievement of the maximum performance level of 200%, would have been: Mr. Johnson, $17,910,016; Ms. Ruggeri, $384,941; Mr. Culver, $8,043,010; Mr. Conway, $5,029,064; Ms. Gonzalez, $4,354,188; Mr. Grismer, $3,774,976; and Ms. Brewer, $7,383,260. Ms. Ruggeri’s stock awards, provided as part of her promotional award, were in the form of RSUs and do not include any performance metrics for vesting. The assumed expected term of stock options shown in the Company’s Form 10-K (Note 13: Employee Stock and Benefit Plans) is a weighted average expected term covering all optionees. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement eligible. During fiscal 2021, Mr. Johnson and Mr. Culver were retirement eligible.
(3)	These amounts represent earned annual incentive bonuses under the Annual Incentive Bonus Plan.
(4)	The table below shows the components of “All Other Compensation” for the NEOs.

EXECUTIVE COMPENSATION TABLES

FISCAL 2021 ALL OTHER COMPENSATION TABLE

Name	Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Other ($)		Total ($)
Kevin R. Johnson	6,945	14,500	9,093	(3)	30,538
Rachel Ruggeri	4,598	7,300	3,316		15,214
John Culver	7,155	14,500	3,316		24,971
Michael Conway	5,037	14,500	633,746	(4)	653,283
Rachel A. Gonzalez	4,570	14,500	3,316		22,386
Patrick J. Grismer	4,037	14,500	663,316	(5)	681,853
Rosalind G. Brewer	2,890	—	3,316		6,207

(1)	Represents the premiums paid on behalf of our NEOs under our executive life and disability insurance plans.
(2)	Represents Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.
(3)	Includes expenses related to the personal use of the Company aircraft.
(4)	Mr. Conway was based internationally during fiscal 2020 before assuming his new role as group president, International and Channel Development. Accordingly, Mr. Conway received certain benefits in connection with his international assignment which included tax equalization support in the amount of $630,429 which occurred in fiscal 2021.
(5)	Includes a cash transition services bonus paid to Mr. Grismer representing a pro-rated bonus of $660,000.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding fiscal 2021 annual incentive bonus awards and equity awards granted to our NEOs in fiscal 2021.

				Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Approval Date	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Kevin R. Johnson	Annual Incentive(4)			775,000	3,100,000	6,200,000
	RSUs(5)	11/10/2020	11/11/2020							61,027	5,800,006
	PRSUs(6)	11/10/2020	11/11/2020				22,885	91,540	183,080		9,565,015
Rachel Ruggeri	Annual Incentive(4)			200,946	803,784	1,607,568
	RSUs(7)	1/5/2021	2/16/2021							9,421	1,000,039
	RSUs(5)	11/10/2020	11/11/2020							3,683	350,032
	PRSUs(6)	11/10/2020	11/11/2020				1,381	5,524	11,048		577,203
John Culver	Annual Incentive(4)			354,306	1,417,223	2,834,445
	RSUs(5)	11/10/2020	11/11/2020							25,253	2,400,045
	PRSUs(6)	11/10/2020	11/11/2020				9,470	37,879	75,758		3,957,977
Michael Conway	Annual Incentive(4)			214,891	859,564	1,719,127
	RSUs(5)	11/10/2020	11/11/2020							14,731	1,400,034
	PRSUs(6)	11/10/2020	11/11/2020				5,524	22,096	44,192		2,308,811
Rachel A. Gonzalez	Annual Incentive(4)			181,250	725,000	1,450,000
	RSUs(5)	11/10/2020	11/11/2020							14,731	1,400,034
	PRSUs(6)	11/10/2020	11/11/2020				5,524	22,096	44,192		2,308,811
Patrick J. Grismer	Annual Incentive(4)			281,250	1,125,000	2,250,000
	RSUs(5)	11/10/2020	11/11/2020							18,939	1,799,963
	PRSUs(6)	11/10/2020	11/11/2020				7,102	28,409	56,818		2,968,456
Rosalind G. Brewer	Annual Incentive(4)			401,700	1,606,800	3,213,600
	RSUs (5)	11/10/2020	11/11/2020							18,939	1,799,963
	PRSUs(6)	11/10/2020	11/11/2020				7,102	28,409	56,818		2,968,456

(1)	Annual equity awards granted in fiscal 2021 were approved by the Compensation Committee except for grants to Mr. Johnson, which were approved by the independent members of the board upon the recommendation of the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2020 grant, the grant date for the regular annual equity grant was the final date of the November board meeting.
(2)	This threshold amount is based on achievement of pre-approved, annualized adjusted EPS targets and is subject to an adjustment, based on a three-year relative TSR against the S&P 500, of upward or downward of 25%, and a three-year representation modifier, of upward or downward of 10%.
(3)	The grant date fair value is computed in accordance with FASB ASC Topic 718 for PRSUs and RSUs granted during the applicable fiscal year. For more information on, and assumptions used for the grant date fair value of the PRSUs and time-based RSUs, see the Company’s Form 10-K (Note 13: Employee Stock And Benefits Plan) for the fiscal year ended October 3, 2021. Excludes the grant date fair value for the EPS performance-related component of the PRSUs granted in fiscal 2020 and fiscal 2019 based on the probable or target outcome of the fiscal 2021 EPS performance-related component because these PRSUs were not granted in fiscal 2021. The amounts included in the “Stock Awards” column of the Summary Compensation Table for fiscal 2021 related to the PRSUs granted in fiscal 2020 and fiscal 2019 are as follows: $5,766,600 for Mr. Johnson; $0 for Ms. Ruggeri; $2,702,110 for Mr. Culver; $1,744,858 for Mr. Conway and $1,407,421 for Ms. Gonzalez.
(4)	Represents awards under the annual incentive bonus plan payable in cash.
(5)	Reflects RSUs that vest in four equal annual installments, subject to rounding of partial shares, beginning on the first anniversary of the grant date.

2022 PROXY STATEMENT    81

EXECUTIVE COMPENSATION TABLES

(6)	The amount shown in these rows reflect the share amount, specifically the threshold, the target and the maximum potential awards o PRSUs granted for fiscal 2021 performance. The material terms of the PRSUs, which are completely at risk are further described in the CD&A.
(7)	Reflects RSUs that vest in two equal annual installments, subject to rounding of partial shares, beginning on the second anniversary and the fourth anniversary of the grant date.

The following narrative provides further detail with respect to the information in the table above.

Equity Awards. In fiscal 2021, we granted each of our NEOs who was employed by the Company prior to the beginning of the year long-term performance-based compensation in the form of RSUs and PRSUs. All equity awards shown in this table were granted under the 2005 Long-Term Equity Incentive Plan.

PRSUs awarded to our NEOs in fiscal 2021 will generally vest, subject to continued employment and achievement of performance metrics, 100% on the third anniversary of the date of grant. The final number of PRSUs earned also will be based on achievement of an EPS goal, a relative TSR modifier, and a representation modifier as further discussed in the Leadership Stock Plan section of the CD&A beginning on page 53. The circumstances pursuant to which the vesting of stock options, RSUs, and PRSUs accelerate are described below in the section entitled Potential Payments Upon Termination or Change in Control-Equity Treatment on page 86.

Non-Equity Awards. These amounts reflect the potential threshold, target, and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal 2021 under the Company’s Annual Incentive Bonus Plan. Amounts shown are calculated as a percentage of fiscal 2021 year-end base salary. See the discussion and analysis regarding annual incentive bonuses in the CD&A section beginning on page 53 above for further information. Threshold bonus amounts assume achievement of the objective performance goals, tied to adjusted net revenue and adjusted operating income, at 25% of target and an individual performance factor payout of 0-200% of target. Target bonus amounts assume achievement of the objective performance goals, tied to adjusted net revenue and adjusted operating income, at the target amount and an individual performance factor payout of 0-200% of target. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target and an individual performance factor payout of 200% of target. The NEOs received actual bonuses for fiscal 2021 in the amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END TABLE

The following table provides information regarding stock options, RSUs, and PRSUs held by our NEOs as of October 3, 2021. No NEO has any other form of equity award outstanding. For stock awards, the amount listed below includes accrued dividend equivalents on unearned and unvested restricted stock units.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Kevin R. Johnson	11/21/2016	(3)	445,633	122,343	—	56.10	11/21/2026
	4/17/2017	(4)	36,248	36,248	—	58.08	4/17/2027
	11/15/2017	(3)	535,615	401,702	133,903	56.70	11/15/2027
	11/14/2018	(7)	467,290	—	467,290	67.04	11/14/2028
	11/14/2018	(8)						40,781	4,604,969
	11/14/2018	(9)						168,224	18,995,822
	11/13/2019	(8)						49,813	5,624,884
	11/13/2019	(10)								99,627	11,249,881
	11/11/2020	(8)						62,052	7,006,912
	11/11/2020	(11)								186,156	21,020,736
Rachel Ruggeri	6/15/2020	(5)						8,635	975,064
	11/11/2020	(8)						3,746	422,998
	11/11/2020	(11)								11,234	1,268,543
	2/16/2021	(6)						9,495	1,072,175
John Culver	11/21/2016	(3)	211,089	158,017	—	56.10	11/21/2026
	11/15/2017	(3)	217,141	162,856	54,285	56.70	11/15/2027
	11/14/2018	(8)						21,958	2,479,526
	11/14/2018	(9)						90,582	10,228,532
	11/13/2019	(8)						19,371	2,187,373
	11/13/2019	(10)								38,745	4,375,085
	11/11/2020	(8)						25,678	2,899,560
	11/11/2020	(11)								77,032	8,698,453
Michael Conway	11/15/2017	(3)	120,634	—	30,158	56.70	11/15/2027
	2/15/2018	(6)						5,436	613,875
	11/14/2018	(8)						7,842	885,561
	11/14/2018	(9)						32,351	3,588,403
	11/13/2019	(8)						12,915	1,458,362
	11/13/2019	(10)								25,829	2,916,611
	11/11/2020	(8)						14,978	1,691,316
	11/11/2020	(11)								44,934	5,073,947
Rachel A. Gonzalez	5/15/2018	(3)	165,788	41,447	41,447	56.64	5/15/2028
	5/15/2018	(8)						9,866	1,114,090
	11/14/2018	(8)						9,411	1,062,721
	11/14/2018	(9)						38,822	4,383,727
	11/13/2019	(8)						12,915	1,458,362
	11/13/2019	(10)								25,829	2,916,611
	11/11/2020	(8)						14,978	1,691,316
	11/11/2020	(11)								44,934	5,073,947

(1)	Value is calculated by multiplying the number of RSUs that have not vested by the closing market price of our stock ($112.92) as of the close of trading on October1, 2021 (the last trading day prior to our October 3, 2021, fiscal year-end).
(2)	Value is calculated by multiplying the number of RSUs that may be earned upon achievement of PRSU threshold performance by the closing market price of our stock ($112.92) as of the close of trading on October 1, 2021; actual number of RSUs earned will be based upon performance against applicable adjusted EPS and relative TSR over a three year performance period or adjusted EPS, relative TSR, and a representation modifier over a three year performance period.
(3)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.
(4)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on November 21, 2017.
(5)	Reflects RSUs that vest equally over three years on the anniversary of the grant subject to rounding of partial shares.
(6)	Reflects RSUs that vest over four years with 50% on the second and fourth anniversary of the grant subject to rounding of partial shares.

2022 PROXY STATEMENT    83

EXECUTIVE COMPENSATION TABLES

(7)	Reflects the number of performance-vesting stock options that were earned upon achievement of the pre-established performance goal. Upon the achievement of this performance goal, vesting of this award was exclusively to continued service for the remainder of the performance period, which ended on November 14, 2021.
(8)	RSUs vest in four equal installments (subject to rounding or partial shares), beginning on the first anniversary date of the grant.
(9)	Represents shares earned under PRSUs granted in fiscal 2019 based on Starbucks performance through the end of the three-year performance period covering fiscal 2019, fiscal 2020, and fiscal 2021. These shares were earned following certification of the EPS and TSR performance goals by the Compensation Committee. The earned PRSUs remained subject to the NEO’’s continued employment (other than for any NEO who is eligible to retirement vesting) through their settlement on November 14, 2021.
(10)	PRSUs that are to be earned and scheduled to settle on November 13, 2022, subject to (i) the achievement of EPS performance, subject to annual goals that are pre-established at the beginning of each of fiscal 2020, fiscal 2021, and fiscal 2022; (ii) Starbucks TSR relative to the S&P 500 Index over a three-year period covering fiscal 2020, fiscal 2021, and fiscal 2022; and (iii) the executive officer’s employment (other than for any NEO who is eligible for retirement vesting) through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target since Starbucks EPS performance and relative TSR performance for the first two years of the three-year performance period did not exceed target levels.
(11)	PRSUs that are to be earned and settled on November 11, 2023, subject to (i) the achievement of EPS performance, subject to annual goals that are pre-established at the beginning of each of fiscal 2021, fiscal 2022, and fiscal 2023; (ii) Starbucks TSR relative to the S&P 500 Index over a three-year period covering fiscal 2021, fiscal 2022, and fiscal 2023; (iii) a representation modifier over a three-year period covering fiscal 2021, fiscal 2022, and fiscal 2023; and (iv) the executive officer’s employment through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at maximum since Starbucks EPS performance for the first year of the three-year performance period exceeded target levels.

FISCAL 2021 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding stock options that were exercised by our NEOs and stock awards that vested during fiscal 2021. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin R. Johnson	1,005,757	55,329,321	35,475	3,521,516
Rachel Ruggeri	—	—	4,223	481,015
John Culver	200,968	11,366,833	16,697	1,662,800
Michael Conway	59,476	2,467798	17,967	1,799,854
Rachel A. Gonzalez	82,894	4,483,191	17,914	1,943,603
Patrick J. Grismer	—	—	40,261	4,262,203
Rosalind G. Brewer	367,376	21,353,498	44,495	4,165,720

EXECUTIVE COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

Management Deferred Compensation Plan

The NEOs are eligible to participate in the Management Deferred Compensation Plan (“MDCP”), a nonqualified plan the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Code. We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including NEOs) under our MDCP in the event of a change in control. It is currently funded with a nominal amount of cash.

Deferrals. Participants may defer up to 70% of base salary to the MDCP and up to 95% of bonuses paid under certain eligible annual incentive bonus plans (effective January 1, 2021, the maximum bonus deferral is reduced to 85%). Bonus deferral elections are available only to those who are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. We do not provide matching contributions on participant MDCP deferrals.

Earnings. The MDCP uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants choose how to allocate their account balance among the measurement funds and may change how current deferred compensation is allocated at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

In-Service Withdrawals and Separation from Service Distributions. At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid upon separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005, and is subject to other plan rules.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005, can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days or one year after separation from service. For partners who became newly eligible on or after October 1, 2010, and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days or one year after separation from service. If a participant is considered a “specified employee” on their separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on their separation date, in up to 10 annual installments. Retirement age under the MDCP is age 65, and no current NEO was retirement eligible under the MDCP during fiscal 2021.

FISCAL 2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table shows contributions, earnings, withdrawals, and distributions during fiscal 2021 and the account balances as of October 3, 2021, for our NEOs under the MDCP.

Name	Executive Contributions ($)		Starbucks Contributions ($)	Aggregate Earnings ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal 2021 Year-End ($)(2)
Kevin R. Johnson	—		—	—	—	—
Rachel Ruggeri	110,348	(3)	—	4,257	—	120,759
John Culver	389,099	(3)	—	365,595	—	5,396,829
Michael Conway	—		—	—	—	—
Rachel A. Gonzalez	—		—	20,305	—	84,364
Rosalind G. Brewer	—		—	—	—	—
Patrick J. Grismer	—		—	—	—	—

(1)	We do not provide above-market or preferential earnings on MDCP contributions, so these amounts were not reported in the Summary Compensation Table. MDCP participants can select only from among the same investment funds as are available under our 401(k) plan.
(2)	Of these balances, the following amounts, which were in the form of executive and Company contributions were reported in the “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” columns in the Summary Compensation Table in prior-year proxy statements: Mr. Johnson, $0; Ms. Ruggeri, $0; Mr. Culver, $2,861,792; Mr. Conway, $0; Ms. Gonzalez, $0; Mr. Grismer, $0; and Ms. Brewer, $0. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.
(3)	This amount was deferred from Ms. Ruggeri’s and Mr. Culver’s fiscal 2021 base salary, which is reported in the “Salary” column of the Summary Compensation Table for fiscal 2021.

2022 PROXY STATEMENT    85

EXECUTIVE COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not provide special change-in-control benefits to executives. We may from time to time offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants determined to be in the best interests of the Company.

Equity Treatment

Upon a Change in Control. No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in their responsibilities following a change in control, except for accelerated vesting of stock options, RSUs, PRSUs, and any related dividend equivalent rights granted under our 2005 Key Employee Plan (which is also known as the Leadership Stock Plan). The 2005 Key Employee Plan has detailed definitions of “change in control” and resigning for “good reason.” Generally, a change in control occurs if: (i) we sell or liquidate all of our assets, (ii) someone acquires 25% or more of our stock without prior approval of our board of directors, (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors, or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested RSUs, including PRSUs and dividend equivalents, vest immediately only if (i) there is a change in control and (ii) if stock options and RSUs are assumed or substituted with stock options or RSUs of the surviving company or the partner is terminated or resigns for “good reason” within one year after the change in control. Generally speaking, a resignation is for “good reason” if it results from the resigning partner: (i) having materially reduced responsibilities, (ii) being placed in a new role that is inconsistent with the pre-change-in-control role, (iii) having their base salary or target incentive compensation reduced, or (iv) having their primary work location moved by more than 50 miles. If stock options or RSUs are not assumed or substituted with generally equivalent equity of the surviving company, they vest immediately upon a change in control. PRSUs are treated in the same manner as RSUs described above. This treatment applies to the number of shares earned as to PRSUs for which the performance period has been completed and to the target number of PRSUs awarded as to PRSUs for which the performance period has not yet been completed.

Upon Retirement, Death, or Disability. Vesting of all options continues upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan, meaning the partner is at least 55 years old and has a minimum of 10 years of continuous service with Starbucks, unless otherwise provided in the grant agreement. Vesting of all options accelerates upon the death of a partner and, beginning with fiscal 2018 awards, options accelerate in cases where a partner is deemed disabled. Beginning with fiscal 2018 awards, RSUs and PRSUs accelerate upon a partner’s death or disability. As a result of the change to the Long-Term Equity Incentive Plan in fiscal 2019, whereby RSUs will now be granted annually rather than stock options, the Committee elected to make all RSUs granted as part of the annual grant process eligible for retirement vesting. For PRSUs, acceleration will be based on the number of shares earned when the performance period has been completed and the target number of shares when the performance period has not yet been completed. The benefits received by Mr. Grismer in connection with his retirement are described in the “Retirement of Patrick Grismer” section of the CD&A of this proxy statement on page 77 and quantified in the Summary Compensation Table on page 80.

Basis of Valuation. The following table shows the estimated potential incremental value of additional stock options, RSUs, and PRSUs at target that would have vested for our NEOs as of October 3, 2021 (the last business day of fiscal 2021) under the acceleration scenarios described above. The table does not include benefits generally available to all partners or payments and benefits that the NEOs would have already earned during their employment with the Company whether or not an acceleration event had occurred. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of October 1, 2021, calculated based on the closing market price of our stock on that day ($112.92). Accelerated RSU and PRSU award value at target is calculated by multiplying the number of accelerated shares by the closing market price of our stock on October 1, 2021 ($112.92). Of the NEOs, Mr. Johnson and Mr. Culver satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of October 3, 2021.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and can only be determined at the time an acceleration event actually occurs. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

	Value of Accelerated Equity Awards ($)
Name	Change in Control Only	Change in Control Double-Trigger	Death	Disability	Retirement
Kevin R. Johnson	—	81,779,524	81,779,524	81,779,524	60,340,259
Rachel Ruggeri	—	3,104,510	3,104,510	3,104,510	N/A
John Culver	—	27,201,651	27,201,651	27,201,651	27,201,651
Michael Conway	—	14,454,878	14,454,878	14,454,878	N/A
Rachel A. Gonzalez	—	16,300,841	16,300,841	16,300,841	N/A

EXECUTIVE COMPENSATION TABLES

Non-Equity Acceleration

Long-Term Cash Award for ceo. The long-term cash performance-based award granted to Mr. Johnson, as further described on page 57, is eligible for accelerated vesting upon a change in control. The individual Long-Term Incentive Agreements have detailed definitions of “change in control” and resigning for “good reason.” Generally, a change in control occurs for purposes of such awards if: (i) we sell or liquidate all our assets, (ii) someone acquires 25% or more of our stock without prior approval of our board of directors, (iii) a majority of our directors is replaced in any 12-month period other than by new directors approved by existing directors, or (iv) a merger, consolidation or reorganization results in Starbucks shareholders owning less than 50% of the Company.

This long-term cash performance-based award provides for “double trigger” vesting, meaning that the award vests immediately only if (i) there is a change in control and (ii) if Mr. Johnson is involuntarily terminated absent misconduct or resigns for “good reason” within one year after the change in control. Generally speaking, a resignation is for “good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having their base salary, benefits, or target incentive compensation reduced; or (iv) having their primary work location moved by more than 50 miles.

Acceleration Upon Death or Disability. The long-term cash performance-based award for Mr. Johnson accelerates upon the grantee’s death or disability, as defined in the Long-Term Incentive Agreement. Payment in the event of such acceleration will be a pro rata portion of the award, with the performance requirements deemed satisfied at the target level, which reflects the number of full and partial months from October 1, 2019, to the date on which Mr. Johnson was terminated as a result of death or disability.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Mr. Johnson to the annual total compensation of our median partner (excluding Mr. Johnson). The ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.

Starbucks employs over 365,000 partners in over 16,500 company-operated stores, which impacts the comparability of our ceo pay ratio to the disclosed pay ratios of companies that operate solely under franchised- or licensed-store models. Partners frequently work in flexible, part-time roles, which has the effect of lowering the annual total compensation for our median employee. In addition, Starbucks is a global company, with approximately 135,000 partners outside the U.S. Therefore, the median compensation disclosed below is based on our global workforce and is not designed to capture the median compensation of our U.S. partners. Finally, to attract and retain talent, we pay competitively and tailor employee benefits in each jurisdiction, resulting in total rewards offerings that vary from country to country. For this reason, and because each partner’s relationship with our industry-leading total rewards offerings differs based on individual circumstances, we have not ascribed a value to healthcare or the other benefits provided to our partners. This allows total compensation of the median partner to represent the median of all partners based on elements of compensation shared generally among our partners worldwide. For more information regarding our total rewards philosophy, please see the Investing in Our Partners (Our Total Rewards Philosophy) section in the CD&A of this proxy statement on page 77.

Consistent with the methodology utilized for the fiscal 2020 calculation, we identified our median employee from all full-time and part-time partners regardless of status who were on our payroll records as of a determination date of October 3, 2021, based on base wages paid during the twelve-month period ending on that date. For permanent partners hired during the twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents applying an average exchange rate for the fiscal year. The fiscal 2021 annual total compensation for Mr. Johnson was $20,425,163, as reported in the Summary Compensation Table of this proxy statement. The fiscal 2021 annual total compensation for our median employee, a part-time barista in Canada, was $12,935, including salary and Bean Stock. The ratio of our ceo’s annual total compensation to our median employee’s annual total compensation for fiscal 2021 is 1,579 to 1.

2022 PROXY STATEMENT    87

PROPOSAL 4
RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2022. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2022 if it determines that such a change would be in the best interests of the Company and our shareholders. In addition to the selection of the firm and in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Deloitte’s lead engagement partner. Deloitte’s fees for its services for fiscal 2021 and fiscal 2020 are reported in the table below. The members of the Audit Committee and the board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders. We expect that representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee reviews a description of the scope of services falling within pre-designated fee categories and imposes specific budgetary guidelines. The following table sets forth the aggregate fees from Deloitte, which were in compliance with our pre-approval policy, for fiscal 2021 and fiscal 2020:

Type of Fees	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees	7,854,000	8,236,000
Audit-Related Fees	33,000	95,000
Tax Fees	131,000	137,000
All Other Fees	0	18,000
Total	8,018,000	8,486,000

Audit Fees consist of fees paid to Deloitte for:

●	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

●	the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

●	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, return preparation, tax audits, and customs and duties.

All Other Fees consist of fees for permitted services other than those that meet the criteria above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

PROPOSAL 4 – RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation for, and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and establishes requirements for annual pre-approval levels and subsequent specific pre-approval requests. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our senior vice president and chief accounting officer and be detailed as to the services to be provided and the estimated total cost. The senior vice president and chief accounting officer then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the fiscal year ended October 3, 2021, with management and Deloitte. The Audit Committee also discussed with Deloitte those matters required to be discussed under Public Company Accounting Oversight Board standards and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed its independence with Deloitte.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Starbucks Annual Report on Form 10-K for the fiscal year ended October 3, 2021, for filing with the SEC.

Respectfully submitted,

Javier G. Teruel (chair)
Andrew Campion
Isabel Ge Mahe
Jørgen Vig Knudstorp
Joshua Cooper Ramo

Board Recommendation
The board of directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.

2022 PROXY STATEMENT    89

PROPOSAL 5
SHAREHOLDER PROPOSAL
REGARDING ANNUAL REPORTS REGARDING THE PREVENTION OF HARASSMENT AND DISCRIMINATION IN THE WORKPLACE

The State of New York Office of the State Comptroller (“NYS Comptroller”) has notified the Company that it intends to submit the following proposal at this year’s Annual Meeting. This proposal is advisory in nature and would constitute a recommendation to the board of directors if it is approved by shareholders. As explained below, our board unanimously recommends that you vote “AGAINST” this shareholder proposal. The NYS Comptroller has indicated that it beneficially owns shares of Starbucks common stock with a market value of at least $25,000. We will provide the proponent’s address promptly upon a shareholder’s oral or written request. The proponent is responsible for the content of this proposal, for which we and our board accept no responsibility.

SHAREHOLDER PROPOSAL REGARDING ANNUAL REPORTS REGARDING THE PREVENTION OF HARASSMENT AND DISCRIMINATION IN THE WORKPLACE

RESOLVED

Shareholders request the Board of Directors oversee the preparation of an annual public report describing and quantifying the effectiveness and outcomes of company efforts to prevent harassment and discrimination against protected classes of employees, including, but not limited to, sexual harassment and racial discrimination. In its discretion, the board may wish to consider including disclosures such as:

a.	the total number and aggregate dollar amount of disputes settled by the company related to sexual abuse or harassment or discrimination based on race, religion, sex, national origin, age, disability, genetic information, service member status, gender identity, or sexual orientation;

b.	the average length of time it takes to resolve harassment complaints, the total number of pending harassment or discrimination complaints the company is seeking to resolve through internal processes or through litigation; and

c.	whether the company uses nondisclosure or mandatory arbitration clauses in employment agreements, the company’s assessment as to any negative effects on workers’ ability to seek redress, and whether any exceptions are provided for harassment and discrimination matters.

This Report should not include the names of accusers or details of their settlements without their consent and should be prepared at a reasonable cost and omit any information that is proprietary, privileged, or violative of contractual obligations.

SUPPORTING STATEMENT

“Creating a culture of warmth and belonging, where everyone is welcome...acting with courage, challenging the status quo and finding new ways to grow our company and each other” are a stated part of Starbucks’ Mission and Values. Nevertheless, Starbucks recently resolved allegations made by the Equal Employment Opportunity Commission concerning alleged racial bias in its employee promotions. There have also been multiple media reports of allegations and lawsuits claiming that the company failed to protect employees from discrimination and harassment.

A report such as the one requested would assist shareholders in assessing whether the company’s actions align with Starbucks’ public statements. Workplace abuse, harassment, and discrimination can result in substantial costs to companies, including legal costs, costs related to employee turnover and increased absenteeism and reduced productivity. They may also lead to difficulties in recruiting new employees.

Information concerning complaints, legal disputes, and settlements (individually and in the aggregate) are of great interest, and often material to investors. Indeed, there have been several high-profile derivative suits, including at Twentieth Century Fox, Wynn Resorts, and Alphabet, alleging boards breached their duties for failing to protect employees from discrimination and harassment, injuring the companies and their shareholders.

The effort to end sexual harassment and create discrimination-free workplaces remains a major topic of public debate. The United States Senate recently considered mandating the Securities and Exchange Commission to make rules requiring disclosures on these issues. Nine states have enacted legislation limiting secret settlements in sexual harassment cases. Legislation was also enacted in New Jersey, Illinois and passed in California that would also limit secret settlements in cases involving discriminatory conduct based on race, religion, and sexual orientation.

BOARD RECOMMENDATION

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Throughout our 50-year history, Starbucks has set out to be a different kind of company, one that puts people first: our partners, our customers, and our communities. Our Mission and Values are at the heart of everything we do. Partners treat each other with respect and dignity and connect with transparency. The Company embraces diversity and inclusion to create a workplace where partners can be themselves. Discrimination, harassment, and retaliation have no place at Starbucks, and no partner is expected to tolerate such conduct.

Starbucks board and management are committed to maintaining a respectful workplace. Discrimination and harassment are prohibited on the basis of race, color, religion and religious creed, national origin or place of origin, sex (including pregnancy, childbirth, breastfeeding, or related medical

PROPOSAL 5 - SHAREHOLDER PROPOSAL REGARDING ANNUAL REPORTS REGARDING THE PREVENTION OF HARASSMENT AND DISCRIMINATION IN THE WORKPLACE

conditions), physical or mental disability, age, protected military or veteran status, sexual orientation, gender identity, gender expression, transgender status, genetic information, legally protected medical condition, marital or domestic partner status, or any other basis protected by applicable law.

The Company’s commitment to a respectful workplace starts with training and prevention. Our Partner Resources Manual and Partner Guides (which are tailored for different functional areas of the Company) include specific sections on discrimination, harassment, and retaliation that set forth our expectations for our partners. Those expectations are reinforced with regular training on preventing workplace harassment and discrimination. Through our Partner Resources Manual and Partner Guides, related policies, and regular trainings, our partners learn to identify different types of harassment and discrimination, who can be a harasser, and where harassment can take place. They also develop an understanding of their responsibility to prevent, respond to, and correct potential instances of discrimination, harassment, and retaliation. Our training includes a separate training track for partners who have management responsibilities, which emphasizes the role that managers have in identifying, preventing, and responding to allegations of discrimination, harassment, and retaliation.

We recognize that despite our best efforts, we may not be able to prevent all allegations of discrimination, harassment, and retaliation. Starbucks has therefore established a process for reporting and promptly and thoroughly investigating such claims and regularly communicates that process to its partners through a variety of channels. A partner who experiences or becomes aware of discrimination, harassment, or retaliation may report this information to any of the following: their direct manager; their next-level manager or director; their partner resources manager, partner resources director, or the Partner Relations team or the Ethics & Compliance team through the 24/7 Ethics & Compliance Helpline (by phone, email, or fax). Starbucks has a strict anti-retaliation standard and does not tolerate retaliation against any partner who raises concerns or questions regarding a potential violation of our Standards of Business Conduct or any policy that they reasonably believe to have occurred. Partners are informed of their multiple channels for reporting in Our Partner Resources Manual and Partner Guides and through the regular training on preventing workplace harassment and discrimination. Partners may, at their choice, remain anonymous when making a complaint to the Helpline. Having these multiple channels for reporting, including anonymous reporting, dramatically increases the likelihood that claims of this nature will be reported in a timely matter. Once a complaint is made by a partner, we have a highly trained team of investigators ready to undertake a prompt, thorough, and objective investigation. Starbucks will take appropriate remedial action to address substantiated misconduct that violates our policies or our commitment to a respectful workplace.

Our board has charged the Audit and Compliance Committee (the “Audit Committee”) with responsibility for overseeing the adequacy and effectiveness of our legal, regulatory, and compliance programs. The Audit Committee, through its chair and in consultation with the chair of our board and management, identifies the information that it requires for effective oversight on an ongoing basis. Additionally, in 2019 the Company commissioned Covington & Burling LLP, under the leadership of former Attorney General Eric Holder, to assess our commitment to civil rights, equity, diversity, and inclusion. We have subsequently commissioned two additional such assessments. Based on these assessments, we have refreshed our Partner Resources Manual and Partner Guides to more clearly address discrimination, harassment, and retaliation in the manner described above. We will continue to evaluate and enhance our efforts to ensure a respectful workplace, including by engaging with Covington & Burling to identify ways in which the Civil Rights Assessment can be further utilized.

In October 2014, we implemented an arbitration program that applies to partners in specific job grades and allows them to raise any and all disputes in connection with their employment. We designed our arbitration program to provide an efficient and streamlined process that offers current and former partners all the remedies and relief available to them through a court proceeding, including the right to legal representation and the ability to conduct discovery and take depositions. Our arbitration program also offers partners the benefit of reduced legal costs and the opportunity to resolve their legal claims in a shorter period of time than would be available through the court system. Claims relating to a partner’s employment, including claims of discrimination, harassment, and retaliation, are subject to arbitration, unless specifically prohibited by state or local law. The federal and state courts recognize that arbitration is an effective and lawful way of eliminating the burden on the courts to process the multitude of workplace disputes that occur.

Starbucks arbitration program is different than those programs that seek to conceal allegations of unlawful conduct. Partners are not subject to non-disclosure obligations as part of an arbitration proceeding with Starbucks, meaning a partner can publicly discuss their claims against the Company (including claims of discrimination, sexual harassment, and retaliation) before, during, or after the arbitration proceeding, regardless of the outcome of the proceeding. If a partner prevails in arbitration, they may also publicly disclose the outcome of the case. Importantly, the program allows individuals to testify about difficult matters in a forum that protects their privacy while also allowing them to disclose their claims outside of the proceedings should they choose to do so. Alternatively, a partner may also choose to keep arbitration proceedings and outcomes confidential. In addition, partners involved in an arbitration proceeding retain the ability to file claims or charges with federal, state, and local administrative agencies.

Given our continuing commitment to create and maintain a respectful workplace, supported by our policies, partner training, team of highly trained investigators, the unique and important elements of our arbitration program, and our board’s ongoing oversight, our board believes that issuing a public report, as contemplated by this proposal, is unnecessary and will not benefit our shareholders or our partners. As described above, a Starbucks partner has a high degree of control over what, if any, information about their arbitration matters are shared publicly. Even aggregated data about such matters may necessarily reveal more information about an individual partner’s allegations than that partner would wish to reveal, while excluding that data at a partner’s request could lead to public reports that are misleading and not helpful to shareholders. Such reporting would also divert resources from focusing on our continuous efforts to improve our partners’ experiences and deliver on our partner promise.

The board of directors recommends that our shareholders vote against this proposal.

Board Recommendation
The board of directors recommends a vote AGAINST this proposal.

2022 PROXY STATEMENT    91

Stock Ownership

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 3, 2021, regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	12,880,536	21.98	(1)	49,757,208	(2)
Equity compensation plans not approved by security holders	—			2,621,562	(3)
Total	12,880,536	21.98	(1)	52,378,770
(1)	The weighted-average exercise price takes into account 7,691,891 shares under approved plans issuable upon vesting of outstanding RSUs and PRSUs at target which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $54.57.
(2)	Consists of 41,035,135 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 8,722,073 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan (“ESPP”). This number excludes 106,703 shares that were issued at the end of the ESPP purchase period, which began on October 1, 2021, and ended on December 31, 2021, after the end of our 2021 fiscal year. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, RSUs, and stock appreciation rights.
(3)	Consists of shares remaining available for issuance under the UK Share Incentive Plan. Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the UK Share Incentive Plan. The total number of shares issuable under the UK Share Incentive Plan is 2,800,000, of which 178,438 have been issued. The UK Share Incentive Plan was suspended in May 2009.

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by: (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our current directors and nominees, (iii) the “named executive officers” listed in the Summary Compensation Table, and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Except as otherwise stated, information is provided as of the record date, January 6, 2022; this gives the best estimate of ownership prior to the filing of this proxy statement. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner(1)	Shares(2)	Options(3)	Restricted Stock Units	Deferred Stock Units(4)	Total Beneficial Ownership	Percent of Class(5)
Directors and Officers
Richard E. Allison, Jr.	—	—	—	9,894	9,894	*
Andrew Campion	—	—	—	9,894	9,894	*
Michael Conway	10,001	—	5,460	—	15,461	*
John Culver	338,180	375,158	—	—	713,338	*
Mary N. Dillon	—	32,108	—	18,577	50,685	*
Isabel Ge Mahe	—	—	—	9,894	9,894	*
Rachel A. Gonzalez	59,735	41,447	—	—	101,182	*
Mellody Hobson	609,810	—	—	45,310	655,120	*
Kevin R. Johnson	173,657	911,496	—	—	1,085,153	*
Jørgen Vig Knudstorp	18,000	49,289	—	6,322	73,611	*
Satya Nadella	4,858	6,876	—	12,069	23,803	*
Joshua Cooper Ramo	2,423	—	—	26,006	28,429	*
Rachel Ruggeri	3,023	—	—	—	3,023	*
Clara Shih	10,677	5,166	—	6,268	22,111	*
Javier G. Teruel	101,846	87,635	—	16,818	206,299	*

Rosalind G. Brewer(6)	66,360	367,376	—	2,446	436,182	*
Patrick G. Grismer(6)	54,035	—	—	—	54,035	*

All current directors and executive officers as a group (18) persons	1,361,709	1,540,280	6,015	161,052	3,069,056	*
5% Shareholders
BlackRock Inc.(7)	79,208,078	—	—	—	79,208,078	6.7
The Vanguard Group(8)	88,927,716	—	—	—	88,927,716	7.58
(1)	Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.
(2)	Represents the number of shares of common stock beneficially owned on January 6, 2021.
(3)	Represents options that were exercisable on January 6, 2021, and options that become exercisable within 60 days of January 6, 2021.
(4)	Represents the number of common stock units held under our Deferred Compensation Plan for Non-Employee Directors.
(5)	Based on 1,154,519,627 shares of Starbucks common stock outstanding on January 6, 2021. Percent of class as of January 6, 2021, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group.
(6)	Ms. Brewer resigned as group president Americas and chief operating officer effective February 26, 2021, and Mr. Grismer resigned as executive vice president and chief financial officer effective February 1, 2021; beneficial ownership information for Ms. Brewer and Mr. Grismer is based on information available to the Company as of each respective date.
(7)	BlackRock, Inc. stated in its Schedule 13G filing with the SEC on February 1, 2021 (the “BlackRock 13G filing”) that, of the 79,208,078 shares beneficially owned at December 31, 2020, it has (a) sole voting power with respect to 67,865,819 shares, (b) shared voting power with respect to 0 shares, (c) sole power to dispose of 79,208,078 shares, and (d) shared power to dispose of 0 shares. According to the BlackRock 13G filing, the address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)	The Vanguard Group stated in its Schedule 13G filing with the SEC on February 10, 2021 (the “Vanguard 13G filing”) that, of the 88,927,716 shares beneficially owned at December 31, 2020, it has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 1,994,179 shares, (c) sole power to dispose of 83,732,592 shares, and (d) shared power to dispose of 5,195,124 shares. According to the Vanguard 13G filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

2022 PROXY STATEMENT    93

STOCK OWNERSHIP

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our executive officers, directors, and “beneficial owners” of more than 10% of our common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2021, all transactions were reported on a timely basis except for a Form 3 by Gina Woods reporting her beneficial ownership upon being named a Section 16 officer which was due on January 22, 2021, and filed on January 25, 2021, and a Form 4 by Angela Lis reporting her promotion-related grant of time-based RSUs which was due on November 18, 2020, and filed on December 7, 2020.

Additional Information

EXPENSES OF SOLICITATION

We will bear the expense of preparing, printing, and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers, and Starbucks partners in person, by the Internet, by telephone, or by facsimile transmission, without additional remuneration. We have retained Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Alliance Advisors $22,500, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We also will request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly voting your shares and submitting your proxy by Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under SEC rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On or about January 28, 2022, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access the proxy statement for our Annual Meeting, Annual Report, and view instructions on how to vote their shares by Internet or telephone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2023 proxy statement and acted upon at our 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: corporate secretary, on or prior to September 30, 2022.

Shareholder proposals submitted for consideration at the 2023 Annual Meeting of Shareholders but not submitted for inclusion in our proxy statement for our 2023 Annual Meeting pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the corporate secretary at our executive offices no later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2022 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access as discussed below) must be received no earlier than October 17, 2022, and no later than November 16, 2022. However, if the date of the 2023 Annual Meeting occurs more than 30 days before or more than 60 days after March 16, 2023, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws. In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Starbucks nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 15, 2023.

DIRECTOR NOMINATIONS FOR INCLUSION IN STARBUCKS PROXY MATERIALS (PROXY ACCESS)

Notice of proxy access director nominees must be delivered to the corporate secretary at our executive offices no earlier than August 31, 2022, and no later than September 30, 2022.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC permits us to deliver a single copy of our Notice to shareholders who share the same address and last name. And for those shareholders that received a paper copy of proxy materials in the mail, we are permitted to deliver a single copy of our Annual Report and this proxy statement, to shareholders who share the same address and last name. Shareholders who participate in this “householding” process will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. We implemented this householding procedure to reduce our printing and mailing costs and fees, and to support our environmental goals set forth in our annual Global Environmental and Social Impact Report. If would like to enroll in householding, or if your household is already enrolled and you would like to revoke your householding consent, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

2022 PROXY STATEMENT    95

ADDITIONAL INFORMATION

ANNUAL REPORT TO SHAREHOLDERS ON FORM 10-K

The 2021 Annual Report is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice, this proxy statement and our Annual Report are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. Upon request by any shareholder, we will furnish, without charge, a copy of the 2021 Annual Report as well as a copy of this proxy statement.

To submit your request by telephone, call 1-800-579-1639. To request by email, contact sendmaterial@proxyvote.com. If requesting materials by e-mail, please send a blank e-mail with your Control Number in the subject line. Please submit your request by March 2, 2022, to ensure that materials can be sent you prior to the date of the Annual Meeting.

Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

OTHER BUSINESS

The board of directors knows of no other matters that properly may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

Appendix A – Non-GAAP Measures

The Company provides certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States (“GAAP”). Our non-GAAP financial measure of non-GAAP EPS excludes the below listed items, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to non-GAAP EPS is diluted net earnings per share.

Non-GAAP Exclusion	Rationale
Sale of certain joint venture operations	Management excludes the gain related to the sale of our South Korea joint venture operations as this incremental gain was specific to the sale activity and for reasons discussed above.
Restructuring and impairment costs	Management excludes restructuring and impairment costs relating to the write-down of certain company-operated store and corporate assets. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Integration costs	Management excludes integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.
Nestlé transaction and integration-related costs	Management excludes the transaction and integration-related costs related to the Global Coffee Alliance with Nestlé (inclusive of incremental costs to grow and develop the Global Coffee Alliance) for reasons discussed above.

Non-GAAP EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

	Year Ended
Consolidated	Oct 3, 2021 (53 Weeks Ended)	Sep 27, 2020 (52 Weeks Ended)	Change
Diluted net earnings per share, as reported (GAAP)	$3.54	$0.79	348.1%
Gain resulting from divestiture of South Korea joint venture	(0.73)	—
Restructuring and impairment costs(1)	0.14	0.23
International transaction and integration-related costs(2)	0.21	0.21
Nestlé transaction and integration-related costs(3)	(0.02)	0.04
Income tax effect on Non-GAAP adjustments(4)	0.10	(0.10)
Non-GAAP EPS	$3.24	$1.17	176.9%

(1)	Represents costs associated with our restructuring efforts, primarily severance and asset impairments related to certain company-operated store closures and impairment of certain corporate assets.

(2)	Includes ongoing amortization expense of acquired intangible assets associated with the acquisition of East China and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.

(3)	Represents costs associated with the Global Coffee Alliance with Nestlé and a change in estimate relating to a transaction cost accrual.

(4)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

2022 PROXY STATEMENT    A-1

Appendix B – 2005 Long-term Equity Incentive Plan

(Effective February 9, 2005, as amended and restated by the Company’s shareholders effective March 20, 2013, as restated on April 9, 2015 to reflect adjustments for the 2-for-1 forward stock split effective on such date, as amended and restated by the Board on September 11, 2018, and as amended and restated by the Company’s shareholders effective March 16, 2022)

Part I PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES	B-3
Section 1. Purpose of the Plan	B-3
Section 2. Definitions	B-3
(a) “2022 Annual Meeting”	B-3
(b) “Active Status”	B-3
(c) “ASC 718”	B-3
(d) “Award”	B-3
(e) “Award Agreement”	B-3
(f) “Beneficial Ownership”	B-3
(g) “Board”	B-3
(h) “Change of Control”	B-3
(i) “Code”	B-3
(j) “Committee”	B-3
(k) “Common Stock”	B-3
(l) “Company”	B-3
(m) “Consultant”	B-3
(n) “Director”	B-3
(o) “Disability”	B-4
(p) “Exchange Act”	B-4
(q) “Executive Officers”	B-4
(r) “Fair Market Value”	B-4
(s) “FLSA”	B-4
(t) “Incentive Stock Option”	B-4
(u) “Independent Director”	B-4
(v) “Maximum Annual Participant Award”	B-4
(w) “Misconduct”	B-4
(x) “Nasdaq”	B-4
(y) “Nominating and Corporate Governance Committee”	B-4
(z) “Non-Employee Director”	B-4
(aa) “Nonqualified Stock Option”	B-4
(bb) “Option”	B-4
(cc) “Optionee”	B-4
(dd) “Parent”	B-4
(ee) “Participant”	B-4
(ff) “Partner”	B-4
(gg) “Performance Criteria”	B-4
(hh) “Plan”	B-5
(ii) “Plan Minimum Vesting Requirements”	B-5
(jj) “Reprice”	B-5
(kk) “Resignation (or Resign) for Good Reason”	B-5
(ll) “Restricted Stock”	B-5
(mm) “Restricted Stock Units”	B-5
(nn) “Retirement”	B-5
(oo) “SAR”	B-5
(pp) “SEC”	B-5
(qq) “Share”	B-5
(rr) “Stand-Alone SARs”	B-5
(ss) “Stock Award”	B-5
(tt) “Subcommittee”	B-5
(uu) “Subsidiary”	B-5
(vv) “Tandem SARs”	B-5
Section 3. Administration of the Plan	B-5
(a) Authority	B-5
(b) Powers of the Committee	B-5
(c) Effect of Committee’s Decision	B-6
(d) Delegation	B-6
(e) Administration	B-6
(f) Administration	B-6
Section 4. Shares Subject to the Plan	B-6
(a) Reservation of Shares	B-6
(b) Time of Granting Awards	B-6
(c) Securities Law Compliance	B-6
(d) Substitutions and Assumptions	B-6
Section 5. Adjustments to Shares Subject to the Plan	B-7
Part II TERMS APPLICABLE TO ALL AWARDS	B-7
Section 6. General Eligibility	B-7
(a) Awards	B-7
(b) Maximum Annual Participant Award	B-7
(c) No Employment/Service Rights	B-7
(d) Plan Minimum Vesting Requirements	B-7
(e) Fractional Shares	B-7
Section 7. Procedure for Exercise of Awards; Rights as a Shareholder	B-7
(a) Procedure	B-7
(b) Method of Payment	B-7
(c) Withholding Obligations	B-8
(d) Shareholder Rights	B-8
(e) Non-Transferability of Awards	B-8
Section 8. Expiration of Awards	B-8
(a) Expiration, Termination or Forfeiture of Awards	B-8
(b) Extension of Term	B-8
Section 9. Effect of Change of Control	B-8
(a) Acceleration	B-8
(b) Definition	B-8
Part III SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS	B-9
Section 10. Grant, Terms and Conditions of Options	B-9
(a) Designation	B-9
(b) Terms of Options	B-9
(c) Option Exercise Prices	B-9
(d) Vesting	B-9
(e) Substitution of SARs for Options	B-9
(f) Exercise	B-9
Section 11. Grant, Terms and Conditions of Stock Awards, Restricted Stock and Restricted Stock Units	B-9
(a) Designation	B-9
(b) Performance Criteria	B-9
(c) Vesting	B-10
Section 12. Grant, Terms and Conditions of SARs	B-10
(a) Grants	B-10
(b) Tandem SARs	B-10

2022 PROXY STATEMENT    B-1

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(c) Stand-Alone SARs	B-10
(d) Exercised SARs	B-10
Part IV TERM OF PLAN AND SHAREHOLDER APPROVAL	B-10
Section 13. Term of Plan	B-10
Section 14. Amendment and Termination of the Plan	B-10
(a) Amendment and Termination	B-10
(b) Participants in Foreign Countries	B-10
(c) Effect of Amendment or Termination	B-11
Section 15. Shareholder Approval	B-11
Part V OTHER PROVISIONS	B-11
Section 16. No Liability of Company	B-11
Section 17. Other Policies	B-11
Section 18. Non-Exclusivity of Plan	B-11
Section 19. Governing Law	B-11

APPENDIX B - 2005 LONG–TERM EQUITY INCENTIVE PLAN

PART I
PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

Section 1. Purpose of the Plan. The purposes of this Plan are (a) to attract and retain the most talented Partners, officers and Directors available, and (b) to promote the growth and success of the Company’s business, (i) by aligning the long-term interests of Partners, officers and Directors with those of the shareholders by providing an opportunity to acquire an interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Awards, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee. Each Award will be subject to conditions specified in the Plan and in the terms of the Award Agreement, such as continued employment or satisfaction of performance criteria.

This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Partners, Directors and Consultants and Partners working outside of the United States.

Section 2. Definitions. As used herein, the following definitions shall apply:

(a) “2022 Annual Meeting” shall mean the 2022 Annual Meeting of Shareholders.

(b) “Active Status” shall mean (i) for Partners, the absence of any interruption or termination of service as a Partner, (ii) for Directors, that the Director has not been removed from the Board for cause (as determined by the Company’s shareholders), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for a Partner in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as a Partner, Active Status shall be considered terminated upon such Partner’s receipt of notice of termination in whatever form prescribed by applicable law.

(c) “ASC 718” shall mean Accounting Standards Codification (ASC) Topic 718, “Stock Compensation,” as promulgated by the Financial Accounting Standards Board.

(d) “Award” shall mean any award or benefits granted under the Plan, including Options, Stock Awards, Restricted Stock, Restricted Stock Units, and SARs.

(e) “Award Agreement” shall mean a written or electronic agreement or other instrument as may be approved from time to time by the Committee setting forth the terms of the Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(f) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(g) “Board” shall mean the Board of Directors of the Company.

(h) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(h)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Committee” shall mean the Compensation and Management Development Committee appointed by the Board.

(k) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share, subject to adjustment as provided in Section 5.

(l) “Company” shall mean Starbucks Corporation, a Washington corporation, and any successor thereto.

(m) “Consultant” shall mean any person, except a Partner, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(n) “Director” shall mean a member of the Board.

2022 PROXY STATEMENT    B-3

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(o) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the term “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(r) “Fair Market Value” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

(s) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

(t) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (3) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Partners.

(v) “Maximum Annual Participant Award” shall have the meaning set forth in Section 6(b).

(w) “Misconduct” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i) any material breach of an agreement between the Participant and the Company or any Subsidiary which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony; or

(viii) in the case of Non-Employee Directors, the removal from the Board for cause (as determined by the Company’s shareholders).

(x) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

(y) “Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee appointed by the Board.

(z) “Non-Employee Director” shall mean a Director who is not a Partner.

(aa) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(bb) “Option” shall mean a stock option granted pursuant to Section 10 of the Plan.

(cc) “Optionee” shall mean a Participant who has been granted an Option.

(dd) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” shall mean a Partner, Director or Consultant granted an Award.

(ff) “Partner” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Partners for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(gg) “Performance Criteria” shall have the meaning set forth in Section 11(b).

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(hh) “Plan” shall mean this Starbucks Corporation 2005 Long-Term Equity Incentive Plan, including any amendments thereto.

(ii) “Plan Minimum Vesting Requirements” shall mean the minimum vesting requirements set forth under Plan Section 6(d) hereunder.

(jj) “Reprice” shall mean the reduction of the exercise price of Options or SARs previously awarded, and, at any time when the exercise price of Options or SARs is above the Fair Market Value of a share of Common Stock, the cancellation and re-grant or the exchange of such outstanding Options or SARs for either cash or a new Award with a lower (or no) exercise price.

(kk) “Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any Partner after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than fifty (50) miles from the Partner’s primary work location prior to the Change of Control; provided that the Partner’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (5) resulted in the resignation.

(ll) “Restricted Stock” shall mean a grant of Shares pursuant to Section 11 of the Plan.

(mm) “Restricted Stock Units” shall mean a grant of the right to receive Shares or their cash equivalent (or both) pursuant to Section 11 of the Plan.

(nn) “Retirement” shall mean, (i) with respect to any Partner, voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company or any Subsidiary (but only during the time the Subsidiary was a Subsidiary), as determined by the Committee in its sole discretion, and (ii) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s chair after having attained the age of 55 years and served continuously on the Board for at least six years.

(oo) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

(pp) “SEC” shall mean the Securities and Exchange Commission.

(qq) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

(rr) “Stand-Alone SARs” shall have the meaning set forth in Section 12(c) of the Plan.

(ss) “Stock Award” shall mean an award of fully vested Shares granted pursuant to Section 11 of the Plan.

(tt) “Subcommittee” shall have the meaning set forth in Section 3(d).

(uu) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(vv) “Tandem SARs” shall have the meaning set forth in Section 12(b) of the Plan.

Section 3. Administration of the Plan.

(a) Authority. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be subject to the limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

(b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options, Nonqualified Stock Options, Stock Awards, Restricted Stock, Restricted Stock Units, and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan and the Awards granted hereunder;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the forms of Award Agreement and manner of acceptance of an Award, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan and Awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of Nasdaq, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement, provided that no such action shall be taken absent shareholder approval to the extent required under Section 14;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

2022 PROXY STATEMENT    B-5

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(viii) to establish sub-plans, procedures or guidelines for the grant of Awards to Partners, Directors, Consultants and Partners working outside of the United States; and

(ix) to make all other determinations deemed necessary or advisable for the administration of the Plan;

provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

(d) Delegation. Consistent with the Committee’s charter, as such charter may be amended from time to time, and subject to applicable law, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

(e) Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(f) Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

Section 4. Shares Subject to the Plan.

(a) Reservation of Shares. Subject to the provisions of Section 5 of the Plan, the number of shares authorized for issuance under the Plan pursuant to Awards granted on or after October 3, 2021 shall be 106,035,135 plus any shares that on October 3, 2021 are subject to outstanding awards under the Plan that after such date cease to be subject to such awards for any reason other than such awards having been exercised. Subject to the provisions of Section 5 of the Plan, the maximum aggregate number of Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares) which may be granted as Incentive Stock Options under the Plan shall not exceed 69,612,358. The aggregate number of Shares available for issuance under the Plan will be reduced by 2.1 Shares for each Share delivered in settlement of any Stock Award or any award of Restricted Stock or Restricted Stock Unit and one Share for each Share delivered in settlement of an Option or a SAR. If an Award expires, is forfeited, is settled in cash or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise or purchase price of an Award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. Any Shares that become available for grant pursuant to this Section 4(a) shall be added back as one Share if such shares were subject to Options or SARs granted under this Plan or options or stock appreciation rights granted under a Former Plan, and as 2.1 Shares if such shares were subject to Awards other than Options or SARs granted under this Plan or subject to awards other than options or stock appreciation rights granted under a Former Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock.

(b) Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Substitutions and Assumptions. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

Section 5. Adjustments to Shares Subject to the Plan. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Award, and (iv) the maximum number of Shares that can be granted as Incentive Stock Options under the Plan. The Committee may also make adjustments described in (i)-(iv) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II
TERMS APPLICABLE TO ALL AWARDS

Section 6. General Eligibility.

(a) Awards. Awards may be granted to Participants who are Partners, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Partners.

(b) Maximum Annual Participant Award. Subject to adjustment pursuant to Section 5, the aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 10,000,000 shares of Common Stock. If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

(c) No Employment/Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as a Partner or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

(d) Plan Minimum Vesting Requirements. All Awards granted under the Plan after the 2022 Annual Meeting will not vest in whole or in part prior to the one-year anniversary of the date of grant (excluding, for this purpose, any (i) Awards that are substituted or assumed pursuant to Section 4(d) and (ii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders, which is at least 50 weeks after the immediately preceding annual meeting of shareholders); provided, however, that up to 5% of the Shares available for future distribution under the Plan immediately following the 2022 Annual Meeting may be granted pursuant to Awards without such Plan Minimum Vesting Requirement. Nothing in this Section 6(d) shall limit (i) the Committee’s ability to grant Awards that are subject to agreements providing for accelerated vesting on a termination of employment or service or to otherwise accelerate vesting, or (ii) any rights to accelerated vesting in connection with a (A) Change of Control as described in Section 9 (including vesting acceleration in connection with employment termination following such event), (B) the death of the Participant, (C) the Disability of the Participant, or (D) the Participant’s Retirement, whether set forth in the Plan, an agreement or otherwise.

(e) Fractional Shares. For the avoidance of doubt, fractional Options, Stock Awards, Restricted Stock, Restricted Stock Units, and SARs, and fractional Shares may be issued pursuant to this Plan or in settlement of Awards granted under the Plan, and adjustments made under Section 5 may result in fractional Shares.

Section 7. Procedure for Exercise of Awards; Rights as a Shareholder.

(a) Procedure. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

(b) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee and which forms may include: (i) with respect to an Option, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; (iii) tender of shares of Common Stock owned by the Participant; and (iv) withholding of shares of Common Stock that otherwise would be issued upon exercise or settlement of the Award, in each case, in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date.

2022 PROXY STATEMENT    B-7

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(c) Withholding Obligations. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Stock Award, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time. The value of the Shares so withheld or tendered shall be equal to the amount required to be withheld under applicable tax laws, subject to applicable accounting guidance. The Fair Market Value of the Shares to be withheld or tendered will be determined based on such methodology that the Company deems to be reasonable and in accordance with applicable law.

(d) Shareholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(e) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

Section 8. Expiration of Awards.

(a) Expiration, Termination or Forfeiture of Awards. Unless otherwise provided in this Plan or in the applicable Award Agreement or any severance or employment agreement, unvested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited immediately upon termination of a Participant’s Active Status for any reason, and vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the date the Company delivers a notice of termination of Active Status for a Participant other than a Non-Employee Director, other than in circumstances covered by (ii), (iii), (iv) or (v) below; or thirty-six (36) months after the date a Non-Employee Director ceases to be a Director, other than in circumstances covered by (ii) and (iv) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

(v) thirty-six (36) months after the date on which the Participant ceased performing services as a result of Retirement.

(b) Extension of Term. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Partner’s Active Status had occurred).

Section 9. Effect of Change of Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a) Acceleration. Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(h)(i);

(iii) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(h)(ii) or (iii);

(iv) With respect to any Partner, upon the occurrence of a Change of Control described in Section 2(h)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity; and

(v) With respect to any Partner who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(h)(iv) in connection with which each Award is assumed or an equivalent award substituted by the successor entity or a parent or subsidiary of such successor entity.

(b) Definition. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable (with any performance-based Options and SARs for which the performance period has not yet been completed, vesting at the target level specified in the award agreement), and shall remain exercisable throughout their entire term;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

(iii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are performance-based (and for which the performance period has not yet been completed) shall lapse, with such performance-based criteria deemed achieved at the target level specified in the Award Agreement; and

(iv) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

PART III
SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

Section 10. Grant, Terms and Conditions of Options.

(a) Designation. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Partner during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

(b) Terms of Options. The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The term of all Nonqualified Stock Options shall be no more than ten (10) years from the date of grant.

(c) Option Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

(A) If granted to a Partner who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Partner, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

(d) Vesting. Unless otherwise provided in the applicable Award Agreement or any written severance or employment agreement between the Company and the Optionee, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status (or, for Directors, as of the date the Director ceases to serve as a Director) for reasons other than Retirement or death, and, in case of such Optionee’s termination of Active Status (or, for Directors, the Director’s ceasing to serve as a Director) due to Retirement or death, such Options shall become fully vested and immediately exercisable.

(e) Substitution of SARs for Options. Notwithstanding anything in this Plan to the contrary, if the Company is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to ASC 718 or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted SARs are the same as the terms of the Options, the number of shares underlying the number of SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.

(f) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan, including but not limited to, the Performance Criteria set forth in Section 11(b).

Section 11. Grant, Terms and Conditions of Stock Awards, Restricted Stock and Restricted Stock Units.

(a) Designation. Stock Awards, Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units (but no other Awards under this Plan) may include dividend or dividend equivalent rights, as may be specified in the Award Agreement; provided, however, that dividends or dividend equivalent rights shall not be paid currently with respect to any Shares underlying awards of Restricted Stock or Restricted Stock Units, except to the extent that such Shares are earned. After the Committee determines that it will offer a Stock Award, Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Payment, if any, of a Stock Award, Restricted Stock and Restricted Stock Units may be made as permitted by Section 7(b). Restricted Stock Units can be settled in Shares valued at Fair Market Value on the settlement date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate. The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

(b) Performance Criteria. Restricted Stock and Restricted Stock Units may be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) operating or profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xiii) inventory turns or cycle time; (xix) balance sheet metrics; (xx) strategic initiatives; (xxi) store count; (xxii) comparable store sales; or (xxiii) environmental, social and governance goals; provided, however, that “Performance Criteria” shall include any derivations of these Performance Criteria (e.g., income shall include pre-tax income, net income, operating income, etc.). Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

2022 PROXY STATEMENT    B-9

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

The Committee may provide, at the time it establishes performance goals for any award (as well as at any time when the achievement of the performance goals remains substantially uncertain), that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) the effect of items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any such other events that are determined to be appropriate by the Committee, which would result in objective and non-discretionary adjustments.

(c) Vesting. Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status. To the extent that the Participant purchased the Shares granted under such Restricted Stock or Restricted Stock Units and any such Shares remain non-vested at the time the Participant’s Active Status terminates, the termination of Active Status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

Section 12. Grant, Terms and Conditions of SARs.

(a) Grants. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights, consisting of SARs with underlying Options (“Tandem SARs”), and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b) Tandem SARs.

(i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 12(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

(c) Stand-Alone SARs.

(i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iv) The term of all Stand-Alone SARs shall be no more than ten (10) years from the date of grant.

(d) Exercised SARs. The Shares issued in settlement of any SARs exercised under this Section 12, and the Shares underlying any exercised SARs that were not issued in settlement of the SAR, shall not be available for subsequent issuance under the Plan.

PART IV
TERM OF PLAN AND SHAREHOLDER APPROVAL

Section 13. Term of Plan. The Plan shall continue in effect until terminated under Section 14 of the Plan. No Incentive Stock Options may be granted after November 9, 2031.

Section 14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(b) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

APPENDIX B – 2005 LONG-TERM EQUITY INCENTIVE PLAN

(c) Effect of Amendment or Termination. Any amendment or termination of the Plan shall not impair the rights of holders of Awards and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

Section 15. Shareholder Approval. The effectiveness of the Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

PART V
OTHER PROVISIONS

Section 16. No Liability of Company. The Company and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

Section 17. Other Policies. Each Award may be subject to the terms and conditions of any other policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of equity awards. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.

Section 18. Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of Stock Awards, Restricted Stock, Restricted Stock Units, or Options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 19. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the state of Washington and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

2022 PROXY STATEMENT    B-11

Admission Requirements for the

Starbucks Corporation
2022 Annual Meeting Of Shareholders

Wednesday, March 16, 2022	10:00 a.m. (Pacific Time)	Via Webcast www.virtualshareholdermeeting.com/ SBUX2022

How to Vote

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand.

By internet go to www.proxyvote.com;	By toll-free telephone from the United States, U.S. territories and Canada: call 1-800-690-6903;	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope; or	By scanning the QR code using your mobile device.

Participating in the Annual Meeting

This year’s Annual Meeting will be held in a virtual format through a live webcast.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on January 6, 2022, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/SBUX2022, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or VIF, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your Control Number.

We are committed to ensuring, to the extent possible, that shareholders will be afforded the ability to participate at the virtual meeting like they would at an in-person meeting.

The question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/SBUX2022.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the meeting on March 16, 2022. If you have difficulty accessing the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international). Technicians will be available to assist you.

We will also make the Annual Meeting viewable to anyone interested in a webcast at www.virtualshareholdermeeting.com/SBUX2022. Interested persons who were not shareholders as of the close of business on January 6, 2022 may view, but will not be able to vote or ask questions.

Asking Questions

You have multiple opportunities to submit questions to Starbucks for the Annual Meeting. If you wish to submit a question in advance, you may do so at either www.proxyvote.com or on our Annual Meeting website, www.virtualshareholdermeeting.com/SBUX2022. You also can submit questions live during the meeting. You can access copies of the proxy statement and Annual Report at our Annual Meeting Website.

Accessibility

Starbucks is committed to providing an accessible experience. The event will be interpreted in American Sign Language and real-time captioning will be provided. If you have a disability accommodation request, please email us at investorrelations@starbucks.com or call us at (206) 318-7118 by March 1, 2022. Alternate formats of this proxy statement and the Annual Report are available at http://investor.starbucks.com or upon request by contacting investorrelations@starbucks.com.

Responsibility

STARBUCKS CORPORATION
2401 UTAH AVENUE SOUTH
SEATTLE, WASHINGTON 98134

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the above QR code from your mobile device.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/SBUX2022.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D63825-P64987	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
STARBUCKS CORPORATION
The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors
Nominees:		For	Against	Abstain
1a.	Richard E. Allison, Jr.	☐	☐	☐
1b.	Andrew Campion	☐	☐	☐
1c.	Mary N. Dillon	☐	☐	☐
1d.	Isabel Ge Mahe	☐	☐	☐
1e.	Mellody Hobson	☐	☐	☐
1f.	Kevin R. Johnson	☐	☐	☐
1g.	Jørgen Vig Knudstorp	☐	☐	☐
1h.	Satya Nadella	☐	☐	☐
1i.	Joshua Cooper Ramo	☐	☐	☐
1j.	Clara Shih	☐	☐	☐
1k.	Javier G. Teruel	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	Approve amended and restated 2005 Long-Term Equity Incentive Plan	☐	☐	☐
3.	Approve, on an advisory, nonbinding basis, the compensation of our named executive officers	☐	☐	☐
4.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposal:		For	Against	Abstain
5.	Annual Reports Regarding the Prevention of Harassment and Discrimination in the Workplace	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice of Annual Meeting, Proxy Statement, and Fiscal 2021 Annual Report are available at www.proxyvote.com.

D63826-P64987

STARBUCKS CORPORATION
Annual Meeting of Shareholders
March 16, 2022, 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin R. Johnson and Rachel A. Gonzalez, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Pacific Time on Wednesday, March 16, 2022, virtually at www.virtualshareholdermeeting.com/SBUX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are each authorized to vote upon other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side